     As filed with the Securities and Exchange Commission on July 16, 1999
                                                  Registration No. 333-_________
--------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                       CADMUS COMMUNICATIONS CORPORATION
            (Exact name of registrant as specified in its charter)

         VIRGINIA                        2750                   54-1274108
(State or other                (Primary Standard Industrial   (I.R.S. Employer
jurisdiction of incorporation)  Classification Code Number)  Identification No.)

                       6620 West Broad Street, Suite 240
                           Richmond, Virginia  23230
                                (804) 287-5680
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                BRUCE V. THOMAS
               Senior Vice President and Chief Financial Officer
                       Cadmus Communications Corporation
                       6620 West Broad Street, Suite 240
                           Richmond, Virginia  23230
                                (804) 287-5680
           (Name, address, including zip code, and telephone number,
             including area code, of agent for service of process)

                                  Copies to:
                               RANDALL S. PARKS
                               Hunton & Williams
                             951 East Byrd Street
                           Richmond, Virginia 23219
                                (804) 788-8200

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                        CALCULATION OF REGISTRATION FEE

                                                              Proposed              Proposed
             Title of                  Amount to be        Maximum  Offering      Maximum Aggregate         Amount of
   Securities to be Registered         Registered(1)        Price Per Unit         Offering Price        Registration Fee
   ---------------------------         -------------        --------------         --------------        ----------------
9  3/4% Senior Subordinated Notes      $125,000,000              N/A                    N/A                  $34,750
            due 2009


(1) The Registration Statement covers the maximum principal amount of notes of the Registrant which may be issued in connection with the transaction described herein.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                  SUBJECT TO COMPLETION, DATED JULY ___, 1999

PROSPECTUS
                                   OFFER FOR
           ALL OUTSTANDING 9 3/4% SENIOR SUBORDINATED NOTES DUE 2009
                                IN EXCHANGE FOR
             REGISTERED 9 3/4% SENIOR SUBORDINATED NOTES DUE 2009
                                       OF
                       CADMUS COMMUNICATIONS CORPORATION
              $125,000,000 AGGREGATE PRINCIPAL AMOUNT OUTSTANDING

                 THIS EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,
                   NEW YORK CITY TIME, ON ___________, 1999

We are offering to exchange up to $125,000,000 of our 9 3/4% Exchange Notes due 2009 (the "Exchange Notes"), which have been registered under the Securities Act of 1933 for our existing 9 3/4% Notes due 2009 (the "Old Notes"). We are offering to issue the new notes to satisfy our obligations contained in the Registration Rights Agreement entered into when the Old Notes were sold in transactions pursuant to Rule 144A under the Securities Act and therefore not registered with the SEC.

The terms of the Exchange Notes are substantially identical in all material respects to the Old Notes that we issued on June 1, 1999, except for the Exchange Notes have been registered under the Securities Act, and certain transfer restrictions, registration rights and special interest provisions relating to the Old Notes do not apply to the Exchange Notes.

Interest on the Exchange Notes is payable semi-annually on June 1 and December 1 of each year, beginning on December 1, 1999.

We may redeem some or all of the Exchange Notes at any time on or after June 1, 2004. In addition, before June 1, 2002, we may redeem up to 35% of the Exchange Notes with the net proceeds of certain equity offerings. If we sell certain of our assets or undergo a change of control, we must offer to repurchase the Exchange Notes.

The Exchange Notes will be unsecured and subordinated to all of our existing and future senior debt. All of our principal subsidiaries on the issue date guaranteed the Exchange Notes with unconditional guarantees that are unsecured and subordinated to senior debt of such subsidiaries.

     To exchange your Old Notes for Exchange Notes:

     . You must complete and send the letter of transmittal that accompanies this prospectus to the Exchange Agent, First Union National Bank, by 5:00 p.m., New York time, on ______, 1999.

     . If your Old Notes are held in book-entry form at the Depository Trust Company ("DTC"), you must instruct DTC through your signed letter of transmittal that you wish to exchange your Old Notes for Exchange Notes. When the exchange offer closes, your DTC account will be changed to reflect your exchange of Old Notes for Exchange Notes.

     . You should read the section called "The Exchange Offer" for additional information on how to exchange your Old Notes for Exchange Notes.


CONSIDER CAREFULLY THE "RISK FACTORS" BEGINNING ON PAGE 20 OF THIS PROSPECTUS.

------------------------------------------------------------------------------
Neither the Securities and Exchange Commission nor any state securities commission has approved the Exchange Notes to be distributed in the exchange offer, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
------------------------------------------------------------------------------

                 The date of this prospectus is July __, 1999

                               Table Of Contents

                                                                                                    Page
                                                                                                    ----
WHERE YOU CAN FIND MORE INFORMATION............................................................       ii
INDUSTRY DATA..................................................................................      iii
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS......................................      iii
PROSPECTUS SUMMARY.............................................................................        1
SUMMARY OF THE EXCHANGE OFFER..................................................................        4
SUMMARY OF THE EXCHANGE NOTES..................................................................        8
SUMMARY UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA........................................       11
CADMUS COMMUNICATIONS CORPORATION SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA...............       14
MELHAM HOLDINGS, INC. SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA...........................       17
RISK FACTORS...................................................................................       20
USE OF PROCEEDS................................................................................       30
UNAUDITED PRO FORMA CAPITALIZATION.............................................................       31
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA................................................       32
CADMUS COMMUNICATIONS CORPORATION SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA..............       41
THE COMPANY....................................................................................       44
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS..........       56
MANAGEMENT.....................................................................................       66
EXECUTIVE COMPENSATION.........................................................................       68
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.................................       73
CERTAIN RELATED TRANSACTIONS...................................................................       75
DESCRIPTION OF SENIOR CREDIT FACILITY..........................................................       77
THE EXCHANGE OFFER.............................................................................       79
DESCRIPTION OF EXCHANGE NOTES..................................................................       88
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.........................................      132
PLAN OF DISTRIBUTION...........................................................................      132
VALIDITY OF THE EXCHANGE NOTES.................................................................      133
EXPERTS                                                                                              133

FINANCIAL STATEMENTS...........................................................................      F-1

                                      (i)

                      WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and, in accordance therewith, file reports, proxy and information statements and other information with the Commission. These reports, proxy and information statements and other information may be inspected without charge and copied at the public reference facilities maintained by the Commission at its principal offices at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials also can be obtained at prescribed rates from the Public Reference Section of the Commission at the principal offices of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Such material may also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

We have filed with the SEC a Registration Statement on Form S-4 (the "Registration Statement") with respect to the Exchange Notes. This prospectus, which is a part of the Registration Statement, omits certain information included in the Registration Statement. Statements made in this prospectus as to the contents of any contract, agreement or other document are only summaries and are not complete. We refer you to these exhibits for a more complete description of the matter involved. Each statement regarding the exhibits is qualified by the actual documents.

                                     (ii)

                                 INDUSTRY DATA

In this prospectus, we rely on and refer to information regarding the printing and graphic communications market and its segments and competitors derived from internal company estimates, industry publications, market research reports, analyst reports and other publicly available information. Although we believe that information compiled by third-parties is reliable, we cannot guarantee the accuracy and completeness of the information and have not independently verified it.


           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the registration statement include forward-looking statements. In particular, statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance contained in this prospectus under the headings "Summary," "Risk Factors," "The Company" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" are forward-looking statements. We have based these forward-looking statements on our current expectations about future events. While we believe these expectations are reasonable, such forward-looking statements are inherently subject to risks and uncertainties, many of which are beyond our control. Our actual results may differ materially from those suggested by these forward-looking statements for various reasons, including those discussed in this prospectus under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Some of the key factors that could cause actual results to differ from our expectations are:

     . our ability to compete in the specific markets for our products and services;

     .    the impact of industry consolidation among key customers;

     .    our ability to retain management and other employees;

     . the gain or loss of significant customers or the decrease in demand from existing customers;

     . our ability to continue to obtain improved efficiencies and lower overall production costs;

     . changes in our product sales mix driven by changes in demand in the evolving markets in which we operate, including the impact of electronic commerce and the increased use of alternative, non-print media such as the Internet;

     . the effective integration of recent acquisitions and the ability to achieve cost savings from acquisition-related synergies; and

     . our ability to avoid significant increases in our labor costs or a significant deterioration in our labor relations.

Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this prospectus are made only as of the date hereof. We do not undertake and specifically decline any obligation to update any such statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments.

                           _________________________

                                     (iii)

                              PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere in this prospectus. The terms "Cadmus," "we," "our" and "us," as used in this prospectus, refer to Cadmus Communications
Corporation and its subsidiaries as a combined entity, except where it is clear that such terms mean only Cadmus Communications Corporation. Unless the context otherwise requires, this prospectus also assumes completion of our recent acquisition of Melham Holdings, Inc. and its principal subsidiary, Mack Printing Company, which is sometimes referred to as the acquisition of Mack or the Mack acquisition, the divestitures of our financial communications and custom publishing product lines and all other acquisitions and divestitures completed prior to the date of this prospectus. The term "Old Notes" refers to the unregistered 9 3/4% notes due 2009 that were issued on June 1, 1999 to qualified institutional buyers in a Rule 144A private placement. The term "Exchange Notes" refers to the registered 9 3/4% notes due 2009 that are offered pursuant to this prospectus.

                              THE EXCHANGE OFFER

On June 1, 1999, we completed the private offering of an aggregate principal amount of $125,000,000 of Old Notes. We entered into a registration rights agreement with the initial purchasers (the "Registration Rights Agreement") in which we agreed, among other things, to deliver to you this prospectus and to offer to exchange your Old Notes for Exchange Notes with substantially identical terms. If the exchange offer is not completed by November 27, 1999, then special interest, in addition to the base interest that would otherwise accrue on the Old Notes, shall accrue at an additional per annum rate of 0.50% for the first 90 days after that date. The interest rate shall increase 0.50% for each 90 day period that this requirement is not satisfied, provided that the aggregate increase in the annual interest rate cannot exceed 1.0%. You should read the discussion under the heading "Description of Exchange Notes" for further information regarding the Exchange Notes.

We believe the Exchange Notes issued in the exchange offer may be resold by you without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to certain conditions. You should read the discussion under the heading "The Exchange Offer" for further information regarding the exchange offer and resale of the Exchange Notes.

                                  THE COMPANY

Overview

Cadmus focuses on delivering high-end, integrated graphic communications solutions. We are the largest printer and producer of scientific, technical and medical ("STM") journals and publications in the United States with an estimated market share of approximately 33% in 1998. We are also a leading printer and producer of special interest magazines, point-of-purchase materials and specialty packaging materials. We were formed in 1984, and, through both internal growth and over ten acquisitions, we have become the fifth largest publications printer in the United States, with pro forma net sales of $395.3 million and pro forma adjusted EBITDA of $53.3 million for the nine months ended March 31, 1999.

We are divided into two business sectors: Professional Communications, which serves customers who create and convey information, and Marketing
Communications, which serves customers who create and convey marketing messages.

                         SUMMARY OF THE EXCHANGE OFFER

Securities to be Exchanged.....    On June 1, 1999, we issued $125.0 million in
                                   aggregate principal amount of Old Notes to the initial purchasers in a transaction exempt from the registration requirements of the Securities Act of 1933. The terms of the Exchange Notes and the Old Notes are substantially identical in all material respects, except for certain interest rate increases and transfer restrictions. See
                                   "Description of Exchange
                                   Notes."

The Exchange Offer.............    $1,000 principal amount of Exchange Notes in
                                   exchange for each $1,000 principal amount of Old Notes. As of the date hereof, Old Notes representing $125.0 million in aggregate principal amount are outstanding.

                                   Based on interpretations by the staff of the Securities and Exchange Commission, as set forth in no-action letters issued to certain third parties unrelated to us, including "Exxon Capital Holdings Corporation" (available May 13, 1988), we believe that Exchange Notes issued pursuant to the exchange offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by holders thereof (other than any holder which is our "affiliate" within the meaning of Rule 405 promulgated under the Securities Act of 1933, or a broker-dealer who purchased Old Notes directly from us to resell pursuant to Rule 144A or any other available exemption promulgated under the Securities Act of 1933), without compliance with the registration and prospectus delivery requirements of the Securities Act of 1933; provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to engage in a distribution of such Exchange Notes.

                                   However, we have not submitted a no-action letter to the Securities and Exchange Commission. We cannot be sure that the staff of the Securities and Exchange Commission would make a similar determination with respect to the exchange offer as in such other circumstances. Furthermore, each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of such Exchange Notes and has no arrangement or understanding to participate in a distribution of Exchange Notes. Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will comply with the prospectus delivery requirements of the Securities Act of 1933 in connection with any resale of such Exchange Notes directly from us and not as a result of market-making activities or other trading activities; may not rely on the staff's interpretations discussed above or participate in the exchange offer; and must comply with the prospectus delivery requirements of the Securities Act of 1933 in order to resell the Old Notes.

Registration Rights Agreement...   We sold the Old Notes on June 1, 1999 in a
                                   private placement in reliance on Section 4(2) of the Securities Act of 1933. The Old Notes were immediately resold by the initial purchasers in reliance on Rule 144A and Regulation S under the Securities Act of
                                   1933.

                                   In connection with the sale, we entered into a registration rights agreement with the initial purchasers of the Old Notes requiring us to make the exchange offer. The registration rights agreement also provides that we must use our reasonable best efforts to (i) cause the registration statement with respect to the exchange offer to be declared effective within 150 days of the date on which we issued the Old Notes and (ii) consummate the exchange offer on or before the 180th day following the date on which we issued the Old Notes. See "The Exchange Offer."

Expiration Date.................   The exchange offer will expire at 5:00 p.m.,
                                   New York City time, on _____________, 1999,
                                   or such later date and time to which it is extended.

Withdrawal......................   The tender of the Old Notes pursuant to the
                                   exchange offer may be withdrawn at any time prior to 5:00 p.m., New York City time, on _____________, 1999, or such later date and time to which we extend the offer. Any Old
                                   Notes not accepted for exchange for any
                                   reason will be returned to the tendering holder thereof as soon as practicable after the expiration or termination of the exchange offer.

Interest on the Exchange Notes
 and the Old Notes..............   Interest on the Exchange Notes will accrue
                                   from June 1, 1999 or from the date of the last payment of interest on the Old Notes, whichever is later. No additional interest will be paid on Old Notes tendered and accepted for exchange.

Conditions to the Exchange         The exchange offer is subject to certain
Offer...........................   customary conditions, certain of which may be
                                   waived by us. See "The Exchange Offer--
                                   Conditions to Exchange Offer."

Procedures for Tendering Old
Notes...........................   Each holder of the Old Notes wishing to
                                   accept the exchange offer must complete, sign and date the letter of transmittal, or a copy thereof, in accordance with the instructions contained in this prospectus and therein, and mail or otherwise deliver the letter of transmittal, or the copy, together with the Old Notes and all other required documentation, to the exchange agent at the address set forth in this prospectus. Anyone holding the Old Notes through the Depository
                                   Trust Company ("DTC") and wishing to accept the exchange offer must do so pursuant to the DTC's Automated

                              Tender Offer Program, by which each tendering holder will agree to be bound by the letter of transmittal. By executing or agreeing to be bound by the letter of transmittal, each holder will represent to us that, among other things:

                              . the Exchange Notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is the registered holder of the Old Notes;

                              . the holder is not engaging in and does not intend to engage in a distribution of such Exchange Notes;

                              . the holder does not have an arrangement or understanding with any person to participate in a distribution of such Exchange Notes; and

                              . the holder is not an "affiliate," as defined under Rule 405 under the Securities Act of 1933, of the Company.

                              Pursuant to the registration rights agreement if:

                              . we determine that we are not permitted to effect the exchange offer as contemplated by this prospectus because of any change in law or Securities and Exchange Commission policy; or

                              . any holder of Transfer Restricted Securities, as that term is defined in the Registration Rights Agreement filed as an exhibit to this registration statement, notifies us within 20 days after consummation of the exchange offer:

                                   .    that it is prohibited by law or
                                        Securities and Exchange Commission
                                        policy from participating in the
                                        exchange offer;

                                   .    that it may not resell the Exchange
                                        Notes acquired by it in the exchange
                                        offer to the public without delivering a prospectus and that this prospectus is not appropriate or available for such resales; or

                                   .    that it is a broker-dealer and owns Old
                                        Notes acquired directly from us or one
                                        of our affiliates,

                              we may be required to file a "shelf" registration statement for a continuous offering pursuant to Rule 415 under the Securities Act of 1933 in respect of the Old Notes.

                              We will accept for exchange any and all Old Notes which are properly tendered (and not withdrawn) in the exchange offer prior to 5:00 p.m., New York City time, on ____________, 1999. The Exchange Notes issued pursuant to the exchange offer will be delivered promptly following the expiration date. See "The Exchange Offer--Acceptance of Old Notes for Exchange; Delivery of Exchange Notes."

Exchange Agent.............   First Union National Bank is serving as exchange
                              agent in connection with the exchange offer.

Federal Income Tax
Considerations.............   The exchange of Old Notes for Exchange Notes
                              pursuant to the exchange offer should not constitute a sale or an exchange for federal income tax purposes. See "Material United States
                              Federal Income Tax Consequences."

Effect of Not Tendering....   Old Notes that are not tendered or that are
                              tendered but not accepted will, following the completion of the exchange offer, continue to be subject to the existing restrictions upon transfer. Except as noted above, we will have no further obligation to provide for the registration under the Securities Act of 1933 of such Old
                              Notes. See "Risk Factors--Holders That Do Not
                              Exchange Old Notes Hold Restricted Securities."

                         SUMMARY OF THE EXCHANGE NOTES

     The summary below describes the principal terms of the Exchange Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The "Description of Exchange Notes" section of this prospectus beginning on page 20 contains a more detailed description of the terms and conditions of the Exchange Notes.

Total Amount of Notes
Offered..............................   $125.0 million in principal amount of 9
                                        3/4 % Senior Subordinated Notes due
                                        2009.

Maturity.............................   June 1, 2009.

Issue Price..........................   Par plus accrued interest from June
1,
                                        1999.

Interest.............................   9 3/4% per year.

Interest Payment Dates...............   June 1 and December 1 of each year,
                                        beginning on December 1, 1999. Interest
                                        will accrue from the issue date of the
                                        Old Notes.

Subsidiary Guarantors................   Each of our principal subsidiaries on
                                        the issue date unconditionally
                                        guaranteed the Exchange Notes. Future
                                        domestic subsidiaries also may be
                                        required to guarantee the Exchange
                                        Notes.

Ranking..............................   The Exchange Notes will be unsecured
                                        senior subordinated obligations of
                                        Cadmus
and will rank junior to all of
                                        our existing and future senior debt,
                                        including indebtedness under our senior
                                        credit facility. The guarantees by our
                                        principal subsidiaries will be
                                        subordinated to existing and future
                                        senior debt of such subsidiaries,
                                        including each such subsidiary's
                                        guarantee of indebtedness under our
                                        senior credit facility. In addition, the Exchange Notes will effectively be subordinated to all existing and future liabilities, including trade payables, of our subsidiaries that ar
e not
                                        guarantors of the Exchange Notes. As of
                                        March 31, 1999, after giving pro forma
                                        effect to our acquisition of Mack, our
                                        divestitures of our financial printing
                                        and custom publishing product lines, the refinancing of our former senior credit facility and the sale of the Old Notes and the application of the net proceeds therefrom, the Exchange Notes and the subsidiary guarantees would have been subordinated to $143.9 million of senior debt, excluding $61.9 million of additional borrowing capac ity we expect
                                        to have available under our senior
                                        credit facility. In addition, on the
                                        same pro forma basis, our subsidiaries
                                        that are not guarantors of the Exchange
                                        Notes would have had $6.5 million of
                                        liabilities, including trade payables,
                                        to which the Notes would have been
                                        effectively subordinated.

Optional Redemption..................   We may redeem some or all of the
                                        Exchange Notes at any time on or after
                                        June 1, 2004, at the redemption prices
                                        listed in the "Description of Exchange
                                        Notes" section under the heading
                                        "Redemption--Optional Redemption," plus
                                        accrued interest.

Optional Redemption after Public        At any time (which may be more than
Equity Offerings....................    once) before June 1, 2002, we may redeem
                                        up to 35% of the Old Notes and Exchange
                                        Notes with the net proceeds we receive
                                        from certain offerings of our equity
                                        securities at 109.75% of the principal
                                        amount of the Old Notes and Exchange
                                        Notes, plus accrued interest, if at
                                        least 65% of the aggregate principal
                                        amount of the Notes originally issued
                                        remain outstanding immediately after the redemption.

 Change of Control..................    If we undergo a change of control, we
                                        must offer to repurchase the Exchange
                                        Notes at 101% of the principal amount of the Exchange Notes, plus accrued interest.

                                        Our senior credit facility restricts our ability to redeem Exchange Notes presented to us upon a change of control. See "Description of Senior Credit Facility."

Asset Sale Proceeds.................    If we engage in certain asset sales, we
                                        generally must either invest the net
                                        cash proceeds from such sales in our
                                        business within a period of time, repay
                                        senior debt or make an offer to purchase a principal amount of Exchange Notes equal to the net cash proceeds. The purchase price of the Exchange Notes will be 100% of their principal amount, plus accrued interest.

Basic Covenants of Indenture........    The indenture governing the Exchange
                                        Notes contains covenants limiting our
                                        (and most of our subsidiaries') ability
                                        to:

                                        .    incur additional debt;

                                        .    pay dividends or distributions on,
                                             redeem or repurchase our capital
                                             stock;

                                        .    make certain investments;

                                        .    enter into transactions with
                                             affiliates;

                                        .    issue stock of subsidiaries;

                                        .    engage in unrelated lines of
                                             business;

                                        .    create liens on our assets to
                                             secure debt; and

                                        .    transfer or sell assets or merge
                                             with or into other companies.

                                        These covenants are subject to important exceptions and qualifications which are described in the "Description of Exchange Notes" section under the heading "Certain Covenants."

Use of Proceeds......................   We will not receive any cash proceeds
                                        from the issuance of the Exchange Notes.

                                 Risk Factors

See "Risk Factors" for a discussion of certain factors that you should carefully consider before investing in the Notes.

            SUMMARY UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

The following table sets forth summary unaudited pro forma consolidated statement of income and other financial data for the year ended June 30, 1998, the nine months ended March 31, 1999, and summary unaudited pro forma consolidated balance sheet data as of March 31, 1999.

The summary unaudited pro forma consolidated financial data are based upon our historical consolidated financial statements and the historical consolidated financial statements of Melham Holdings, Inc., adjusted to give effect in the manner described under "Unaudited Pro Forma Consolidated Financial Data" and the notes thereto to (1) our acquisition of Mack, (2) our divestitures of our financial communications and custom publishing product lines, (3) the refinancing of our former senior credit facility and (4) the sale of the Old Notes and the application of the net proceeds therefrom, as if each event had occurred on July 1, 1997 with respect to the summary unaudited pro forma consolidated statement of income data and other financial data and as of March 31, 1999, to the extent the transactions had not occurred by such date, with respect to the summary unaudited pro forma consolidated balance sheet data.

The summary unaudited pro forma consolidated financial data do not purport to be indicative of our results of operations or financial position that actually would have been attained had all of those transactions occurred as of the dates indicated nor are they necessarily indicative of the results of operations that may be achieved in the future. The pro forma information should be read in conjunction with "Unaudited Pro Forma Consolidated Financial Data," "Cadmus Communications Corporation Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the separate consolidated financial statements and notes thereto of both Cadmus and Melham included elsewhere in this prospectus.

                                                                                    Pro Forma
                                                             ---------------------------------------------------------------
                                                                   Year Ended                        Nine Months Ended
                                                                 ---------------                     -----------------
                                                                  June  30, 1998                       March 31, 1999
Dollars in thousands                                             ---------------                       --------------
Statement of Income Data:

Net sales..........................................          $          499,241                 $           395,277
Operating expenses:
  Cost of sales....................................                     381,941                             307,756
  Selling and administrative.......................                      70,643                              50,275
  Amortization expense.............................                       3,850                               4,334
  Restructuring charge, net........................                       3,950                                  --
                                                             ----------------------------       ----------------------------
Operating income...................................
                     38,857                              32,912
Interest expense...................................                      23,243                              17,943
Other, net.........................................                         986                                 (97)
                                                             ----------------------------       ----------------------------
Income before income taxes.........................                      14,628                              15,066
Income tax expense.................................                       6,999                               6,780
                                                             ----------------------------       ----------------------------
Net income.........................................          $            7,629                 $             8,286
                                                             ============================       =========================
===
Earnings Per Share Data:
Earnings per share - Basic:
 Net income (loss).................................          $             0.85                 $              0.92
 Weighted average common shares
 outstanding.......................................                       9,022                               9,034
Earnings per share - Diluted:
 Net income (loss).................................          $             0.82                 $              0.90
 Weighted average common shares
 outstanding.......................................                       9,338                               9,235

Other Financial Data:

EBITDA/(1)/........................................          $           63,598                 $            52,711
Adjusted EBITDA....................................                      68,373 (3)                          53,330 (4)
Adjusted EBITDA margin.............................                        13.7%                               13.5%
Depreciation and amortization......................          $           25,727                 $            19,702
Capital expenditures...............................                      37,932                              18,425
Ratio of total debt to adjusted EBITDA.............                           -                                 5.2x
Ratio of adjusted EBITDA to interest
expense............................................                         2.9x                                3.0x
Ratio of earnings to fixed charges/(2)/............                         1.6x                                1.8x


                                                                                        Pro Forma
                                                                                                        March 31,
                                                                                                          1999
                                                                                                ----------------------------
Balance Sheet Data:
Working capital........................................................................         $            54,606
Total assets...........................................................................                     533,739
Total debt.............................................................................                     275,341
Total shareholders' equity.............................................................
         134,807

       Notes to Summary Unaudited Pro Forma Consolidated Financial Data

(1) EBITDA represents net income before interest, income taxes, depreciation and amortization. EBITDA is presented because we believe it is frequently used by security analysts, lenders and others in the evaluation of companies. However, EBITDA should not be considered as an alternative to operating income, net income, net cash provided by operating activities or any other measure for determining our operating performance or liquidity in accordance with generally accepted accounting principles. EBITDA, as used herein, is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.

(2) For purposes of calculating the ratio of earnings to fixed charges, earnings represent income before income taxes plus fixed charges. Fixed charges consist of interest expense, including amortization of deferred financing costs, whether expensed or capitalized, and the portion of rental expense which management believes is representative of the interest component of rental expense.

(3) Represents EBITDA, adjusted to eliminate the effect of certain payroll and payroll-related costs of $0.8 million due to the elimination of certain employee positions in connection with the acquisition of Mack and the acquisition of Port City Press, Inc. by Melham Holdings, Inc. and to eliminate the effect of a restructuring charge of $4.0 million recorded in June 1998 relating to our acquisition of Germersheim, Inc.

(4) Represents EBITDA, adjusted to eliminate the effect of certain payroll and payroll-related costs of $0.6 million due to the elimination of certain employee positions in connection with the acquisition of Mack and the acquisition of Port City Press, Inc. by Melham Holdings, Inc.

                       CADMUS COMMUNICATIONS CORPORATION
                SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table sets forth summary historical consolidated financial data as of the dates and for the periods indicated. The financial data for each of the three years in the period ended June 30, 1998, have been derived from our audited consolidated financial statements and notes thereto, which have been audited by Arthur Andersen LLP, independent public accountants, whose reports on such financial statements are included elsewhere in this prospectus. The financial data for the nine months ended March 31, 1998 and March 31, 1999 have been derived from our unaudited condensed consolidated financial statements which, in the opinion of management, contain all adjustments (consisting only of normal and recurring adjustments) necessary to present fairly our financial position and results of operations at such dates and for such periods. Results for the nine months ended March 31, 1999 are not necessarily indicative of the results that may be expected for the entire fiscal year. The data presented below should be read in conjunction with, and are qualified in their entirety by reference to, ``Management's Discussion and Analysis of Financial Condition and Results of Operations'' and our consolidated financial statements and the notes thereto appearing elsewhere in this prospectus.

                                      ==============================================================================================
                                                        Fiscal Year Ended                                Nine Months Ended
                                      ----------------------------------------------------------------------------------------------
Dollars in thousands                  June 30, 1996       June 30, 1997      June 30, 1998     March 31, 1998        March 31, 1999
                                      --------------      -------------      --------------    ---------------       ---------------
Statement of Income Data:
Net sales...........................   $    336,655        $   384,942        $    393,823       $    289,644         $   308,596
Operating expenses:
 Cost of sales......................        258,947            299,840             304,014            223,706             246,994
 Selling and administrative expenses         61,204             63,123              62,141             45,933              42,221
 Restructuring charge, net..........             --             19,699               3,950                 --                  --
 Net gain on divestiture............             --                 --                  --                 --              (9,521)
                                       ------------        -----------        ------------       ------------         -----------
Operating income....................         16,504              2,280              23,718             20,005              28,902
Interest and other expenses.........          5,957              9,716               8,938              6,624               7,472
                                       ------------        -----------        ------------       ------------         -----------
Income (loss) before income taxes
 and extraordinary item................      10,547             (7,436)             14,780             13,381              21,430
Income tax expense (benefit)........          3,956             (2,219)              5,690              5,152               8,251
                                       ------------        -----------        ------------       ------------         -----------
Income (loss) before extraordinary
   item.............................          6,591             (5,217)              9,090              8,229              13,179
Extraordinary loss on early
 extinguishment of debt (net of tax)           (795)                --                  --                 --                  --
                                       ------------        -----------        ------------       ------------         -----------
Net income (loss)...................   $      5,796        $    (5,217)       $      9,090       $      8,229         $    13,179
                                       ============        ===========        ============       ============         ===========
Earnings Per Share Data:
Earnings per share - Basic:
 Income (loss) before extraordinary
  item:.............................   $       0.91        $     (0.66)       $       1.16       $       1.05         $      1.67

 Extraordinary loss on early
  extinguishment of debt............          (0.11)                --                  --                 --                  --

                                       ------------        -----------        ------------       ------------         -----------
 Net income (loss)..................   $       0.80        $     (0.66)       $       1.16       $       1.05         $      1.67
                                       ============        ===========        ============       ============         ===========
Weighted average common shares
  outstanding (in thousands)........          7,249              7,900               7,860              7,841               7,872

                                      ==============================================================================================
                                                        Fiscal Year Ended                                Nine Months Ended
                                      ----------------------------------------------------------------------------------------------
Dollars in thousands                  June 30, 1996       June 30, 1997      June 30, 1998     March 31, 1998        March 31, 1999
                                      --------------      -------------      --------------    ---------------       ---------------
Earnings per share - Diluted:
 Income (loss) before extraordinary
  item..............................   $       0.88        $     (0.65)       $       1.11       $       1.01         $      1.63
 Extraordinary loss on early
  extinguishment of debt............          (0.11)                --                  --                 --                  --
                                       ------------        -----------        ------------       ------------         -----------
 Net income (loss)..................   $       0.77        $     (0.65)       $       1.11       $       1.01         $      1.63
                                       ============        ===========        ============       ============         ===========
 Weighted average common shares
  outstanding (in thousands):.......          7,495              8,035               8,176              8,140               8,073


Other Financial Data:
EBITDA(1)...........................   $     29,459        $    18,540        $     40,819       $     32,553         $    41,841
Adjusted EBITDA(2)..................         30,254             38,239              44,769             32,553              32,320
Adjusted EBITDA margin..............            9.0%               9.9%               11.4%              11.2%               10.5%
Depreciation and amortization.......   $     14,563        $    18,188        $     18,444       $     13,608         $    14,326
Capital expenditures................         25,289             22,883              33,588             28,582              12,340
Ratio of total debt to adjusted
 EBITDA.............................            3.5x               2.5x                2.2x                --                  --
Ratio of adjusted EBITDA to interest
 expenses...........................            5.9                4.9                 5.9                5.9x                5.3x
Ratio of earnings to fixed                      2.8                 --(5)              2.7                3.1                 4.2
 charges(3).........................

Balance Sheet Data (at period end):
Working capital (4) ................   $     60,517        $    49,774        $     35,315       $     34,734         $    28,777
Total assets........................        283,723            266,916             291,752            278,530             285,229
Total debt..........................        106,801             94,469              99,655             88,546              71,303
Total shareholders' equity..........        108,528            100,643             109,816            107,395             120,543

          See Notes to Summary Historical Consolidated Financial Data

            Notes to Summary Historical Consolidated Financial Data

(1) EBITDA represents net income before interest, income taxes, depreciation and amortization. EBITDA is presented because we believe it is frequently used by security analysts, lenders and others in the evaluation of companies. However, EBITDA should not be considered as an alternative to operating income, net income, net cash provided by operating activities or any other measure for determining our operating performance or liquidity in accordance with generally accepted accounting principles. EBITDA, as used herein, is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.

(2) Represents EBITDA, adjusted to eliminate the effect of an extraordinary loss on early extinguishment of debt of $0.8 million (net of tax) recorded in fiscal 1996, a restructuring charge of $19.7 million recorded in fiscal 1997, a restructuring charge of $4.0 million recorded in fiscal 1998 and a pre-tax net gain on divestitures of $9.5 million recorded in the nine months ended March 31, 1999.

(3) For purposes of calculating the ratio of earnings to fixed charges, earnings represent income before income taxes plus fixed charges. Fixed charges consist of interest expense, including amortization of deferred financing costs, whether expensed or capitalized, and the portion of rental expense which management believes is representative of the interest component of rental expense.

(4) Working capital represents the excess of current assets over current liabilities, excluding restructuring reserves.

(5)  Earnings were insufficient to cover fixed charges by $0.8 million.

                             MELHAM HOLDINGS, INC.
                 SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table sets forth summary historical consolidated financial data with respect to Melham Holdings, Inc. as of the dates and for the periods indicated and reflects the acquisition of Port City Press, Inc. by Mack Printing Company, a subsidiary of Melham Holdings, Inc., on September 2, 1998. The financial data for each of the three years in the period ended December 31, 1998, have been derived from Melham's audited consolidated financial statements and notes thereto, which have been audited by Ernst & Young LLP, independent auditors, whose report thereon is included elsewhere in this prospectus. The financial data for the three mont hs ended March 31, 1998 and March 31, 1999, have been derived from the unaudited consolidated financial statements of Melham Holdings, Inc., which, in the opinion of the management of Melham, contain all adjustments (consisting only of normal recurring adjustments) necessary to present fairly its financial position and results of operations at such dates and for such periods. The data presented below should be read in conjunction with, and are qualified in their entirety by reference to Melham's consolidated financial statements and the notes thereto appearing elsewhere in this prospectus.

                                  --------------------------------------------------------------------------------------------------
                                                      Year Ended                                      Three Months Ended
                                  ------------------------------------------------------------    ----------------------------------

                   December  31,         December 31,          December 31,           March 31,           March 31,
Dollars in thousands                  1996                  1997                  1998                  1998                1999
                                  ----------------    ------------------    ------------------    -----------------   --------------

Statement of Operations Data:
Net sales.....................     $   111,670         $   119,120           $    135,674         $     31,404        $     39,484
Operating expenses:
  Cost of sales.................        83,972              90,587                104,375               24,057              30,074
  Selling and administrative
    expenses.....................       13,412              14,269                 16,974                3,804               5,558
  Recapitalization expenses......           -
-               7,405                     --                   --                  --
                                  ---------------    ------------------    ------------------    -----------------     -----------
Operating income................        14,286               6,859                 14,325                3,543               3,852
Interest expense, net...........         3,129               7,375                  9,440                2,171               2,728
Miscellaneous expense (income),
  net...........................          (156)               (157)                   (84)                 (13)                 35
                                  --------------     ------------------    ------------------    -----------------     -----------
Income (loss) before income taxes
  and minority interest..........       11,313                (359)                 4,969                1,385               1,089
Income tax expense..............         4,339                  36
   2,124                  567                 456
Minority interest...............           577                (443)                    --                   --                  --
                                ----------------    ------------------    ------------------    -----------------     --------------
Net income......................   $     6,397         $        48           $      2,845         $        818        $        633
                                ================    ==================    ==================    =================     ==============
Other Financial Data:
EBITDA/(1)/.....................   $    19,841         $    13,942           $     22,252         $      5,307        $      6,233
EBITDA margin...................          17.8%               11.7%                  16.4%                16.9%               15.8%
Depreciation and amortization,
excluding amortization of deferred
financing costs and original issue
discounts.......................   $     5,976
$     6,483           $      7,843         $      1,751        $      2,416
Capital expenditures............         6,465               5,655                  5,001                  539               3,204

Balance Sheet Data
 (at period end):
Working capital.................            --         $     7,550           $     11,543                   --        $      9,265
Total assets....................            --              92,579                124,931                   --             121,905
Total debt......................            --              77,256                105,498                   --             101,935
Deficiency in assets............            --             (27,151)               (23,358)                  --            ( 22,495)

          See Notes to Summary Historical Consolidated Financial Data

__________
 (1) EBITDA represents net income before interest, income taxes, depreciation and amortization. EBITDA is presented because we believe it is frequently used by security analysts, lenders and others in the evaluation of companies. However, EBITDA should not be considered as an alternative to operating income, net income, net cash provided by operating activities or any other measure for determining our operating performance or liquidity in accordance with generally accepted accounting principles. EBITDA, as used herein, is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.

                                 RISK FACTORS

You should consider carefully the following risks and all of the information set forth in this prospectus before tendering your Old Notes in the exchange offer and making an investment in the Exchange Notes. The risk factors set forth below (other than "--Holders That Do Not Exchange Old Notes Hold Restricted Securities") are applicable to the Old Notes as well as the Exchange Notes.

RISKS RELATING TO THE EXCHANGE OFFER

Holders That Do Not Exchange Old Notes Hold Restricted Securities

If you do not exchange your Old Notes for Exchange Notes, your ability to sell the Old Notes will be restricted.

If you do not exchange your Old Notes for the Exchange Notes in the exchange offer, you will continue to be subject to the restrictions on transfer described in the legend on your Old Notes. The restrictions on transfer of your Old Notes arise because we issued the Old Notes in a transaction not subject to the registration requirements of the Securities Act of 1933, as amended (the "Act"), and applicable state securities laws. In general, you may only offer or sell the Old Notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold pursuant to an exemption from such requirements. If you are still holding any Old Notes after the Expiration Date and the exchange offer has been consummated, you will not be entitled to have such Old Notes registered under the Securities Act or to any similar rights under the Registration Rights Agreement (subject to limited exceptions, if applicable). After the exchange offer is completed, we will not be required, and we do not intend, to register the Old Notes under the Securities Act. In addition, if you exchange your Old Notes in the exchange offer for the purpose of participating in a distribution of the Exchange Notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent Old Notes are tendered and accepted in the exchange offer, the trading market, if any, for the Old Notes would be adversely affected.

Holders Responsible for Compliance with Exchange Offer Procedures

If you do not comply with the exchange offer procedures, you will be unable to obtain the Exchange Notes.

We will issue the Exchange Notes in exchange for the Old Notes only after we have timely received your Old Notes, along with a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, if you want to tender your Old Notes in exchange for Exchange Notes, you should allow sufficient time to ensure timely delivery. Neither the Exchange Agent nor Cadmus is under any duty to give notification of defects or irregularities in the tender of Old Notes for exchange. The exchange offer will expire at 5:00 p.m., New York City time, on ___________, 1999, or on a later extended date and time as we may decide (the "Expiration Date").

The Exchange Notes and any Old Notes which remain outstanding after the exchange offer will vote together as a single class for purposes of determining whether the required percentage of holders have taken certain actions or exercised certain rights under the Indenture.

Requirements for Transfer of Exchange Notes

Even the Exchange Notes, in your hands, may not be freely tradeable.

Based on interpretations by the SEC staff set forth in no-action letters issued to third parties, we believe that you may offer for resale, resell and otherwise transfer the Exchange Notes without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to certain limitations. These limitations include that you are not an "affiliate" of ours within the meaning of Rule 405 under the Securities Act, that you acquired your Exchange Notes in the ordinary course of your business and that you have no arrangement with any person to participate in the distribution of such Exchange Notes. However, we have not submitted a no-action letter to the SEC regarding this exchange offer and we cannot assure you that the SEC would make a similar determination with respect to this exchange offer. If you are an affiliate of Cadmus, are engaged in or intend to engage in or have any arrangement or understanding with respect to a distribution of the Exchange Notes to be acquired pursuant to the exchange offer, you will be subject to additional limitations. See "The Exchange Offer - Resale of the Exchange Notes."

RISKS RELATING TO THE EXCHANGE NOTES AS WELL AS THE OLD NOTES

The following risk factors apply to an investment in the Old Notes and the Exchange Notes. References in this section to "the Notes" apply both to the Exchange Notes and the Old Notes.

Substantial Leverage and Additional Borrowings Possible

Our substantial indebtedness could adversely affect our business and prevent us from fulfilling our obligations under the Exchange Notes.

We have a substantial amount of indebtedness. The following chart shows certain important credit statistics and is presented assuming we had completed our acquisition of Mack, our divestitures of our financial communications and custom publishing product lines, the refinancing of our former senior credit facility and the sale of the Old Notes and the application of the net proceeds therefrom as of March 31, 1999 for the balance sheet statistics or on July 1, 1997 for the ratio of earnings to fixed charges.

                                                                                                  As of
                                                                                                  -----
                                                                                             March 31, 1999
                                                                                          --------------------
                                                                                         (Dollars in millions)
Total indebtedness..............................................................            $      275.3
Total shareholders' equity......................................................                   134.8



                                                                            Year Ended       Nine Months Ended
                                                                        -----------------  --------------------
                                                                           June 30, 1998       March 31, 1999
                                                                        -----------------  --------------------
Ratio of earnings to fixed charges.............................               1.6x                  1.8x

In addition to our current debt, we will also be permitted to incur substantial additional indebtedness in the future. As of March 31, 1999, after giving pro forma effect to the transactions described above, approximately $61.9 million would have been available for additional borrowing under our senior credit facility. If new indebtedness is added to our and our subsidiaries' current debt levels, the related risks that we and they now face could intensify. Please refer to the sections of this prospectus entitled "Unaudited Pro Forma Capitalization," "Description of Senior Credit Facility" and "Description of Exchange Notes--Certain Covenants--Limitation on Incurrence of Additional Indebtedness."

Our substantial indebtedness could have important consequences to you. For example, it could

        . make it more difficult for us to satisfy our obligations with respect to the Notes;

        . increase our vulnerability to general adverse economic and industry conditions;

        . limit our ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements;

        . require us to dedicate a substantial portion of our cash flow from operations to make debt service payments, which would reduce our ability to fund working capital, capital expenditures or other general corporate requirements;

        . limit our flexibility in planning for, or reacting to, changes in our business and the industry; and

        . place us at a disadvantage when compared to those of our competitors that have less debt.

Ability to Service Debt

To service our debt, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

You should be aware that our ability to repay or refinance our current debt or to fund planned capital expenditures and other obligations depends on our successful financial and operating performance and on our ability to successfully implement our business strategy. Unfortunately, we cannot assure you that we will be successful in implementing our strategy or in realizing our anticipated financial results. You should also be aware that our financial and operational performance depends on general economic, financial, competitive, legislative, regulatory and other factors, many of which are beyond our control.

Based on our current level of operations and anticipated cost savings and operating improvements, we believe our cash flow from operations, available cash and available borrowings under our senior credit facility will be adequate to meet our future liquidity needs through at least fiscal 2000.

We cannot assure you, however, that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized on schedule, or at all, or that future borrowings will be available to us under our senior credit facility or otherwise in an amount sufficient to enable us to service our debt, including the Notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our debt, including the Notes, on or before maturity. We cannot assure you that we will be able to refinance any of our debt, including our senior credit facility and the Notes, on commercially reasonable terms or at all.

Restrictive Debt Covenants

We are required to comply with covenants in our senior credit facility and the indenture governing the Notes that restrict the manner in which we conduct our business.

Our senior credit facility contains, and the indenture governing the Notes, will contain a number of significant covenants. These covenants will limit our ability to, among other things:

     .    borrow additional money;

     .    make capital expenditures and other investments;

     .    merge, consolidate or dispose of our assets;

     .    acquire assets in excess of certain dollar amounts; and

     .    grant liens on our assets.

Our senior credit facility requires and the indenture will require us and our subsidiaries to meet certain financial tests. The failure to comply with these covenants and tests would cause a default under those agreements. A default, if not waived, could result in the debt under our senior credit facility becoming immediately due and payable. In addition, a default under our senior credit facility or the Notes could result in a default or acceleration of our other indebtedness with cross-default provisions. If this occurs, we may not be able to pay our debt or borrow sufficient funds to refinance it. Even if new financing is available, it may not be on terms that are acceptable to us. Complying with these covenants and tests may cause us to take actions that we otherwise would not take or not take actions that we otherwise would take. The stock of our subsidiary guarantors is pledged as security under our senior credit facility. Please refer to the sections in this prospectus entitled "Description of Senior Credit Facility" and "Description of Exchange Notes-- Certain Covenants."

Subordination

Your right to receive payments on the Notes and the guarantees of the Notes is junior to substantially all of our other indebtedness and possibly all future borrowings.

The Notes and the subsidiary guarantees rank behind all of our and the subsidiary guarantors' existing and future senior indebtedness. As a result, upon any distribution to our creditors or the creditors of the subsidiary guarantors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the subsidiary guarantors or our or their property, the holders of our senior debt and the senior debt of the subsidiary guarantors will be entitled to be paid in full in cash before any payment may be made with respect to the Notes or the subsidiary guarantees.

In addition, all payments on the Notes and the subsidiary guarantees will be blocked in the event of a payment default on senior debt and may be blocked for up to 180 of 360 consecutive days in the event of certain non-payment defaults on senior debt.

In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the subsidiary guarantors, holders of the Notes will participate with trade creditors and all other holders of our subordinated indebtedness and the subordinated indebtedness of the subsidiary guarantors in the assets remaining after we and the subsidiary guarantors have paid all senior debt. However, because the indenture requires that amounts otherwise payable to holders of the Notes in a bankruptcy or similar proceeding be paid to holders of senior debt instead, holders of the Notes may receive less, ratably, than holders of trade payables in any such proceeding. In any of these cases, we and the subsidiary guarantors may not have sufficient funds to pay all our creditors and holders of Notes may receive less, ratably, than the holders of senior debt.

The Notes will also be effectively subordinated to all existing and future liabilities, including trade payables, of our subsidiaries that are not guarantors of the Notes. Holders of indebtedness of, and trade creditors of, such subsidiaries, would, in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or our property, generally be entitled to payment of their claims from the assets of the affected subsidiaries before such assets would be made available for distribution to our creditors, including holders of the Notes.

As of March 31, 1999, after giving pro forma effect to our acquisition of Mack, the sale of Cadmus Financial Communications and Cadmus Custom Publishing, the refinancing of our former senior credit facility and the consummation of this offering and the application of net proceeds thereof, the Notes and the subsidiary guarantees would have been subordinated to $143.9 million of senior debt, excluding approximately $61.9 million of additional borrowing capacity we expect to have available under our senior credit facility. In addition, on the same pro forma basis, our subsidiaries that are not guarantors of the Notes would have had $6.5 million of liabilities, including trade payables, to which the Notes would have been effectively subordinated. We will be permitted to borrow substantial additional indebtedness, including senior debt, in the future under the terms of the indenture.

Fraudulent Conveyance

Federal and state laws allow courts, in certain circumstances, to avoid the guarantees of the Notes and require noteholders to return payments made by the subsidiary guarantors.

Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, the subsidiary guarantees could be voided, or claims in respect of the subsidiary guarantees could be subordinated to the debts of a subsidiary guarantor if, among other things, the subsidiary guarantor, at the time it incurred the indebtedness evidenced by its subsidiary guarantee:

     . received less than reasonably equivalent value or fair consideration for the incurrence of such indebtedness; and

     . either (1) was insolvent or rendered insolvent by reason of such incurrence; (2) was engaged in a business or transaction for which such subsidiary guarantor's remaining assets constituted unreasonably small capital; or (3) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by such subsidiary guarantor pursuant to its subsidiary guarantee could be voided and required to be returned to such subsidiary guarantor, or to a fund for the benefit of creditors of such subsidiary guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a subsidiary guarantor would be considered insolvent if:

     . the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets;

     . the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

     .    it could not pay its debts as they become due.

On the basis of historical financial information, recent operating history and other factors, Cadmus and each subsidiary guarantor believes that, after giving effect to the indebtedness incurred in connection with this offering and the establishment of our senior credit facility, no subsidiary guarantor will be insolvent, will have unreasonably small capital for the business in which it is engaged or will have incurred debts beyond its ability to pay such debts as they mature. There can be no assurance, however, as to what standard a court would apply in making such determinations or that a court would agree with our or the subsidiary guarantors' conclusions in this regard.

Financing a Change of Control Offer

We may not have the ability to raise the funds necessary to finance a change of control offer as required by the indenture.

Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all outstanding Notes. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of Notes or that restrictions in our senior credit facility will not allow such repurchases. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a "Change of Control" under the indenture. Please refer to the section of this prospectus entitled "Description of Exchange Notes--Change of Control."

No Public Market for the Notes

An active trading market for the Notes may not develop.

The Notes are a new issue of securities with no established trading market and will not be listed on any securities exchange.

The liquidity of any market for the Notes will depend upon various factors, including:

     .    the number of holders of Notes;

     .    the interest of securities dealers in making a market for the Notes;

     .    the overall market for high-yield securities;

     .    our financial performance or prospects; and

     .    the prospects for companies in our industry generally.

Accordingly, we cannot assure you that a market or liquidity will develop for the Notes.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Notes. We cannot assure you that the market for the Notes, if any, will not be subject to similar disruptions. Such disruptions may adversely affect you as a holder of the Notes.

RISKS RELATING TO OUR COMPANY

Integration of Mack

The integration of our Mack acquisition may divert management time and could adversely affect our operations.

The integration of Mack will require substantial management time and other resources and may pose risks with respect to production, customer service and market share. While we believe that we have sufficient management and other resources to accomplish the rationalization and integration of Mack, we cannot assure you that this will occur or that we will not experience difficulties with customers, suppliers, personnel, technology or other factors.

Although we believe that the Mack acquisition will enhance our competitive position and business prospects, we cannot assure you that such benefits will be realized or that our combination with Mack will be more successful than the companies would have been if they had remained independent. Several of our customers that also had been customers of Mack may be unwilling to have all of their work produced by one company. We cannot assure you that we will be able to retain these customers or that we will continue to sell to them at current levels. Finally, our business plan contemplates certain cost savings in connection with the acquisition and integration of Mack. The majority of these savings relate to improved terms and pricing in connection with the purchase of paper, ink and other raw materials. We cannot assure you that we will achieve these synergies and efficiencies in accordance with our plan or at all.

Evolution of Technology and Alternative Delivery Media

The evolution of the Internet and other technology may decrease the demand for our products and services.

The technology we use in our operations is rapidly evolving. We could experience delays or difficulties in responding to changing technology, in addressing the increasingly sophisticated needs of our customers or in keeping pace with emerging industry standards. In addition, the cost required to respond to and integrate changing technologies may be greater than we anticipate. If we do not respond adequately to the need to integrate changing technologies in a timely manner, or if the investment required to so respond is greater than anticipated, our business, financial condition, results of operations, cash flow and ability to make payments on the Exchange Notes and Old Notes may be adversely affected.

Although an increasing portion of the net sales and profitability of our Professional Communications sector is derived from composition, electronic media and other non-print revenues, we remain largely dependent on the distribution of STM information in printed form. Usage of the Internet and other electronic media continues to grow. We cannot assure you that the acceleration of the trend toward such electronic media will not cause a decrease in demand for our products or what effect, if any, such an event would have on our business, financial condition, results of operations and cash flow.

Competition

The printing and graphic communications industry is competitive and rapidly evolving, and competition and downward pricing pressures may adversely affect our results of operations.

The printing and graphics communications industry is extremely competitive. Industry over-capacity and recent technological developments in prepress and design have increased industry consolidation and competitive pressures. We compete with numerous companies, some of which have greater financial resources than we do. We compete on the basis of ongoing customer service, quality of finished products, range of services offered, distribution capabilities and price. We cannot assure you that we will be able to compete successfully with respect to any of these factors. We believe that, primarily as a result of the continued excess capacity in the industry, there has been, and will continue to be, downward pricing pressure and increased competition. Moreover, we compete for potential acquisition candidates with other industry consolidators, many of which have greater financial resources than we do. Our failure to compete successfully could have a material adverse effect on our business, financial condition and results of operations.

Cost and Availability of Paper and Other Raw Materials

Increases in prices of raw materials or the loss of our primary paper distributor could cause disruptions in our services to customers.

The principal raw material used in our business is paper, which represents a significant portion of our cost of materials. Historically, we have generally been able to pass increases in the cost of paper on to our customers. However, we cannot assure you that we will be able to continue to do so. We do not maintain significant stock inventories. Instead, we generally purchase paper on a direct order basis for specific jobs under supply agreements that guarantee tonnage and provide short range price protection for three to six month intervals. Although we believe that we have been successful in negotiating favorable price relationships with our paper vendors, the overall paper market is beyond our control. Future paper price increases could have a material adverse affect on our business, financial condition, results of operations and cash flow.

Due to the significance of paper in our business, we are dependent upon the availability of paper. In periods of high demand, certain paper grades have been in short supply, including grades we use in our business. In addition, during periods of tight supply, many paper producers allocate shipments of paper based upon historical purchase levels of customers. Although we generally have not experienced significant difficulty in obtaining adequate quantities of paper, unforeseen developments in the overall paper markets could result in a decrease in the supply of paper and could have a material adverse effect on our business.

Approximately 59% of our paper requirements are purchased from one primary distributor. If that distributor is unwilling or unable to fulfill our future paper requirements, we would be forced to contract with a different supplier for the majority of our paper needs. We believe that we have good relationships both with our primary distributor and with the paper mills that produce the paper we purchase from this distributor. In addition, we believe that there are other suppliers that are familiar with our business that, if necessary, could fulfill our paper requirements in the long term. However, we cannot assure you that the loss of services of our primary distributor would not cause an interruption in our business in the short term or what impact, if any, such an event would have on our business, financial condition, results of operations or cash flow.

We use a variety of other raw materials including ink, film, offset plates, chemicals and solvents, glue, wire and subcontracted components. In general, we have not experienced any significant difficulty in obtaining these raw materials. We cannot assure you, however, that a shortage of any of these raw materials will not occur in the future or what effect, if any, such a shortage would have on our business, financial condition, results from operations and cash flow.

Technicians and Salespeople

A loss of skilled technicians and salespeople could adversely affect our productivity and operations.

To provide high-quality printed products in a timely fashion we must maintain an adequate staff of skilled technicians, including prepress personnel, pressmen, bindery operators and fulfillment personnel. Accordingly, our ability to increase our productivity and profitability will depend, in part, on our ability to employ, train and retain the skilled technicians necessary to meet our commitments. From time-to-time:

     . the graphics communication industry experiences shortages of qualified technicians, and we may not be able to maintain an adequate skilled labor force necessary to operate efficiently;

     . our labor expenses may increase as a result of shortages of skilled technicians; or

     . we may have to curtail our planned internal growth as a result of labor shortages.

In addition, portions of the graphics communication printing industry are characterized by personal relationships between individual members of a company's sales force and customers who order printing services. Our business, financial condition, results of operations, cash flow and our ability to make payments on the Exchange Notes and Old Notes could be adversely affected if we do not retain salespeople with large customer bases.

Labor Relations

Some of our employees belong to labor unions and certain actions by such employees, such as strikes or work stoppages, could adversely affect our operations or cause us to incur costs.

We employ approximately 4,600 persons. Within our Professional Communications sector, we have approximately 1,000 employees across three plants that are members of local labor unions of the Communications Workers of America and Graphic Communications International. We believe we have a collaborative, non-adversarial relationship with our union employees. We recently renewed contracts with the three local unions at our Lancaster, Pennsylvania plant for a three-year term expiring in February 2002. The union contract covering employees at our Easton, Pennsylvania facility expires in January 2001. The contracts with the three local unions at the East Stroudsburg, Pennsylvania plant expired in March, April and May 1999, respectively. The contract with one of the local unions at East Stroudsburg was recently renewed and the contracts with the remaining two local unions are currently under negotiation. We do not expect any significant problems in concluding those contracts by August 1, 1999. We believe we have good relationships with our non-union employees and provide good working conditions to all employees. Historically, the unions at the Cadmus facilities have not organized a strike or other work stoppage. However, if unionized employees were to engage in a concerted strike or other work stoppage, or if other employees were to become unionized, we could experience a disruption of operations, higher labor costs or both. We cannot assure you that a strike or other disruption of operations or work stoppage would not have a material adverse effect on our business or operations.

Environmental Compliance

Our printing and other facilities are subject to environmental regulations, which will require us to incur costs to comply with such regulations.

Our operations are subject to federal, state and local environmental laws and regulations relating to, among other things, air emissions, waste generation, handling, management and disposal, waste water treatment and discharge and remediation of soil and groundwater contamination. In addition, permits are required for the operation of certain of our businesses, and these permits are subject to renewal, modification and, in some circumstances, revocation. We believe that our current operations are in substantial compliance with applicable environmental laws and regulations. However, we cannot assure you that compliance with environmental laws or remedial obligations thereunder will not have a material adverse effect on our results of operations or cash flow in the future. Moreover, we cannot predict future changes to environmental laws and regulations or interpretations or enforcement thereof or what impact, if any, such changes would have on our business or operations in the future.

We and certain of the sellers from whom we have acquired businesses have been designated as potentially responsible parties at eight sites under the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, which provides, under certain circumstances, for joint and several liability for remedial costs with respect to off-site disposal of hazardous materials. We have established a comprehensive environmental compliance program and have a designated environmental and safety manager. We believe that we have minimal exposure as a result of such designations, due to indemnities obtained in the course of acquisitions or because of the de minimis nature of the claims, or both. Also, soil and groundwater contamination is present at two facilities due to the actions of prior owners and is being remediated under indemnity agreements. We cannot assure you, however, that all of our indemnities will be fully performed or that currently unknown environmental issues will not be identified or what impact, if any, such issues may have on our business or operations in the future.

Year 2000 Issues

The change from 1999 to the year 2000 could cause malfunctions in our equipment or computer systems.

Like many other companies, the Year 2000 computer issue creates risks for us. If our internal systems, or those of our significant vendors or customers, do not correctly recognize and process date information beyond the year 1999, there could be an adverse impact on our operations. The Year 2000 computer issue stems from the computer industry's practice of conserving data storage by using two digits, instead of four digits, to represent a year. Systems and hardware which use this two-digit format may process data incorrectly or fail with the use of dates in the next century. These types of failures can influence applications that rely on dates to perform calculations (such as an accounts receivable aging report), as well as systems such as building security and heating.

We believe our internal exposure to Year 2000 issues is limited to the purchase of computer hardware and, to a lesser extent, software at certain of our locations. Our Year 2000 risks also include (1) equipment malfunctions; (2) business outages or other interruptions suffered by non-compliant vendors and
(3) the inability of our customers to forward electronic images due to their own Year 2000 malfunctions. To address the Year 2000 computer issue, we initiated a four-phased program that included a review of all computers, software and related date-sensitive equipment used in the management of print jobs, office automation, accounting, process control and other applications. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Issue" for a description of our Year 2000 plan. We substantially completed all Year 2000 related remediation, testing and implementation by June 30, 1999, pending minor system installations planned for July, 1999 and non-compliant vendor contingency planning occurring through August 31, 1999. Excluding costs associated with Mack, which are discussed below, we estimate the cost of corrective actions to address our Year 2000 computer exposure to be approximately $0.4 million to $0.6 million in excess of our normal software upgrades and replacements. We cannot assure you, however, that we will not incur additional costs in addressing the Year 2000 issue or that we will be Year 2000 compliant by July 31, 1999.

Our due diligence process for new acquisitions includes a Year 2000 assessment, and any necessary corrective actions will be scheduled for immediate implementation. We have substantially completed the inventory and assessment process and have made progress in remediation for the Mack entities. We estimate that Mack's Year 2000 program will be completed during or prior to October 1999. To accelerate remediation and to fund Year 2000 compliance efforts, we negotiated a $2.0 million special escrow from the former owners of Mack. This special escrow is intended to cover the cost of Year 2000 remediation at Mack. We cannot assure you, however, that Year 2000 compliance at Mack will be achieved by October 1999 or that the funds in the special escrow account will be sufficient to cover the costs of any Year 2000 remediation at Mack. Moreover, we cannot assure you that any Year 2000 issues present at Mack will not have a material adverse effect on our business, financial condition, results of operations and cash flow. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Issue."

Risks Associated With Future Acquisitions

We may not be able to acquire other companies, and companies we do acquire may not perform as well as expected.

As part of our business strategy, we expect to pursue additional acquisitions. Nonetheless, we cannot assure you that we will identify suitable acquisitions or that such acquisitions can be made at an acceptable price. If we acquire additional businesses, those businesses may require substantial capital. Although we will be able to borrow under our senior credit facility under certain circumstances to fund acquisitions, we cannot assure you that such borrowings will be available in sufficient amounts or that other financing will be available in amounts and on terms that we deem acceptable. Furthermore, the integration of acquired businesses may result in unforeseen difficulties that require a disproportionate amount of management's attention and our other resources. Finally, we cannot assure you that we will achieve synergies and efficiencies comparable to those from recent acquisitions.

                                USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the Exchange Notes. In consideration for issuing the Exchange Notes as contemplated in this prospectus, we will receive in exchange the Old Notes in like principal amounts, which we will cancel. Accordingly, there will not be an increase in our outstanding indebtedness.

                      UNAUDITED PRO FORMA CAPITALIZATION

The following table sets forth our unaudited pro forma cash and cash equivalents and capitalization as of March 31, 1999, as adjusted to give effect to (1) our acquisition of Mack, (2) the refinancing of our former senior credit facility and (3) the sale of the Old Notes and (4) the application of the net proceeds to repay in full $110.0 million of senior subordinated bridge notes issued in connection with the Mack Acquisition and to repay $10.8 million of borrowings under the senior credit facility.


                                                                                ---------------------
Dollars in thousands
    March 31, 1999
                                                                                ---------------------
Cash and cash equivalents..................................................     $              351
                                                                                =====================
Long-term debt (including current maturities):
    Senior credit facility/(1)/............................................     $          138,123
    Old Notes..............................................................                125,000
    Other..................................................................                 12,218
                                                                                ---------------------
     Total long-term debt (including current maturities)...................                275,341
Total shareholders' equity..........................................
 ......                 134,807
                                                                                ---------------------
Total capitalization......................................................      $          410,148
                                                                                =====================

__________
(1) Our senior credit facility consists of a $145.0 million revolving credit facility, of which $83.1 million was outstanding, and a $55.0 million term loan facility, all of which was outstanding. We had $61.9 million of additional borrowings available under the revolving credit facility.

                UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

The following unaudited pro forma consolidated financial data are based upon our historical consolidated financial statements and the historical consolidated financial statements of Melham Holdings, Inc., appearing elsewhere in this prospectus, as adjusted to give effect to:

     .    our acquisition of Mack;

     .    the acquisition by Melham Holdings, Inc. of Port City Press, Inc.;

     . the divestitures of our financial communications and custom publishing product lines;

     .    the refinancing of our former senior credit facility; and

     . the sale of the Old Notes and the application of the net proceeds therefrom.

The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. The unaudited pro forma consolidated financial data and accompanying notes should be read in conjunction with our historical consolidated financial statements and notes thereto and the historical consolidated financial statements and notes thereto of Melham Holdings, Inc., appearing elsewhere in this prospectus. See "Prospectus Summary--Recent Transactions" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

The following unaudited pro forma statements of income for the year ended June 30, 1998, and the nine months ended March 31, 1999, give effect to the transactions described above as if they had occurred on July 1, 1997. The following unaudited pro forma balance sheet as of March 31, 1999 gives effect to the transactions described above as if they had occurred on such date (excluding the divestitures of our financial communications and custom publishing product lines, which occurred in March and February 1999, respectively). The unaudited pro forma financial data do not purport to be indicative of what our results of operations or financial position would actually have been had the transactions described above occurred at the beginning of the periods indicated or on such date or to project our results of operations for any future date.

The fiscal year of Melham Holdings, Inc. ends on December 31. Financial data of Melham Holdings, Inc. included in the unaudited pro forma statement of income for the year ended June 30, 1998, are for the twelve months then ended.

              Unaudited Pro Forma Consolidated Statement of Income

                            Year Ended June 30, 1998

                                       ------------------------------------------------------------------------------------------
                                                        Cadmus                                      Port City
                                       Historical    Divestiture     Adjusted    Historical        Acquisition          Adjusted
Dollars in thousands                     Cadmus      Adjustments      Cadmus       Melham       Adjustments/(3)/         Melham
                                       ----------    ------------    --------    -----------    -----------
------       ---------
Net sales............................    $393,823       $(54,406)    $339,417      $123,699          $    36,125        $159,824
Cost of sales........................     304,014        (36,306)     267,708        95,079               25,852         120,931
Selling and administrative
 expenses............................      62,141        (11,700)      50,441        14,589                6,259/(4)/     20,848
Amortization expense.................          --             --           --           449                  414/(4)/        863
Restructuring charge, net............       3,950             --        3,950            --                   --              --
                                         --------       --------     --------
  --------          -----------        --------
  Operating income...................      23,718         (6,400)      17,318        13,582                3,600          17,182
                                         --------       --------     --------      --------          -----------        --------
Interest expense.....................       7,595         (2,039)       5,556         8,783                3,303/(4)/     12,086
Other expenses, net..................       1,343             --        1,343           (56)                (281)           (337)
                                         --------       --------     --------      --------          -----------        --------
Income (loss) before
 income taxes........................      14,780         (4,361)      10,419         4,855                  578           5,433
                                         --------       -
-------     --------      --------          -----------        --------
Income tax expense
 (benefit)...........................       5,690         (1,679)       4,011         2,086                  230           2,316
                                         --------       --------     --------      --------          -----------        --------
Net income (loss)....................    $  9,090       $ (2,682)    $  6,408      $  2,769          $       348        $  3,117
                                         ========       ========     ========      ========          ===========        ========

Earnings Per Share Data:
Earnings per share  - basic:

 Net income (loss)...................    $   1.16
 Weighted average common shares
 Outstanding.........................       7,860
Earnings per share - diluted:
 Net income (loss)...................    $   1.11
 Weighted average common shares
 Outstanding.........................       8,176


Other Financial Data:
EBITDA/(1)/..........................    $ 40,819       $ (7,290)    $ 33,529      $ 20,508          $     6,628        $ 27,136
Adjusted EBITDA/(2)/.................          --             --           --            --                   --              --
Adjusted EBITDA
 margin..............................          --             --           --            --                   --              --
Depreciation and
 amortization........................    $ 18,444       $   (890)    $ 17,554      $  6,870          $     2,747        $  9
,617
Capital expenditures.................      33,588         (1,332)      32,256         5,349                  327           5,676

                                        ---------------------------------------------------------------------------
                                                Mack                            Other
                                             Acquisition                     Transaction                  Adjusted
Dollars in thousands                      Adjustments/(5)/                   Adjustments                  Pro Forma
                                         ---------------                   -------------                 ----------
Net sales............................     $             --                  $         --                   $499,241
Cost of sales..
 ......................               (6,698)/(6)/(7)/                  --                    381,941
Selling and administrative
 expenses............................                 (646)/(7)/(8)/                  --                     70,643
Amortization expense.................                2,987 /(8)/                      --                      3,850
Restructuring charge, net............                   --                            --                      3,950
                                          ----------------                  ------------                   --------
  Operating income...................                4,357                            --                     38,857
                                          ----------------                  ------------                   --------
Interest expense.....................
--                         5,601/(9)/                23,243
Other expenses, net..................                  (20)                           --                        986
                                          ----------------                  ------------                   --------
Income (loss) before
 income taxes........................                4,377                        (5,601)                    14,628
                                          ----------------                  ------------                   --------
Income tax expense
 (benefit)...........................                2,829                        (2,157)/(10)/               6,999
                                          ----------------                  ---------
---                   --------
Net income (loss)....................     $          1,548                  $     (3,444)                  $  7,629
                                          ================                  ============                   ========

Earnings Per Share Data:
Earnings per share  - basic:
 Net income (loss)...................                                                                      $   0.85
 Weighted average common shares
 Outstanding.........................                                                                         9,
022
Earnings per share - diluted:
 Net income (loss)...................                                                                      $   0.82
 Weighted average common shares
 Outstanding.........................                                                                         9,338

Other Financial Data:
EBITDA/(1)/..........................     $          2,933                  $         --                   $ 63,598
Adjusted EBITDA/(2)/.................                   --                            --                     68,373
Adjusted EBITDA

 margin..............................                   --                            --                       13.7%
Depreciation and
 amortization........................     $         (1,444)                 $         --                     25,727
Capital expenditures.................                   --                            --                     37,932

       See Notes to Unaudited Pro Forma Consolidated Statements of Income

             Unaudited Pro Forma Consolidated Statement of Income

                       Nine Months Ended March 31, 1999

                                                  Cadmus                                      Port City
                                Historical     Divestiture      Adjusted     Historical      Acquisition           Adjusted
Dollars in thousands              Cadmus       Adjustments       Cadmus        Melham     Adjustments/(3)/          Melham
                                -----------    ------------    ----------    -----------  -----------------       ----------
Net sales.....................    $308,596        $(31,188)     $277,408       $112,378         $    5,588         $117,966
Cost of sales.................     246,994         (24,296)      222,698         86,002              4,110           90,112
Selling and administrative
 expenses.....................      42,221          (6,741)       35,480         14,498                991/(4)/      15,489
Amortization expense..........       1,453              --         1,453            572                 69/(4)/         641
Net gain on divestitures......      (9,521)          9,521            --             --                 --               --
Restructuring charge, net.....          --              --            --             --                 --               --
                                  --------        --------      --------
 --------         ----------         --------
  Operating income............      27,449          (9,672)       17,777         11,306                418           11,724
                                  --------        --------      --------       --------         ----------         --------
Interest expenses.............       6,085          (1,453)        4,632          7,841                554/(4)/       8,395
Other expenses, net...........         (66)             --           (66)            (5)                (4)              (9)
                                  --------        --------      --------       --------         ----------         --------
Income (loss) before income
 taxes........................      21,430          (8,219)       13,211          3,470               (132)           3,338
                                  --------
 --------      --------       --------         ----------         --------
Income tax expense (benefit)..       8,251          (3,164)        5,087          1,468                (53)           1,415
                                  --------        --------      --------       --------         ----------         --------
Net income (loss).............    $ 13,179        $ (5,055)     $  8,124       $  2,002         $      (79)        $  1,923
                                  ========        ========      ========       ========         ==========         ========

Earnings Per Share Data:
Earnings per share  - basic:
 Net income (loss)..
 ..........    $   1.67
 Weighted average common
  shares outstanding..........       7,872

Earnings per share diluted:
 Net income (loss)............    $   1.63
 Weighted average common
  shares outstanding..........       8,073



Other Financial Data:
EBITDA/(1)/...................    $ 41,841        $(10,368)     $ 31,473       $ 18,046         $      842         $ 18,888
Adjusted EBITDA/(11)/.........          --              --            --             --                 --               --
Adjusted EBITDA margin........          --              --            --             --                 --               --
Depreciation and
 amortization.................    $ 14,326        $   (696)     $ 13,630       $  6,735
   $      420         $  7,155
Capital expenditures..........      12,340            (701)       11,639          6,682                104            6,786

                                         Mack                          Other
                                      Acquisition                   Transaction                  Adjusted
Dollars in thousands               Adjustments/(5)/                 Adjustments                 Pro Forma
                                  -----------------              ----------------              ----------
Net sales.....................     $            (97)                  $        --                $395,277
Cost of sales.................               (5,054)/(6)(7)/                   --                 307,756
Selling and administrative

 expenses.....................                 (694)/(7)(8)/                   --                  50,275
Amortization expense..........                2,240/(8)/                       --                   4,334
Net gain on divestitures......                   --                            --                      --
Restructuring charge, net.....                   --                            --                      --
                                   ----------------                   -----------                --------
  Operating income............                3,411                            --                  32,912
                                   ----------------                   -----------                --------
Interest expenses.............                  (89)                        5,005/(9)/             17,943
Other expenses, net...........                  (22)
                 --                     (97)
                                   ----------------                   -----------                --------
Income (loss) before income
 taxes........................                3,522                        (5,005)                 15,066
                                   ----------------                   -----------                --------
Income tax expense (benefit)..                2,205                        (1,927)(10)              6,780
                                   ----------------                   -----------                --------
Net income (loss).............     $          1,317                   $    (3,078)               $  8,286
                                   ================                   ===========                ========


Earnings Per Share Data:
Earnings per share  - basic:
 Net income (loss)............                                                                   $   0.92
 Weighted average common
  shares outstanding..........                                                                      9,034

Earnings per share diluted:
 Net income (loss)............                                                                   $   0.90
 Weighted average common
  shares outstanding..........
                            9,235


Other Financial Data:
EBITDA/(1)/...................     $          2,350                   $        --                $ 52,711
Adjusted EBITDA/(11)/.........                   --                            --                  53,330
Adjusted EBITDA margin........                   --                            --                    13.5%
Depreciation and
 amortization.................     $         (1,083)                  $        --                $ 19,702
Capital expenditures..........                   --                            --
             18,425

       See Notes to Unaudited Pro Forma Consolidated Statements of Income

        Notes to Unaudited Pro Forma Consolidated Statements of Income
                            (Dollars in thousands)

(1) EBITDA represents net income before interest, income taxes, depreciation and amortization. EBITDA is presented because we believe it is frequently used by security analysts, lenders and others in the evaluation of companies. However, EBITDA should not be considered as an alternative to operating income, net income, net cash provided by operating activities or any other measure for determining our operating performance or liquidity in accordance with generally accepted accounting principles. EBITDA, as used herein, is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.

(2) Represents EBITDA, adjusted to eliminate the effect of certain payroll and payroll-related costs of $825 due to the elimination of certain employee positions in connection with the acquisition of Mack and the acquisition of Port City Press, Inc. by Melham Holdings, Inc. and to eliminate the effect of a restructuring charge of $3,950 recorded in June 1998 relating to our acquisition of Germersheim, Inc.

(3) Represents the results of operations of Port City Press, Inc. for the periods prior to September 2, 1998, its date of acquisition by Melham Holdings, Inc., adjusted as described in footnote (4).

(4) Includes (i) an increase in amortization expense resulting from purchase accounting adjustments, (ii) additional interest expense on the debt incurred to finance the acquisition of Port City Press, Inc. by Melham Holdings, Inc. and (iii) adjustments for the elimination of management fees charged by parent and certain fringe benefits not continued:

                                                       --------------------------------------
                                                                              Nine Months
                                                           Year Ended             Ended
                                                         June 30, 1998        March 31, 1999
                                                       ----------------   -------------------
     Amortization expense..........................      $   414              $   69
     Interest expense..............................        3,129                 527
     Management fee charged by parent..............         (800)               (140)
     Fringe benefits not continued.................         (459)                 --


(5) Includes the elimination of the results of VPI, Inc., a subsidiary of Melham Holdings, Inc., which we did not acquire:

                                                   -----------------------------------------
                                                                            Nine Months
                                                      Year Ended               Ended
                                                     June 30, 1998        March 31, 1999
                                                   -----------------    -------------------
     Net sales..............................       $             --     $               97
     Cost of sales..........................                     --                     30
     Selling and administrative expenses....                    217                    372
                                                   ----------------     ------------------
     Operating loss.........................                   (217)                  (305)
     Interest expense.......................                     --                     89
     Other, net.............................                     20                     22
                                                   ----------------     ------------------
     Loss before income taxes...............                   (237)                  (416)
     Provision for income taxes.............                    (85)                  (147)
                                                   ----------------     ------------------
     Net loss...............................                  $(152)                 $(269)
                                                   ================     ==================

(6) Includes a decrease in cost of sales primarily related to volume-related procurement savings based on our contractual purchase programs for paper, pre-press supplies and freight:

                                                  --------------------------------------
                                                                        Nine Months
                                                     Year Ended            Ended
                                                   June  30, 1998      March 31, 1999
                                                   ---------------  --------------------
     Cost of sales
     $  2,799             $  2,099

(7) Includes a reduction in depreciation expense resulting from the revaluation of assets and a change in depreciable lives arising from purchase accounting adjustments:

                                                   -------------------------------------
                                                                        Nine Months
                                                     Year Ended            Ended
                                                    June 30, 1998      March 31, 1999
                                                   ---------------  --------------------
     Cost of sales...............................      $  3,899            $   2,925
     Selling and administrative expenses.........           532                  399

(8) Represents an increase in selling and administrative expenses resulting from an in crease in pension costs and goodwill amortization (goodwill is amortized over 40 years), which was partially offset by a decrease related to the termination of certain management and consulting agreements in connection with the acquisition of Mack.

                                                   --------------------------------------
                                                                         Nine Months
                                                     Year Ended             Ended
                                                    June 30, 1998      March 31, 1999
                                                   ---------------  ---------------------
     Selling and administrative expenses.........       $   103             $     77
     Amortization expense........................         2,987             $  2,240

(9) Includes additional interest expense and amorti zation of deferred financing costs and estimated fees on the debt incurred in connection with the acquisition of Mack. Amounts below represent total expenses for the periods presented:

                                                   --------------------------------------
                                                     Year Ended         Nine Months Ended
                                                    June 30, 1998         March 31, 1999
                                                   ---------------     ------------------
     Revolving credit facility ($83,123
      @LIBOR+2.75%)..............................  $         4,674     $            4,079
     Term loan facility ($55,000
      @LIBOR+2.75%)..............................            4,011                  2,812

     Old Notes ($125,000 @ 9.75%)................           12,188                  9,141
     Junior sell
er note ($6,415 @ 11.50%)........              738                    553
     Amortization of deferred financing costs
      and commitment fees........................            1,359                  1,019
                                                   ---------------     ------------------
                                                   $        22,970     $           17,604
                                                   ===============     ==================

(10) Represents the assumed tax effect on the pro forma adjustments using an effective tax rate of 38.5%, except for the non-deductible goodwill amortization adjustment resulting from the acquisition of Mack.

(11) Represents EBITDA, adjusted to eliminate the effect of certain payroll and payroll-related costs of $619 due to the elimination of certain employee positions in connection with the acquisition of Mack and the acquisition of Port City Press, Inc. by Melham Holdings, Inc.

                Unaudited Pro Forma Consolidated Balance Sheet

                                                              As of March 31, 1999
                                        ---------------------------------------------------------------------------------
                                                                      Melham
                                                                  Acquisition and            Proceeds of the
                                                                    Refinancing              Offering of the    Adjusted
                                          Cadmus    Melham (1)      Adjustments                 Old Notes       Pro Forma

         ------    ----------    -------------------        ---------------    ---------
Dollars in thousands

Assets
Current Assets:
  Cash and cash equivalents.............  $     281  $      70     $        --               $        --        $      351
  Accounts receivable, net..............     65,454     22,198              28  /(1)/                 --            87,680
  Inventories...........................     27,978      9,623            (181) /(1)/                 --            37,420
  Deferred income taxes.................      5,210      1,576             344  /(1)/                 --             7,130
  Prepaid expenses and other............      3,892      1,402
1,880  /(1)/                443 /(3)/       8,425
                                                                           808  /(3)/
                                          ---------  ---------     -----------               -----------        ----------
     Total current assets...............    102,815     34,869           2,879                       443           141,006
                                          ---------  ---------     -----------               -----------        ----------
Property, plant and equipment, net......    126,907     50,001             708  /(1)/                 --           177,616
Goodwill and other intangibles, net.....     50,646     32,518         119,470  /(1)/                 --           202,634
Other assets............................      4,861      4,517           3,123  /(2)/              3,081 /(2)/      12,483
                                                                        (3,099) /(1)/                 --                --

                    ---------  ---------     -----------               -----------        ----------
Total assets............................  $ 285,229  $ 121,905     $   123,081               $     3,524        $  533,739
                                          =========  =========     ===========               ===========        ==========
Liabilities And Shareholders'
 Equity

Current Liabilities:
  Short-term borrowings.................  $  12,170  $      --     $   (12,170) /(5)/        $        --        $       --
  Current maturities of long-term
    debt................................      6,089      6,216          (6,216) /(4)/                 --             5,089
                                                                        (1,000) /(8)/
  Accounts payable......................     35,577      6,374           1,420  /(1)/                 --            43,371
  Accrued ex
penses......................     20,202     13,014             588  /(1)/                 --            33,804
  Restructuring reserve.................      1,136         --           3,000  /(1)/                 --             4,136
                                          ---------  ---------     -----------               -----------        ----------
     Total current liabilities..........     75,174     25,604         (14,378)                       --            86,400
                                          ---------  ---------     -----------               -----------        ----------
Long-term debt, less current
 maturities.............................     65,214     95,719         (95,719) /(4)/          (120,769) /(7)/     270,252
                                                                        84,392  /(5)/           125,000  /(7)/
                                                                       116,415  /(6)/
Other long-term liabilities.............     10,510
 23,077          (5,095) /(1)/                --             28,492
Deferred income taxes...................     13,788         --              --                       --             13,788
Shareholders' equity:
  Common stock..........................      3,923         --             580  /(1)/                --              4,503
  Preferred stock.......................         --      6,424          (6,424) /(1)/                --                 --
  Capital in excess of par..............     52,292      3,983          11,699  /(1)/                --             67,974
  Retained earnings.....................     64,328    (32,902)         31,611  /(1)//(3)/         (707) /(3)/      62,330
                                          --------   ---------     -----------               ----------         ----------
     Total shareholders' equity.........    120,543    (22,495)         37,466                     (707)           134,807
                                          ------
---  ---------     -----------               ----------         ----------
Total liabilities and shareholders'
 equity.................................  $ 285,229  $ 121,905     $  123,081                $    3,524         $  533,739
                                          =========  =========     ==========                ==========         ==========

          See Notes to Unaudited Pro Forma Consolidated Balance Sheet

            Notes to Unaudited Pro Forma Consolidated Balance Sheet
                            (Dollars in thousands)

(1) Represents the preliminary adjustments to record the acquisition of Mack which is accounted for as a purchase.

     The purchase price for pro forma purposes is as follows:

         1,200,000 common shares of Cadmus Communications             $ 16,262
         Cash.....................................................      66,000
         Junior seller notes......................................       6,415
         Bridge financing notes...................................     110,000
         Estimated transaction costs..............................       2,250
                                                                      --------
                                                                      $200,927
                                                                      ========

     The purchase price has been allocated for pro forma purposes as follows:

         Working capital..........................................    $ 14,794
         Long-term assets, excluding goodwill.....................      52,127
         Goodwill.................................................     151,988
         Long-term liabilities....................................     (17,982)
                                                                      --------
                                                                      $200,927
                                                                      ========

     The above allocation of acquisition costs is preliminary and may change upon final determination of the fair value of the assets acquired and liabilities assumed.

(2)  Represents the following adjustments to deferred loan costs:

                                             ----------------------------------------------
                                                    Mack
                                              Acquisition and      Offering of
                                                Refinancing         Old Notes       Total
                                             ------------------  ---------------  ---------
         Senior credit facility...........       $  2,250         $     --         $ 2,250
         Former senior credit facility....           (277)              --            (277)
         Bridge financing notes...........          1,150           (1,150)             --
         Old Notes........................             --            4,231           4,231
                                                 --------         --------         -------
                                                 $  3,123         $  3,081         $ 6,204
                                                 ========         ========         =======

(3) Represents a payment to terminate certain interest rate swaps associated with the former senior credit facility and to write-off deferred costs associated with the bridge financing notes.

(4) Represents an adjustment to eliminate the current and long-term debt of Melham Holdings, Inc. that was repaid in connection with the acquisition of Mack.

(5) Represents proceeds from the senior credit facility used to refinance the former senior credit facility and to partially finance the acquisition of Mack.

(6) Represents proceeds from the issuance of the junior seller notes and the bridge financing notes in conjunction with the acquisition of Mack.

(7) Represents the net proceeds from the offering of the Old Notes offering used to repay the bridge financing notes and to reduce the revolving credit facility.

(8) Represents $1.0 million decrease in current maturities of long-term due to different maturities for our senior credit facility.

                       CADMUS COMMUNICATIONS CORPORATION
                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table sets forth selected historical consolidated financial data as of the dates and for the periods indicated. The financial data for each of the five years in the period ended June 30, 1998, have been derived from our audited consolidated financial statements and notes thereto. Each of the four fiscal years in the period ended June 30, 1998, have been audited by Arthur Andersen LLP, independent public accountants, whose reports for the fiscal years ended June 30, 1996, through June 30, 1998, are included elsewhere in this prospectus. The financial data for the for the nine months ended March 31, 1998, and March 31, 1999, have been derived from our unaudited condensed consolidated financial statements which, in the opinion of management, contain all adjustments (consisting only of normal and recurring adjustments) necessary to present fairly our financial position and results of operations at such dates and for such periods. Results for the nine months ended March 31, 1999, are not necessarily indicative of the results that may be expected for the entire fiscal year. The data presented below should be read in conjunction with, and are qualified in their entirety by reference to, ``Management's Discussion and Analysis of Financial Condition and Results of Operations'' and our consolidated financial statements and notes thereto appearing elsewhere in this prospectus.

                                                                                                                   Nine Months
                                                                           Fiscal Year Ended                          Ended
                                                        ----------------------------------------------------------------------
                                                        June 30,    June 30,    June 30,    June 30,    June 30,     March 31,
                                                          1994        1995        1996        1997        1998          1998
Dollars in thousands                                    --------    --------    --------    --------    --------
   ---------
Statement of Income Data:
Net sales............................................   $247,730    $279,641    $336,655    $384,942    $393,823      $289,644
Operating expenses:
 Cost of sales.......................................    184,488     209,259     258,947     299,840     304,014       223,706
 Selling and administrative..........................     48,824      52,172      61,204      63,123      62,141        45,933
 Restructuring charge, net...........................      1,900          --          --      19,699       3,950            --
 Net gain on divestitures............................         --          --          --          --          --            --
                                                        --------    --------    --------    --------    --------      --------
Operating income.....................................     12,518
   18,210      16,504       2,280      23,718        20,005
Interest and other expenses..........................      4,985       5,372       5,957       9,716       8,938         6,624
                                                        --------    --------    --------    --------    --------      --------
Income (loss) before income taxes, extraordinary
 item and cumulative effect of changes in
 accounting principles...............................      7,533      12,838      10,547      (7,436)     14,780        13,381
Income tax expense (benefit).........................      2,968       5,263       3,956      (2,219)      5,690         5,152
Income (loss) before extraordinary item and
 cumulative effect of changes in accounting
 principles..........................................      4,565       7,575       6,591      (5,217)      9,090         8,229
Extraordinary loss on early extinguishment of
 debt (net of tax)...................................         --          --        (795)
     --          --            --
Cumulative effect of changes in accounting
 principles (net of tax).............................        401          --          --          --          --            --

                                                        --------    --------    --------    --------    --------      --------
Net income (loss)....................................   $  4,966    $  7,575    $  5,796    $ (5,217)   $  9,090      $  8,229
                                                        ========    ========    ========    ========    ========      ========

Earnings Per Share Data: /(7)/
Income (loss) before extraordinary item and
 and cumulative effect of change in
 accounting principle:/(6)/..........................   $   0.75    $   1.22    $   0.88    $  (0.65)   $   1.11      $   1.05
Net income (loss)....................................       0.82        1.22        0.77       (0.65)       1.11          1.05
Cash dividends.......................................
  0.20        0.20        0.20        0.20        0.20          0.15
Shareholders' equity.................................       9.31       10.41       13.72       12.85       13.86         13.65
Weighted average common shares
     outstanding (in thousands)......................      6,085       6,195       7,495       8,035       8,176         8,140

Other Financial Data:
EBITDA/(1)/..........................................   $ 24,221    $ 30,321    $ 29,459    $ 18,540    $ 40,819      $ 32,553
Adjusted EBITDA/(2)/.................................     26,121      30,321      30,254      38,239      44,769        32,553
Adjusted EBITDA margin...............................       10.5%       10.8%        9.0%        9.9%       11.4%         11.2%
Depreciation and amortization........................   $ 11,474    $ 12,132    $ 14,563    $ 18,188    $ 18,444      $ 13,608
Capital expenditures.................................     11,742      20,959      25,289      22,883      33,588        28,582

Ratio of total debt to adjusted EBITDA...............       2.2x        1.9x        3.5x        2.5x        2.2x            --
Ratio of adjusted EBITDA to interest expense.........        5.4         5.7         5.9         4.9         5.9          5.9x
Ratio of earnings to fixed charges/(3)/..............        2.5         3.3         2.8          --/(5)/    2.7           3.1
Balance Sheet Data (at period end):
Working capital/(4)/.................................   $ 26,033    $ 33,286    $ 60,517    $ 49,774    $ 35,315      $ 34,734
Total assets.........................................    160,906     172,443     283,723     266,916     291,752       278,530
Total debt...........................................     58,440      56,342     106,801      94,469      99,655        88,546
Total shareholders' equity...........................     55,706      62,755     108,528     100,643     109,816       107,395

                                                        ------------
-----
                                                        Nine Months Ended
                                                        -----------------
                                                            March 31,
                                                              1999
Dollars in thousands                                        ---------
Statement of Income Data:
Net sales............................................        $ 308,596
Operating expenses:
 Cost of sales.......................................          246,994
 Selling and administrative..........................           42,221
 Restructuring charge, net...........................               --
 Net gain on divestitures............................           (9,521)
                                                             ---------
Operating income........
 .............................           28,902
Interest and other expenses..........................            7,472
                                                             ---------
Income (loss) before income taxes, extraordinary
 item and cumulative effect of changes in
 accounting principles...............................           21,430
Income tax expense (benefit).........................            8,251
Income (loss) before extraordinary item and
 cumulative effect of changes in accounting
 principles..........................................           13,179
Extraordinary loss on early extinguishment of
 debt (net of tax)...................................               --
Cumulative effect of changes in accounting
 principles (net of tax).............................               --


                                                             ---------
Net income (loss)....................................        $  13,179
                                                             =========

Earnings Per Share Data:  /(7)/
Income (loss) before extraordinary item and
 and cumulative effect of change in
 accounting principle:/(6)/...........................        $   1.67
Net income (loss)....................................             1.67
Cash dividends.......................................             0.15
Shareholders' equity.................................            15.36
Weighted average common shares
     outstanding (in thousands)......................
 8,073

Other Financial Data:
EBITDA/(1)/..........................................        $  41,841
Adjusted EBITDA/(2)/.................................           32,320
Adjusted EBITDA margin...............................             10.5%
Depreciation and amortization........................        $  14,326
Capital expenditures.................................           12,340
Ratio of total debt to adjusted EBITDA...............               --
Ratio of adjusted EBITDA to interest expense.........              5.3x
Ratio of earnings to fixed charges/(3)/..............              4.2
Balance Sheet Data (at period end):
Working capital/(4)/.................................        $  28,777
Total assets.........................................          285,229
Total debt.....................................
 ......           71,303
Total shareholders' equity...........................          120,543

              See Selected Historical Consolidated Financial Data

           Notes to Selected Historical Consolidated Financial Data

(1) EBITDA represents net income before interest, income taxes, depreciation and amortization. EBITDA is presented because we believe it is frequently used by security analysts, lenders and others in the evaluation of companies. However, EBITDA should not be considered as an alternative to operating income, net income, net cash provided by operating activities or any other measure for determining our operating performance or liquidity in accordance with generally accepted accounting principles. EBITDA, as used herein, is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.

(2) Represents EBITDA, adjusted to eliminate the effect of an extraordinary loss on early extinguishment of debt of $0.8 million (net of tax) recorded in fiscal 1996, a restructuring charge of $19.7 million recorded in fiscal 1997, a restructuring charge of $4.0 million recorded in fiscal 1998 and a pre-tax net gain on divestitures of $9.5 million recorded in the nine months ended March 31, 1999.

(3) For purposes of calculating the ratio of earnings to fixed charges, earnings represent income before taxes plus fixed charges. Fixed charges consist of interest expense, including amortization of deferred financing costs, whether expensed or capitalized, and the portion of rental expense which management believes is representative of the interest component of rental expense.

(4) Working capital represents the excess of current assets over current liabilities, excluding restructuring reserves.

(5) Earnings were insufficient to cover fixed charges by $0.8 million.

(6) Extraordinary loss on early extinguishment of debt in fiscal 1996 of $0.8 million (net of tax) and income from cumulative effect of changes in accounting principles in fiscal 1994 of $0.4 million (net of tax).

(7) Income per share data assumes dilution.

                                  THE COMPANY

Overview

Cadmus focuses on delivering high-end, integrated graphic communications solutions. We are the largest printer and producer of STM journals and publications in the United States with an estimated market share of approximately 33% in 1998. We are also a leading printer and producer of special interest magazines, point-of-purchase materials and specialty packaging materials. We were formed in 1984, and, through both internal growth and over ten acquisitions, we have become the fifth largest publications printer in the United States, with pro forma net sales of $395.3 million and pro forma adjusted EBITDA of $53.3 million for the nine months ended March 31, 1999.

We focus on specialized markets where w
e can use our in-depth knowledge of our
customers' industries to create innovative products and services that satisfy our customers' graphic communications needs, including printing, information dissemination and marketing services. We have expanded our product offerings to include integrated, end-to-end services that go beyond the traditional printing functions. We play an increasingly important role in helping our customers more efficiently create and disseminate their information and marketing products. We provide our customers with a full range of creative, production and distribution services, making us a one-stop provider of graphic communications and marketing solutions. We believe being a one-stop provider allows us to achieve higher margins, solidify customer relationships and capture a greater share of our customers' graphic communications spending.

We operate through two business sectors, Cadmus Professional Communications and Cadmus Marketing Communications.

Cadmus Professional Communicatio
ns is comprised of two product lines: STM journal services and special interest magazines. We serve both not-for-profit and commercial publishers of STM journals and publishers of special interest magazines. For these customers, we provide traditional composition, editorial, prepress, printing, warehousing and distribution services. In addition, we provide a full complement of digital products and services, including website design and architecture, content management, Internet and CD-ROM based electronic archiving, electronic peer review and online publishing.

On April 1, 1999, we acquired Mack, our largest competitor in the STM journal market and one of the largest publications printers in North America. The acquisition provides us with new STM journal services capabilities, including the production of short-run journals and business directories. The acquisition also significantly enhances our market position in the special interest magazine market and creates opportunities for additional economies of scale and
improvements to our overall efficiency and competitive position.

For the nine months ended March 31, 1999, our Professional Communications sector contributed 68.7% of pro forma net sales and 89.6% of pro forma adjusted EBITDA before corporate expenses.

Cadmus Marketing Communications focuses on the creation, production and distribution of graphic communications and marketing services for Fortune 1000 companies. Our major product lines include:

     . point-of-purchase marketing materials, such as menu boards, table tents and translites for fast food customers such as Hardee's and retail advertising displays and custom display boxes for beverage companies such as Coca-Cola and

     . specialty packaging and promotional printing production, including package designs and construction of marketing-related packaging for customers such as UPS, FedEx and America

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

        Online, and high quality packaging materials for apparel, high-tech, pharmaceutical, transportation and travel companies.

Within this sector, we also offer software duplication, advertising, catalog design and photography, commercial printing, direct marketing and fulfillment and distribution services. We combine our creative, production and distribution services across these product lines to provide comprehensive solutions to our customers' marketing needs.

For the nine months ended March 31, 1999, our Marketing Communications sector contributed 31.3% of pro forma net sales and 10.4% of pro forma adjusted EBITDA before corporate expenses.

The Industry

We compete in specialized markets of the highly fragmented U.S. printing industry.

STM Journal Market

We estimate that the STM journal market is a $650.0 million market that has grown at a compounded annual rate of 6.2% since 1992. The STM journal market is generally characterized by non-cyclical product demand, long-term customer contracts and relationships, an increasing demand for an integrated, full line of services and an appreciation of high value-added services. The STM journal market consists of approximately 8,500 publications from approximately 1,600 STM journal publishers and is largely supported by governmental and private research funding and association dues and subscriptions. Approximately 60% of the STM journal market consists of not-for-profit societies, universities and government agencies. These customers typically have limited composition, editorial, production and distribution capabilities in-house and thus value and demand our end-to-end services.

Special Interest Magazine Market

Special interest magazines are typically directed at a defined audience and usually have circulations of between 20,000 and 200,000. We believe that the special interest magazine market, which we estimate to be a $2.0 billion market, is growing faster than the general interest or longer run magazine markets. In recent years, special interest magazines have gained increasing advertising revenue due to the focused nature of their circulations. Special interest magazine publishers typically have more limited in-house capabilities than larger commercial publishers and require a higher level of service. Our customers in this market consist primarily of special interest and trade or professional association publishers and include the National Council of Teachers of Math, International Mission Board, American Kennel Club, Bank Director, TimeOut New York and Billboard.

Point-of-Purchase and Specialty Packaging Markets

The point-of-purchase and specialty packaging markets are both characterized by a significant number of regional, privately-held businesses. The point-of-purchase market is highly fragmented, with over 10,000 competitors. According to industry sources, point-of-purchase expenditures are expected to grow at a 4.1% compounded annual rate between 1997 and 2002, from $13.1 billion to $16.0 billion, benefiting in recent years from a continuing shift in advertising spending toward point-of-purchase and other impulse-oriented programs. The point-of-purchase market is the third largest consumer of advertising spending behind network and local "spot" television.

Similarly, the $9.7 billion folding carton specialty packaging market is highly fragmented and has a large number of market participants, none of which is a dominant provider. Folding cartons function as part of a

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

product's marketing campaign and may employ multiple colors, coatings, several printing techniques, stamping and other features. This market is characterized by a demand for high-quality packaging with fast turnaround.

Competitive Strengths

We attribute our strong historical results and positive growth outlook to the following factors:

Leading Position in Highly Attractive STM Journal Market. The STM journal market is highly attractive because of its historical insensitivity to economic downturns and because customers are increasingly placing a premium on the integrated, end-to-end services we provide. We are the largest producer of STM journals in the United States with an estimated market share of 33% in 1998, more than four times the market share of our nearest competitor. Because of our focus and market share, we believe we know the market better, and can anticipate its trends more readily, than our smaller competitors. We capitalize on that knowledge and our range of services to win new customers and to develop new products that our customers value highly.

Well-Established and Diversified Customer Relationships. We serve over 1,300 customers, including many of the leading and largest businesses and associations
in their sectors.   For the nine months ended March 31, 1999, more than 85% of
Cadmus's net sales from STM journal customers (not including Mack) were under long-term contracts, and we estimate that approximately 70% of Mack's net sales
from STM journal customers were under long term contracts.   For the same
period, more than 55% of our STM journal net sales came from not-for-profit organizations. Our average relationship with our top ten STM journal customers is over 38 years, our typical contract length is three to seven years and our renewal rate for STM journal publishers has been approximately 97% over the past five years. We serve many of the leading STM journal publishers, including the American Chemical Society, American Medical Association, American Psychological Society, American Society for Microbiology, Elsevier Science, Lippincott Williams & Wilkins, Macmillan, W.B. Saunders and Wiley/Liss, Inc. In our point-of-purchase and specialty packaging businesses, our customers include significant marketers such as America Online, Bell South, Coca-Cola, FedEx, Hardee's, IBM, Microsoft, Modus Media, Polaroid, Sara Lee and UPS. None of our customers contributed more than 5.0% of our pro forma net sales in fiscal 1998.

Positive and Stable Operating Results. From fiscal 1993 to fiscal 1998, our net sales and adjusted EBITDA increased at compounded annual growth rates of 14.7% and 17.1%, respectively. We also experienced stable operating results from our Professional Communications sector, which grew net sales and adjusted EBITDA at 20.2% and 34.1% compounded annual rates, respectively, from fiscal 1993 to fiscal 1998. We have seen similar operating results from Mack, which grew net sales and EBITDA by compounded annual rates of 6.1% and 16.9%, respectively, from 1993 to 1998. The Professional Communications sector generated $51.9 million, or 89.6%, of our pro forma adjusted EBITDA before corporate expenses for the nine months ended March 31, 1999.

Proven Ability To Deliver Full-Service Solutions. We have enhanced and expanded our traditional printing capabilities with creative and distribution capabilities through hiring qualified personnel, training employees and acquiring facilities and companies. We have integrated our capabilities to provide full service, end-to-end solutions to our customers, including:

     . The Society for Neuroscience, for whom we perform online peer review, electronic editing, electronic copy editing, digital art integration, digital content management, composition, printing, binding, mailing, international distribution and order and full service reprint fulfillment;

     . FedEx, for whom we provide package design, in-package literature composition, disk duplication and warehousing and distribution services for their online shipping software; and

     . Hardee's, for whom we developed and maintain a detailed database of all restaurant dimensions, produce and catalog a variety of table tents, menu boards and translites, answer phone calls directly from franchisees and assemble and ship materials to franchisees.

Leading Edge Capabilities. We are a technology leader in each of our markets. For example, in our STM journal product line, we have substantially improved lead times, improved our competitive position and reduced our operating costs by converting the entire STM composition and prepress operations to a fully automated, digital process. In our specialty packaging product line, we built a new state-of-the-art plant in Charlotte, adding the most modern press and finishing equipment available to support this fast growing product line. In addition, we are building state-of-the-art fulfillment facilities in both Atlanta and Charlotte. As a result of this consistent pattern of technological advances, we have streamlined our operations and believe we now offer our customers some of the most advanced facilities and capabilities in our markets.

Experienced Management. Our executive officers have an average of 16 years of service in the industry. This team has been responsible for the successful development of our niche-market strategy, as well as the integration of more than ten acquisitions over the past 13 years. Our Professional Communications sector's management team has an average of 22 years of service in the publications industry and has successfully integrated several substantial acquisitions, including Waverly Press in 1993 and Lancaster Press in 1996.

Business Strategy

Key elements of our business strategy include:

Tailoring End-to-End Solutions to Customer Needs. We are one of the few printing, graphic communications and marketing companies that has a proven track record of integrating creative, production and distribution services into customer-specific solutions. In our STM journals product line, we offer traditional composition, editorial, prepress, printing, warehousing and distribution services, as well as a full complement of digital products and services, including website design and architecture, content management, Internet and CD-ROM-based electronic archiving, electronic peer review, online publishing and related composition and editorial services. In our point-of-purchase product line, we provide unique third-party marketing outsourcing solutions by combining marketing design services, traditional printing on paper and board, ultraviolet printing on plastics, sophisticated fulfillment services and other customer service functions.

Our goal is to continue to enhance our knowledge in these specialized markets and to expand our creative, production and distribution capabilities to make our services more valuable to customers and more distinct from those offered by our competitors. This full service strategy allows us to expand existing customer relationships and to attract new customers. We believe that this strategy will enhance internal growth rates as we capitalize on our market expertise and further expand our capabilities.

Disciplined, In-Market Strategic Acquisitions. We believe significant opportunities exist both to consolidate market share and to broaden our product offerings in our markets. We particularly focus on acquisitions of profitable, established businesses that enhance our position by offering products complementary to our existing creative, production and distribution capabilities and that create operating efficiencies and cost savings.

Improving Margins. We believe that we will continue to realize cost savings as a result of volume purchases of paper, ink and other raw materials used in the printing process. As we acquire additional businesses in each of our markets, we believe we will be able to realize similar additional savings. We have also achieved cost savings through the consolidation of insurance, employee benefits, risk management and other administrative functions. We believe that by continuing to centralize certain administrative and support functions, management of our operating businesses will be able to focus on pursuing new customers, developing additional product and service capabilities and increasing capacity utilization. In addition, we believe that opportunities exist to further improve the operating efficiency of our business by eliminating redundant facilities and equipment, by consolidating operations and by achieving better capacity utilization as a result of improved coordination among our operations. For example, as a result of our Mack acquisition, we believe that immediately available procurement synergies alone will account for approximately $2.6 million annually in reduced materials and outside services costs.

Our Product Lines

Professional Communications Sector

     Journal Services

In our STM journal services product line, we provide traditional composition, printing and distribution services, as well as a full complement of digital solutions and management services for not-for-profit associations and commercial publishers. We are the largest producer of STM journals in the United States. Approximately 80% of our STM journal customers and approximately 55% of net sales from this product line come from the association and society marketplace. We offer STM journal customers a wide range of products and services, including editorial services, composition, management of digital content, Internet and online publishing services, CD-ROM production services, traditional and digital prepress services, web and sheet-fed offset printing, complete bindery and mailing services, international distribution services, author reprint services and mail list support.

With our extensive knowledge of the STM journal market, we have developed proprietary products and services, including:

     . CJSNet, a secured, electronic file transfer process which allows customers to send any type of file, mail list, digital art or other information via the Internet or an ISDN or modem;

     . Digital Direct, a digital desktop work flow that builds an infrastructure of advertising, pages, proofs, imposition and output, all in a digital format;

     . EdiTech Services, a proprietary, electronic editing program which converts and pre-edits manuscripts by correcting typographical errors, making exchanges according to each journal's unique style and inserting typesetting codes;

     . Virtual Journals and Reference Books online, an Internet and online publishing service; and

     . World-Wide Destination Services, a delivery service offering expedited world-wide delivery of journals.

We have developed a workflow process called the "Total Digital Pathway" that provides a completely digital production process for STM journal customers and provides for the creation of a digital content database of a customer's text and graphics. With the Total Digital Pathway, we receive data from a customer, digitize the content and create final digital pages with fully integrated text and graphic images. These digital pages are used to create a variety of end products, including printed products, CD-ROM versions for archival

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

applications, and Internet and online publishing products, and assure that the content is readily accessible for future use.

Through our STM journal services product line, we are a leader in the online delivery of STM journal information. We have developed an online capability that meets the specific needs of both authors and users. This online environment enables the publisher to control the Internet or online publishing site with a great deal of administrative efficiency. Using our advanced access technology, the publisher can profile its users and deliver more targeted access and research content to a specific customer profile. Simultaneous release of the printed and online journal allows readers to view articles from anywhere in the world on the day of publication. Individual readers also can create their own personal pages, enabling them to track session history information and save citation lists.

     Special Interest Magazines

We specialize in short-to-medium run magazines, producing over 750 titles for over 275 customers, servicing associations, commercial publishers and educational institutions in the United States, with a primary concentration on the east coast. We employ advanced technologies to meet our magazine customers' requirements for printing, distribution and digital solutions. Our special interest magazine product line offers a wide array of services, including conventional and digital prepress services, desktop publishing, printing, binding, distribution, mailing list support, worldwide distribution services, reprint services and backcopy storage and fulfillment. Examples of our special interest magazine customers include the National Council of Teachers of Math, International Mission Board, American Kennel Club, Bank Director, Bird Watcher's Digest, Diabetes Care, US Banker, TimeOut New York, Computer Telephony, Billboard and Daily Variety.

Marketing Communications Sector

     Point of Purchase

In our point-of-purchase product line, we offer creative design and sales promotional concepts and a full range of production capabilities for merchandising materials of all sizes and shapes. Our products include tabletop displays, table tent cards, banners, posters, shelf danglers, translites, motorized aisle displays, retail spectaculars and other merchandising materials used to gain the attention of consumers. We specialize in providing customized solutions for a customer's marketing and sales promotion needs. Production services include traditional offset full-color printing, ultraviolet printing on plastics, large-format printing, finishing, product engineering and prototyping and silkscreen printing. This product line's sophisticated fulfillment database captures the exact quantities and types of materials each franchisee or distribution point requires for a promotional campaign and fulfills the order via in-bound telemarketing stations maintained by us on behalf of the customer. Additionally, distribution and fulfillment services include inventory management, warehousing, in-bound customer services and out-bound telemarketing services, fulfillment and customer service for third party marketing services. Primary markets served include the fast food restaurant, beverage, retail, motorsports, hospitality and travel industries.

     Specialty Packaging and Promotional Printing

In our specialty packaging and promotional printing product line, we produce full color, high quality, high visibility product packaging and printed materials that promote the sale of products or communicate marketing messages. Our primary markets within this product line include the apparel, technology, pharmaceutical, transportation, travel and furniture industries. Our primary services include structural package design, production and distribution of high-quality, full-color external and internal packaging, dimensional mailers, corporate identity materials, product literature, computer documentation and catalogs for leading national companies. In addition, we provide turnkey software services, including CD-ROM and floppy disk duplication, label printing, custom kit assembly, fulfillment, distribution and inventory and logistics management for technology-oriented customers.

In fiscal 1998, we achieved several significant milestones in our specialty packaging and promotional printing product line, including:

     . the completion of our move to a new state-of-the-art 180,000 square-foot printing facility, providing capacity to keep pace with our growing national customer base;

     . the national expansion of our sales force, adding offices in Atlanta, Boston, Chicago, New York and Raleigh; and

     . the registration of our quality system to the ISO 9002 standard, a designation awarded to a select few organizations in the industry, which we believe is increasingly required by both our existing and target customers.

     Graphic Solutions

Our graphic solutions product line offers a full array of commercial printing and distribution services to Fortune 1000 companies and catalog marketers. This product line focuses on larger corporate customers that want preferred vendor relationships and full service offerings. Services include electronic and conventional prepress services, web and sheet-fed offset printing, bindery, fulfillment and distribution services. Our graphic solutions product line's offerings were expanded with the purchase of the assets of Beacon Press in October 1998, which brought us additional web offset printing capabilities.

     Marketing Services

In our marketing services product line, we provide creative development and marketing strategies for customers. Our services include brand research and implementation, print and broadcast advertising, direct marketing, catalog design, communications design and new media services. In fiscal 1998, we consolidated all of our creative businesses under one operating model. The combination of these diverse marketing and advertising capabilities allows us to provide customers with complete solutions to marketing challenges.

Our Products and Services

We believe that our success is due largely to our emphasis on providing a full array of products and services, combined with superior customer service and responsiveness. In close collaboration with our sales forces, customer service staffs in each product line work closely with customers from product design and editing through production and final delivery to assure that customers' expectations and specifications are met on a consistent basis. Our goal is to offer the highest standards in meeting our printing customers' needs with our primary focus on responding quickly and competitively to customer demands and requirements. Many of our production facilities are open 24 hours a day, seven days a week, to allow for timely production of materials. We provide the following services to our customers in both sectors of our business:

Creative Services

     . Composition. These services include digital typesetting and the integration of text with graphics. These services are focused primarily on our STM journal customers where the composition capability is a critical component of our end-to-end services. We are one of the largest providers of composition services in the United States, with four facilities in the Mid-Atlantic region. Our composition processes and software are among the best in the industry.

     . Editorial services. These services are primarily focused on serving the needs of STM journal customers who want to out-source components of their editorial functions, including digital file conversion, copy editing and indexing. We have developed proprietary software and processes to improve the efficiency and effectiveness of this function for customers.

     . Internet and online publishing services. These services include the design, engineering and content maintenance of our customers' Internet and web-based, online publishing operations. Our STM journal customers increasingly desire additional distribution outlets via the Internet or online publishing applications. Our E-DOC division provides a full array of digital information delivery services to address the STM journal customers' needs for Internet and online publishing services.

     . Creative marketing services. These services typically involve the design of a customer's marketing message or materials. Creative services include package design, package engineering, sales promotion development, strategic marketing consulting, direct marketing, photography and advertising services. Our advertising services include the creation and placement of TV, radio and print advertising.

     . Digital archiving. We allow customers to store digitally rendered artwork on our file servers. The artwork can then be accessed and retrieved from a remote site via high-speed data transmission.

Production Services

Over the past several years, we have developed state-of-the-art print production facilities and equipment specifically tailored for the markets we serve. Our STM journal facilities, for example, are equipped to produce high quality black and white images required to accurately reproduce scientific and medical research. Similarly, our point-of-purchase facilities are specifically equipped to print large format point-of-purchase materials and to print on plastic substrates for products such as translites for fast food restaurant and beverage customers.

Our typical job involves one or more of the following steps and services:

     . Prepress. Our prepress services include all the processes necessary to prepare the media (art, photographs and typed copy), photographically duplicate or digitally produce images, separate color images into process colors, assemble films and reproduce film images onto a printing press. We use electronic technology to compose the individual pages of the project and to create screen tints, produce color blends and retouch photos. These images can then be reviewed for exact color and content. The digital information is then processed to a film plotter for film output. Our film plotters are capable of plotting up to 3600 dots per inch resolution, giving a clean detail of the image. We have also developed an advanced screening process which allows larger quantities of ink to be used in the printing process, thereby producing a higher quality image than is available using conventional techniques.

     . Electronic prepress. This is a fully automated electronic prepress process which allows the customer to submit its graphic design and materials in digital formats, including diskettes and modem file transfers, or in hard copy, which is digitized through a computer scanning process. We then edit the design and import digital text and graphics on a computer to create digital files from which the printing plate is developed. Electronic prepress greatly reduces the time and the number of people involved in the production of plates, and we believe that we are an industry leader in fully automated electronic prepress operations.

     . Printing. We operate heatset web presses, including half-web, full-web and double-web presses, as well as large format and conventional sheet-fed presses. For short-to-medium run length jobs, we primarily use sheet-fed presses capable of printing up to eight colors, running at standard press speeds of 6,000 to 10,000 sheets per hour. Web presses are higher run length presses which utilize rolls of paper, print on both sides and produce a product that may be folded, glued and perforated on the press.

     . Finishing. We provide extensive finishing services in the final stages of the production cycle. These services include the cutting, folding and binding of the finished product.

Distribution Services

We also provide warehousing, fulfillment and distribution services to customers in each of our major product lines. These services are critical elements of our integrated end-to-end services.

Primary distribution services include:

     . Warehousing. Our customers typically order more materials than they immediately require. For many of these customers we store the excess finished products and distribute them as requested by the customer.

     . Fulfillment. Many of our large franchised or manufacturing customers have complicated distribution requirements for their multiple franchisee, retail or distribution networks. For these customers, we provide sophisticated inventory management, inbound and outbound telemarketing, custom kit assembly and order processing for finished product and marketing materials.

     . Reprint services. For our STM journal customers, we provide complete article reprint services, including order processing, printing and mailing.

     . Distribution. We provide distribution services to customers through multiple services, including air and ground, U.S. mail, and bulk freight delivery. For our STM journal customers, we have developed World Wide Destination Services, a delivery service offering expedited world-wide distribution of STM journals.

Sales and Marketing

Each of our product lines has dedicated sales and marketing employees. We believe this structure facilitates understanding and serving the needs of our specialized markets, enhances our market-focused strategy and allows us to deliver improved services to our customers. In each of our production facilities, customer service employees are dedicated to specific product lines. This alignment of customer service and sales teams improves the flow of work in our facilities and provides for more efficient internal communications.

Materials and Supply Arrangements

The primary materials used in each of our printing divisions are paper, ink, film, offset plates, chemicals and cartons, with paper accounting for the majority of total material costs. We purchase these materials from a

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

number of suppliers and have not experienced any significant difficulties in obtaining the raw materials necessary for operations. We have implemented an inventory management system in which a limited number of paper suppliers supply all of our paper needs. These suppliers are responsible for delivering paper on a "just-in-time" basis directly to our facilities. We believe that this system enhances the flexibility and speed with which we can serve customers, improves pricing on paper purchases, eliminates a significant amount of paper inventory and reduces costs by reducing warehousing capacity. See "Risk Factors--Cost and Availability of Paper and Other Raw Materials."

Competition

We compete in the highly fragmented and competitive U.S. printing and marketing services industry. To lessen our exposure to larger competitors with greater resources, we focus generally on specialized markets where we can achieve market leader status and where we can gain competitive advantages through our knowledge of the market and our ability to offer high quality, end-to-end solutions to customers.

In our Professional Communications sector, we compete in the STM journal and special interest magazine markets. In the STM journal market, our primary competitors consist of several smaller, privately-held full-service firms including Sheridan Press, Inc., Allen Press Inc. and Edwards Brothers, which offer a range of products and services similar to ours. In addition, several large publication printers, including R. R. Donnelley & Sons Company, Banta Corporation and Quebecor Printing Inc., provide more limited services to journal publishers. In this market, we compete primarily on our ability to provide end-to-end services to not-for-profit and commercial STM journal publishers, most of whom choose to out-source significant aspects of their journal editorial, production and distribution process.

In the special interest magazines market, our competition consists of both large national printers and smaller regional printers. While the competitive nature of this market requires that we provide quality services at competitive prices, our strategy is to focus on associations, educational institutions and special-interest commercial publishers. These customers typically place a higher value on service and publish shorter circulation titles, where we believe our equipment and processes give us a competitive advantage over longer-run printers.

Our Marketing Communications sector competes with a wide range of traditional printing and packaging firms, as well as marketing, advertising and new media firms. In the highly fragmented specialty packaging market, many firms compete in the high quality folding carton printing sector. Several of these competitors are larger than us, with the remainder of our competition consisting of regional commercial printing and package printing firms. In this market, firms compete based on ability to provide high quality products with quick turn around. In the point-of-purchase market, there are over 10,000 firms providing point-of-purchase products and services in the United States, none of which is dominant. Customers in this market demand sophisticated, customized services ranging from design to distribution and fulfillment.

Patents, Trademarks and Brand Names

We market products under a number of trademarks and brand names. We also hold or have rights to use various patents relating to our envelope business, which expire at various times through 2012. Our sales do not materially depend upon any single or related group of patents.

Facilities

We consider all of our properties and the related machinery and equipment to be well-maintained, in good operating condition and adequate for our present needs. We expect to expand as necessary to support the continued development of our operations. The following table contains information regarding our primary facilities:

----------------------------------------------------------------------------------------------------------------------
                                                                                                      Owned/    Size
Product Line                                       Location                   Primary Use             Leased  (sq. ft.)
----------------------------------------------------------------------------------------------------------------------
Professional Communications Sector
Journal
 Services                             Akron, PA             Manufacturing/Composition          Owned     50,000
Directories, Books                           Baltimore, MD         Manufacturing/Printing             Leased   175,000
Journal Services                             Baltimore, MD         Manufacturing/Composition          Leased    51,700
Directories, Books                           Baltimore, MD         Warehouse, Distribution            Leased    40,000
Magazines                                    East Stroudsburg, PA  Manufacturing/Printing             Owned    164,570
Journal Services                             Easton, MD            Manufacturing/Printing             Owned    196,800
Journal Services, Magazines                  Easton, PA            Manufacturing, Warehouse, Offices  Owned    252,320
Journal Services                             Ephrata, PA           Manufacturing/Printing             Owned    142,300
Journal Services, Magazines                  Ephrata, PA           Warehou
se                          Leased    24,840
Journal Services                             Lancaster, PA         Manufacturing/Printing             Owned    175,000
Journal Services                             Lancaster, PA         Warehouse                          Owned     52,000
Journal Services, Magazines                  Lancaster, PA         Warehouse, Distribution            Leased    18,000
Journal Services, Magazines                  Richmond, VA          Manufacturing/Printing             Owned    266,900
Journal Services                             Richmond, VA          Warehouse, Backcopy                Leased    72,000
Journal Services                             Richmond, VA          Manufacturing, Digital Services    Owned     14,760

Marketing Communications Sector
Specialty Packaging (Disk Duplication)       Atlanta, GA           Manufacturing                      Leased    88,000
Point of Purchase                            Atlanta, GA           Manufacturing                      Owned
     80,000
Point of Purchase                            Atlanta, GA           Manufacturing, Office              Owned     65,300
Point of Purchase                            Atlanta, GA           Warehouse                          Leased    61,175
Marketing Services (Catalogs)                Atlanta, GA           Catalog Services and Production    Leased    60,000
Point of Purchase                            Atlanta, GA           Offices                            Leased    38,000
Point of Purchase                            Atlanta, GA           Warehouse                          Leased    19,000
Specialty Packaging and Promotional          Charlotte, NC         Manufacturing/Printing             Owned    180,000
 Printing
Specialty Packaging and Promotional          Charlotte, NC         Warehouse                          Leased    39,600
 Printing
Marketing Services (Direct Marketing)        Charlotte, NC         Direct Marketing Services          Leased    19,000
Graphic Solutions
          Richmond, VA          Manufacturing/Printing             Owned     97,000
Marketing Services (Advertising, Identity
Marketing, New Media)                        Richmond, VA          Advertising Services               Leased    13,000

Corporate
Corporate Office                             Richmond, VA          Corporate Office                   Leased    23,000

Employees

We employ approximately 4,600 persons, approximately 22% of whom are covered by collective bargaining agreements with local unions of the Communications Workers of America and Graphic Communications International. We recently renewed contracts with the three local unions at our Lancaster, Pennsylvania plant for a three-year term expiring in February 2002. The union contract covering employees at the Easton, Pennsylvania facility expires in January 2001. The contract with one of the local unions in East Stroudsburg was recently renewed and the contracts with the two remaining local unions are currently under negotiat ion.
We do not foresee any significant problems in concluding those contracts by August 1, 1999. These agreements expire from time to time and are negotiated separately. We believe our relationship with our employees is good. In addition, we believe that no single collective bargaining agreement is material to our operations taken as a whole.

Legal Proceedings

From time to time we may be involved in claims or lawsuits that arise in the ordinary course of business. Accruals for claims or lawsuits have been provided for to the extent that losses are deemed probable and can reasonably be estimated. Although the ultimate outcome of these claims or lawsuits cannot be ascertained, on the basis of present information and advice received from counsel, it is our opinion that the disposition or ultimate determination of such claims or lawsuits will not have a material adverse effect on us. In the case of administrative proceedings related to environmental matters involving governmental authorities, we do not believe that any imposition of monetary damages or fines would be material.

Environmental

Our operations are subject to federal, state and local environmental laws and regulations relating to, among other things, air emissions, waste generation, handling, management and disposal, wastewater treatment and discharge and remediation of soil and groundwater contamination. We believe we are in substantial compliance with environmental laws and regulations.

Although we do not anticipate that material capital expenditures will be required to achieve or maintain compliance with environmental laws and regulations, changing environmental laws and regulations might affect the printing industry as well as the manufacture or transportation of envelopes and related packaging products. For example, we will be subject to regulations being developed by the federal Environmental Protection Agency ("EPA") and state environmental agencies to implement the Clean Air Act Amendments of 1990. Accordingly, we cannot assure you that we will not discover environmental matters resulting in material liabilities or expenditures or that, in the future, material expenditures for environmental matters will not be required by changes in law or regulations or their enforcement.

The Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), as amended (also known as the "Superfund" legislation), under certain circumstances imposes joint and several liability, without regard to fault or the legality of the original conduct, on certain classes of persons for the costs of investigation and remediation of sites at which there have been releases or threatened releases of hazardous substances. These persons, known as potentially responsible parties ("PRPs"), include the owners and operators of property and persons that generated, disposed of or arranged for the disposal of hazardous substances found at a site. Many states have similar programs. Although certain of our predecessors have been designated as PRPs under CERCLA with respect to off-site disposal of hazardous substances, we believe that we have minimal exposure as a result of such designations, particularly because of the indemnifications described below. We have not been named as a PRP at any Superfund sites as a result of our ongoing operations. Due to our waste management and minimization programs and our current use of permitted hazardous waste disposal facilities, we do not believe that our current operations will give rise to future material liability under CERCLA.

Soil and groundwater contamination is present at our facilities in Lancaster, Pennsylvania and Easton, Maryland owing to the operations of former owners. This contamination is being remediated by the former owners pursuant to indemnity agreements obtained from them at the time of purchase of these facilities. There can be no assurance, however, that these indemnities will be fully performed or that we will not incur any material costs with respect to these matters.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

General

We are the largest printer and producer of STM journals and publications in the United States. We are also a leading printer and producer of special interest magazines, point-of-purchase materials and specialty packaging materials. We are organized around two business sectors, Cadmus Professional Communications, which provides printing and publishing services for STM journal and special interest magazine publishers, and Cadmus Marketing Communications, which provides graphic communications and marketing services primarily to Fortune 1000 companies. In the third quarter of fiscal 1999, we divested our financial communications and custom publishing product lines. On April 1, 1999, we acquired Mack, further strengthening our position in the STM journal and special interest magazine market.

The following discussion and analysis of the financial condition and results of operations covers periods prior to our acquisition of Mack and the refinancing of our former senior credit facility. As a result of those transactions, we now have a different capital structure. Accordingly, the results of operations for periods subsequent to the consummation of these transactions will not necessarily be comparable to prior periods. See "Prospectus Summary--Recent Transactions," "Unaudited Pro Forma Consolidated Financial Data," "Cadmus Communications Corporation Selected Historical Consolidated Financial Data," "Description of Senior Credit Facility," "Description of Exchange Notes" and the audited and unaudited consolidated historical financial statements and notes thereto, included elsewhere in this prospectus.

Certain Effects of Mack Acquisition

We believe that the acquisition of Mack will create economies of scale and synergies that should result in improved margins and operating results and enable us to better serve our customers. For example, we believe we will realize procurement savings of approximately $2.6 million annually by applying the volume discounts in our existing national procurement contracts to Mack's historical purchases of paper, printing supplies and certain other manufacturing items. As we integrate Mack, we will evaluate additional opportunities to improve our operating results through revenue expansion, cost reductions and consolidation of redundant operations and functions. If we decide to eliminate any assets, that decision could result in a charge for business integration and consolidation costs that would have the effect of reducing assets and our net worth.

Significant Transactions

In the third quarter of fiscal 1999, we divested our financial communications and custom publishing product lines. Net cash proceeds from these transactions totaled $35.0 million and resulted in a pre-tax net gain of $9.5 million. For the twelve months ended December 31, 1998, our financial communications product line's net sales were $40.7 million and its operating income was $3.8 million. Contributions to net sales and operating income from our custom publishing product line were immaterial.

In April 1998, we acquired Germersheim, Inc., an Atlanta-based point-of-purchase provider. In June 1998, we recorded an acquisition-related restructuring charge of $4.0 million ($2.5 million net of tax) related to the integration of Germersheim with our existing point-of-purchase operations. The charge included costs to consolidate facilities, eliminate redundant assets and provide severance.

During the fourth quarter of fiscal 1997, we adopted a restructuring plan that impacted a number of our operations. The plan included:

     . the closing of our Baltimore promotional printing facility and our Long Beach-based direct marketing agency;

     . the consolidation of our Atlanta and Richmond-based interactive divisions;

     . the consolidation of two STM journal fulfillment and distribution operations;

     . the realignment of management, production and administrative personnel due to the realignment of our businesses;

     .    the write-down of tangible and intangible assets; and

     . the exit from certain nonstrategic customer relationships and product lines.

In connection with this restructuring plan, we recorded a restructuring charge of $19.9 million ($12.9 million net of tax) i n the fourth quarter of fiscal
1997. Operations that were discontinued as a result of the restructuring had net sales of $16.4 million and $15.9 million in fiscal 1997 and fiscal 1996, respectively. The fiscal 1997 restructuring charge was offset by a $0.3 million restructuring gain ($0.2 million net of tax) recorded in the first quarter of fiscal 1997 related to the restructuring of our former consumer publishing product line.

As of March 31, 1999, we had $1.1 million remaining in restructuring reserves, which we believe is adequate to complete the restructuring activities described above.

Results of Operations

The following table summarizes our consolidated results of operations for the periods indicated, as well as the percentages of certain categories relative to net sales.

                                        =======================================================================================
                                                        Years Ended June 30,
                 Nine Months Ended March 31,
                                        ---------------------------------------------------------------------------------------
Dollars in millions                           1996              1997              1998             1998              1999
                                        ----------------  -----------------  ---------------  ---------------  ----------------

Net sales                                $336.7   100.0%   $384.9    100.0%   $393.8  100.0%   $289.6  100.0%   $308.6   100.0%
Cost of sales                             259.0    76.9     299.8     77.9     304.0   77.2     223.7   77.2     247.0    80.0
                                         ------   -----    ------   ------    ------  -----    ------  -----    ------   -----
Gross profit                               77.7    23.1      85.1     22.1      89.8
22.8      65.9   22.8      61.6    20.0
                                         ------   -----    ------   ------    ------  -----    ------  -----    ------   -----
Selling and administrative expenses        61.2    18.2      63.1     16.4      62.1   15.8      45.9   15.9      42.2    13.7
Restructuring charge, net                    --      --      19.7      5.1       4.0    1.0        --     --        --      --
Net gain on divestitures                     --      --        --       --        --     --        --     --      (9.5)   (3.1)
                                         ------   -----    ------   ------    ------  -----    ------  -----    ------   -----
  Operating income                         16.5     4.9       2.3      0.6      23.7    6.0      20.0    6.9      28.9     9.4
                                         ------   -----    ------   ------    ------  -----    ------  -----    ------   -----
Interest expense                            5.2     1.5       7.8      2.0       7.6    1
 .9       5.6    1.9       6.1     2.0
Other expenses, net                         0.8     0.3       1.9      0.5       1.3    0.3       1.1    0.4       1.4     0.4
                                         ------   -----    ------   ------    ------  -----    ------  -----    ------   -----
Income (loss) before income taxes and
 extraordinary item                        10.5     3.1      (7.4)    (1.9)     14.8    3.8      13.3    4.6      21.4     7.0
Income tax expense (benefit)                3.9     1.2      (2.2)    (0.6)      5.7    1.5       5.1    1.8       8.2     2.7
                                         ------   -----    ------   ------    ------  -----    ------  -----    ------   -----
Income (loss) before extraordinary
 item                                       6.6     1.9      (5.2)    (1.3)      9.1    2.3       8.2    2.8      13.2     4.3
Extraordinary loss on early
  extinguishment of debt (net of
  income tax benefit)                      (0.8)   (0.2)       --       --
     --     --        --     --        --      --
                                         ------   -----    ------   ------    ------  -----    ------  -----    ------   -----
Net income (loss)                        $  5.8     1.7%    $(5.2)    (1.3)%  $  9.1    2.3%   $  8.2    2.8%   $ 13.2     4.3%
                                         ======   =====    ======   ======    ======  =====    ======  =====    ======   =====

Capital expenditures                     $ 25.3     7.5%   $ 22.9      5.9 %  $ 33.6    8.5%   $ 28.6    9.9%   $ 12.3     4.0%

Comparison of Nine Months Ended March 31, 1999 with Nine Months Ended March 31, 1998

Net Sales

Net sales for the first nine months of fiscal 1999 increased 6.5% to $308.6 million from $289.6 million for the same period in fiscal 1998. The increase for the nine-month period was driven primarily by growth from our STM journal, graphic solutions and specialty packaging and promotional printing product lines and the inclusion of Germersheim's point-of-purchase operations in the first nine months of fiscal 1999. Adjusted for the acquisition of Germersheim and the divestitures of our financial communications and custom publishing product lines, net sales growth was 5.8% for the nine-month period ended March 31, 1999.

Professional Communications sector net sales rose 2.4% to $154.3 million during the first nine months of fiscal 1999. This increase was primarily attributable to net sales growth in our STM journal product line, which was partially offset by lower magazine net sales. This decline was due principally to our decision to discontinue serving certain non-strategic magazine accounts in fiscal 1998.

Net sales for the Marketing Communications sector increased by 11.7% for the first nine months of fiscal 1999, from $138.9 million to $155.1 million. This increase was primarily driven by sales growth of 28.5% and 19.4% in our graphic solutions and specialty packaging and promotional printing product lines, respectively, and the inclusion of Germersheim's point-of-purchase operations in the first nine months of fiscal 1999. These increases in net sales were generally attributable to the addition of new clients, increased work from existing clients and the expansion of manufacturing and selling capacity within these businesses. The acquisition of certain assets from Beacon Press in October 1998 also contributed to the growth in our graphic solutions product line. These increases were partially offset by lower net sales from our financial communications and custom publishing product lines, which were divested in the third quarter of fiscal 1999.

Gross Profit

Our gross profit margin declined to 20.0% for the first nine months of fiscal 1999, compared to 22.8% for the same period of fiscal 1998. This decline was attributable to several factors, including: (1) the impact of lower margins in our financial communications product line; (2) lower net sales in our custom publishing product line; and (3) higher costs and certain production inefficiencies associated with the integration of Germersheim into our existing point-of-purchase product line. Adjusted for the divestitures of our financial communications and custom publishing product lines, gross profit margin was 20.3% for the first nine months of fiscal 1999 compared to 21.2% for the same period last year.

Selling and Administrative Expenses

Selling and administrative expenses expressed as a percentage of net sales declined to 13.7% in the first nine months of fiscal 1999 from 15.9% for the same period of fiscal 1998. This improvement was largely attributable to net sales growth, continued aggressive cost containment, lower sales and administrative costs in our point-of-purchase product line resulting from the integration of Germersheim and lower incentive compensation and discretionary benefits reflecting lower than anticipated year-to-date performance.

Operating Income

Operating income rose 44.5% for the first nine months of fiscal 1999 to $28.9 million from $20.0 million in the same period of fiscal 1998. Adjusted for the $9.5 million pre-tax net gain on the divestitures of our financial communications and custom publishing product lines, and the operating results of these product lines, our operating income rose 33.5% to $20.6 million for the first nine months of fiscal 1999 compared to the same period last year.

Interest Expense and Income Taxes

Interest expense increased $0.5 million for the first nine months of fiscal 1999 over the same period last year due to higher interim debt levels resulting primarily from acquisitions and additional working capital requirements.

The effective income tax rate remained unchanged at 38.5% for the first nine months of fiscal 1999 and fiscal 1998.

Comparison of Fiscal 1998 with Fiscal 1997

Net Sales

Net sales rose 2.3% to $393.8 million for fiscal 1998 from $384.9 million in fiscal 1997. Adjusted for businesses discontinued in connection with the 1997 restructuring and for the 1998 acquisition of Germersheim, net sales growth was 6.5%.

Net sales for our Professional Communications sector were $202.7 million for fiscal 1998, which were relatively unchanged from fiscal 1997. This was due to lower paper prices, which are passed on to our customers and consequently decrease net sales, and the intentional downsizing of our magazine product line. These declines in net sales were offset by increases in trade association/educational publications and a 1.1% increase in STM journal net sales.

Net sales for our Marketing Communications sector were $199.0 million for fiscal 1998 compared to $183.5 million for fiscal 1997, representing an increase of 8.4%. Adjusting for the impact of discontinued operations and the acquisition of Germersheim, net sales increased 16.7%. This increase in Marketing Communications' net sales was led primarily by: (1) a 19.0% increase in net sales from our specialty packaging and promotional printing product line; (2) a 17.5% increase in agency fees from our marketing services product line; (3) a 30.8% increase from our financial communications product line; and (4) strong performances by our graphic solutions and point-of-purchase product lines, particularly in the latter half of the fiscal year. The net sales increase in our marketing services product line was driven by a 32.2% increase in direct marketing agency fees resulting from new account development and growth from existing customers, a 19.0% increase in custom publishing agency fees due to growth from existing customers and an increase in catalog design and photography agency fees due to increased billings to existing customers. The growth in the financial communications product line was driven by strong capital markets activity, growth in mutual fund services and growth in full service banking relationships.

Gross Profit

Our gross profit margin improved to 22.8% in fiscal 1998 from 22.1% in the prior year. This increase was primarily attributable to the benefits resulting from restructuring actions that we took in the fourth quarter of fiscal 1997, a favorable change in product mix and lower paper prices.

Selling and Administrative Expenses

Selling and administrative expenses were $62.1 million for fiscal 1998, representing a decrease of $1.0 million from the prior year. As a percentage of net sales, selling and administrative expenses decreased from 16.4% in fiscal 1997 to 15.8% in fiscal 1998. This improvement was driven by efficiencies resulting from restructuring actions that we took in the fourth quarter of fiscal 1997.

Operating Income

Operating income was $23.7 million for fiscal 1998, as compared to $2.3 million for fiscal 1997. Operating income was affected by restructuring charges of $4.0 million and $19.7 million in fiscal 1998 and 1997, respectively. Operating income before restructuring charges rose to $27.7 million, or 7.0% of net sales, from $22.0 million, or 5.7% of net sales in the prior year. This increase in operating income was driven by improvement from both our Professional Communications and Marketing Communications sectors.

Interest Expense and Income Taxes

Interest expense decreased to $7.6 million in fiscal 1998 from $7.8 million in fiscal 1997, primarily due to our lower average debt levels throughout the year. The effective income tax rate was 38.5% for fiscal 1998 and 29.8% for fiscal 1997.

Comparison of Fiscal 1997 with Fiscal 1996

Net Sales

Fiscal 1997 net sales increased 14.3% to $384.9 million from $336.7 million in fiscal 1996. Professional Communications sector net sales increased by 26.4% and Marketing Communications sector net sales rose by 7.2%. Offsetting these increases were lower publishing net sales resulting from the sale of our consumer publishing operation during the first quarter of fiscal 1997. Fiscal 1997 net sales were flat with fiscal 1996 when adjusted for the impact of acquisitions, divestitures and lower paper prices.

The 26.4% increase in Professional Communications sector net sales was primarily due to our acquisition of Lancaster Press, Inc. in the fourth quarter of fiscal 1996, and continued growth in other STM journal product lines. Excluding Lancaster net sales and the impact of lower paper prices, other STM journal net sales increased by 3.0%. Special interest magazine net sales declined by 27.3% as a result of the intentional refocusing of our sales mix and discontinuation of relationships with non-strategic customers and lower paper prices.

Marketing Communications sector net sales rose 7.2%, driven by a full year's inclusion of net sales from our purchase of The Software Factory during the second quarter of fiscal 1996 and internal growth. Specialty packaging and promotional printing product line net sales rose by 22.9% in fiscal 1997 as compared to fiscal 1996 due to the inclusion of The Software Factory operations and continued growth from existing customers. Financial communications net sales increased 22.8%, primarily due to continued strength in financial markets, an increase in shareholder communication sales and growth in full-service contracts with financial institutions. These increases were partially offset by a 16.5% decline in point-of-purchase product line net sales resulting from lower sales to fast food restaurant and beverage customers, the loss of a significant account during fiscal 1997 and a longer than anticipated selling cycle for new business.

Gross Profit

Our gross profit margin in fiscal 1997 was 22.1% of net sales compared to 23.1% in fiscal 1996. The margin decline was due to margin erosion in our point-of-purchase, interactive and custom publishing product lines, due to the combination of lower sales and higher production costs. Cost of sales also was negatively impacted by excess capacity at several of our Marketing Communications sector printing facilities. These factors were partially offset by significant gross margin improvement in our Professional Communications sector as a result of improved sales mix, continued efficiency improvements from the Richmond manufacturing facility and the successful integration of the acquired Lancaster operations.

Selling and Administrative Expenses

Selling and administrative expenses declined to 16.4% of net sales compared to 18.2% in fiscal 1996. This decrease was primarily attributable to the full-year impact of the acquisition of Lancaster, which had a lower selling and administrative expense ratio than we did in the aggregate, and to cost control measures implemented in fiscal 1997.

Operating Income

Operating income in 1997 was $2.3 million, down 86.1% from fiscal 1996. This decline was due to a $19.7 million restructuring charge taken in June 1997. Adjusted for the restructuring charge, operating income rose 33.2% to $22.0 million from $16.5 million in 1996.

Interest Expense and Income Taxes

Interest expense increased by $2.6 million, or 51.4% in fiscal 1997, due to additional debt incurred to fund the acquisition of Lancaster during the fourth quarter of fiscal 1996. The effective income tax rate was 29.8% for fiscal 1997 and 37.4% for fiscal 1996.

Liquidity and Capital Resources

Operating Activities

Net cash provided by operating activities was $3.5 million for the first nine months of fiscal 1999, as compared to $27.3 million for the first nine months of 1998, representing a $23.8 million reduction in cash provided by operating activities. This change was primarily due to an increase in working capital demands in the first half of fiscal 1999, which included: (1) seasonal increases in receivables due to higher net sales over the prior quarter and pre-billings to customers; (2) seasonal increases to work in process and paper inventory levels; (3) final payments on certain production equipment purchased in late fiscal 1998; and (4) the payment of fiscal year 1998 sales and management incentives. The decrease in cash provided by operating activities as compared to the prior year was partially offset by a reduction in cash outflows related to our restructuring plans announced in the fourth quarters of fiscal years 1998 and 1997 and by a decrease in the required cash contribution to fund our pension plan.

Net cash provided by operating activities totaled $35.3 million, $31.6 million and $13.8 million for the fiscal years ended June 30, 1998, 1997 and 1996, respectively. The lower amount recorded in fiscal 1996 was attributable to increases in our investment in accounts receivable and inventories.

Investing Activities

Net cash provided by (used in) investing activities was $18.1 million for the first nine months of fiscal 1999, compared to $(24.0) million in the first nine months of 1998. This increase was due primarily to the receipt of $35.0 million in proceeds from the sale of the financial communications product line, offset by an aggregate of $5.2 million paid for the purchase of certain printing assets of Beacon Press and the acquisition of Dynamic Diagrams, Inc., a web information architecture firm. Capital expenditures for the first nine months of fiscal 1999 were $12.3 million compared to $28.6 million in the prior period, and primarily consisted of investments in new presses and new business and manufacturing systems. On a pro forma basis, after giving effect to the acquisition of Mack, capital expenditures were $18.4 million for the first nine months of fiscal 1999 and $37.9 million for fiscal 1998. Currently, we have no material commitments for capital expenditures. However, we estimate that capital expenditures for fiscal 1999 will total $20.0 million and anticipate that capital expenditures for fiscal 2000 will total approximately $22.5 million.

Net cash used in investing activities totaled $38.5 million in fiscal 1998. Investing activities included $33.6 million for capital expenditures and $11.1 million to fund acquisitions. Partially offsetting these uses was $6.8 million in proceeds from sales of property, plant and equipment, primarily related to the sale of manufacturing facilities in Charlotte and Baltimore. Significant capital expenditures included three new presses and the expansion of our Charlotte manufacturing and fulfillment facilities.

Net cash used in investing activities in fiscal 1997 totaled $15.5 million. Included in this amount were capital expenditures of $22.9 million, which were partially offset by proceeds of $6.5 million from the sale of our consumer publishing product line and sales of property, plant and equipment of $2.9 million.

In fiscal 1996, net cash used in investing activities totaled $98.3 million, including $25.3 million for capital expenditures and $73.4 million related to our acquisitions of Lancaster Press and The Software Factory.

Financing Activities

Net cash used in financing activities was $21.3 million for the first nine months of fiscal 1999 compared to $3.2 million for the same period of the prior year. We reduced borrowings by $18.3 million in the first nine months of fiscal 1999. Additional uses of funds include the repurchase of shares of our common stock for $3.9 million, and dividend payments of $1.2 million.

Net cash provided by financing activities totaled $3.0 million in fiscal 1998 as additional bank revolving credit facility borrowings were utilized to fund investing activities in excess of net cash provided by operating activities.

Net cash used by financing activities in fiscal 1997 totaled $17.1 million as we used the excess of net cash provided by operating activities less net cash used in investing activities to repay debt.

Net cash provided by financing activities in fiscal 1996 totaled $85.4 million. Included in this amount was additional indebtedness incurred to finance the acquisitions of Lancaster Press and The Software Factory and the issuance of $38.4 million in common stock.

Total debt at March 31, 1999 was $83.5 million, down from $101.8 million at June 30, 1998, as proceeds from the sale of the financial communications product line partially offset an increase in working capital requirements described above. As a result of the decreased debt level, our debt to total capital ratio decreased to 40.9% at March 31, 1999, from 48.1% at June 30, 1998.

On April 1, 1999, we entered into a new five year, $200.0 million senior credit facility. Initial borrowings under this facility totaled approximately $137.4 million and were used to pay off borrowings under our former senior credit facility, to repay certain indebtedness of Mack and to pay the cash purchase price to the former shareholders of Mack. See "Description of Senior Credit Facility."

Following our acquisition of Mack, the divestiture of our financial communications and custom publishing product lines, the refinancing of our former senior credit facility and the sale of the Old Notes and the application of the net proceeds therefrom, our primary cash requirements will be for debt service, capital expenditures and working capital. Our primary sources of liquidity will be cash flow provided by operations and borrowings under our senior credit facility. We believe that these funds will provide us with sufficient liquidity and capital resources to meet our anticipated debt service requirements, capital expenditures and working capital needs through fiscal 2000. We cannot assure you, however, that our business will generate sufficient cash flow from operations or that future borrowings will be available under our senior credit facility or otherwise to enable us to do so. Our future operating performance and our ability to service or refinance the Old Notes and the Exchange Notes or to service, extend or refinance our senior credit facility depends on our ability to implement our business strategy and on general economic, financial, competitive, legislative, regulatory and other factors, many of which are beyond our control.

Market Risk

Our total outstanding long-term debt at March 31, 1999, included approximately $79.4 million in variable rate obligations. As of June 30, 1998, we had outstanding interest rate swap agreements that effectively converted $53.7 million of these variable rate obligations to fixed rate obligations. These swap agreements expired or were terminated prior to March 31, 1999. At March 31, 1999, there were approximately $2.1 million of unamortized losses on the terminate d contracts which were to be amortized over the remaining life of the former senior credit facility. For the nine months ended March 31, 1999, the interest rate swap agreements increased interest expense by approximately $0.9 million. Additional information on the interest rate swaps is provided in Note 7 of Notes to Consolidated Financial Statements in our annual report on Form 10-K for the fiscal year ended June 30, 1998.

Year 2000 Issue

Many computer systems in use today were designed and developed using two digits, rather than four, to specify the year. As a result, such systems will recognize the year 2000 as "00." This could cause many computer applications to fail completely or to create erroneous results unless corrective measures are taken. We recognize the need to ensure that our operations will not be adversely impacted by Year 2000 software failures and are in the process of preparing for the Year 2000. We are engaged in an ongoing analysis and remediation of our Year 2000 exposure. Mack, w hich we acquired on April 1, 1999, was engaged in its own analysis of its Year 2000 exposure at the time we acquired them. We are actively continuing the process that they started and are aggressively integrating Mack's Year 2000 response model into our model, which is discussed below. Because each company's Year 2000 model has operated separately up to this point, we have presented separate discussions of each below.

Cadmus

In April 1998, we designated a formal Year 2000 monitoring team to coordinate, identify, evaluate and implement changes to computer systems and applications necessary to achieve a Year 2000 date conversion with minimal effect on customers or disruption to business operations. Cadmus' Year 2000 response model includes the following four phases, each of which are explained more fully below:

     .    problem awareness;

     .    inventory;

     .    assessment; and

     .    remediation, testing and implementation.

Problem Awareness: During the problem awareness phase, we held training sessions for management on potential effects of the change to the year 2000 and notified our employees that we were aware of and addressing the problem. This phase was completed in October 1998.

Inventory: During this phase, the monitoring team conducted site level inventories of systems and equipment to survey assets and software for potential compliance problems. Information technology systems and operational systems (presses, environmental controls, telecommunications equipment, etc.) were addressed. These continually updated inventories formed the basis of the site level remediation, testing and implementation efforts. All formal system inventories were completed by November 1998.

Assessment: In the assessment phase, we analyzed the results of our inventories and concluded that our risk of having non-compliant systems was low. The assessment phase was completed by November 1998.

Remediation, Testing and Implementation: This phase began in January 1999. During this phase, we implemented planned financial and administrative system upgrades and Year 2000 compliant replacements. In addition, our manufacturing systems also were made compliant. Programming modifications were tested and placed back into production when the testing was completed. We substantially completed all remediation, testing and implementation by June 30, 1999, pending minor system installations planned for July, 1999.

We believe that our most reasonably likely worst case Year 2000 scenario may involve non-compliant vendors or non-compliant customers who may experience business outages. Accordingly, we have been communicating with all third parties with which we have a material relationship (including vendors, financial institutions and customers) to identify potentially non-compliant parties. We will compile a list of non-compliant parties for the purpose of assessing the degree of exposure and risk. Contingency plans specific to those parties (including, with respect to vendors, alternative vendor relationships) will be developed. This process is expected to be completed by August 31, 1999.

We estimate the total cost of achieving Year 2000 compliance to be $0.4 million to $0.6 million in excess of our normal software upgrades and replacements. Some of these costs have already been incurred during fiscal 1998. The remainder will be incurred in fiscal 1999 and the first half of fiscal 2000 and will be expensed through operations.

Mack

We have substantially completed the inventory and assessment process for the Mack entities and have made progress in their remediation.

Prior to our acquisition of Mack, they recognized the need to ensure that their business operations would not be adversely affected by the Year 2000 and were aware of the time-sensitive nature of the problem. Mack has assessed and we are completing our assessment of how Mack may be impacted by the Year 2000. Mack had formulated and commenced a comprehensive plan to address all known aspects of the Year 2000 problem: information systems, production and facilities equipment, suppliers and customers. We are currently making inquiries of Mack's customers and suppliers to assess their Year 2000 readiness. We are also in the process of testing Mack's information technology systems, as well as all other systems and verifying that vendor-supplied or outsourced systems will be Year 2000 compliant. Any systems that are not compliant will be repaired or replaced. Mack executives have represented that they have substantially completed their assessment of how Mack may be impacted, have completed the development of plans to address the testing and remediation of their systems and have completed more than half of their testing and remediation activities. In collaboration with former Mack executives, we have estimated that Mack will complete this process prior to October 1999.

The identifiable costs of assessing and modifying Mack's computer software and hardware and its production facilities and equipment, incurred as of March 31, 1999, were $1.9 million. The estimated costs yet to be incurred are $2.0 million. In conjunction with our purchase of Mack, $2.0 million of the purchase price has been placed in escrow to cover the expected Year 2000 costs. The current assessment (and therefore the escrow) does not include costs related to software and hardware replaced in the normal course of business other than replacements accelerated due to the Year 2000 issue.

We believe that the most reasonably likely worst-case Year 2000 scenario for Mack may involve non-compliant vendors or non-compliant customers who may experience business outages. Accordingly, we are currently communicating with all third parties with which Mack has a material relationship (including vendors, financial institutions and customers) and identifying potentially non-compliant parties. We will compile a list of non-compliant parties for the purpose of assessing the degree of exposure and risk. Contingency plans specific to those parties (including, with respect to vendors, alternative vendor relationships) will be developed at that time. We expect to complete this entire process for Mack prior to November 1999.

                                  MANAGEMENT

The name, age and position held of each of our directors and executive officers as of May 1, 1999 are set forth below.

==============================================================================
Name                               Age       Position
==============================================================================
C. Stephenson Gillispie, Jr.       56        Chairman of the Board, President
                                             and Chief Executive Officer
David G. Wilson, Jr.               58        Chairman, Professional
                                             Communications, Director
Steven R. Isaac                    51        Executive Vice President, Cadmus
                                             Marketing Communications
Joseph J. Ward                     52        Executive Vice President, Cadmus
                                             Professional Communications Group
                                             President and Chief Executive
                                             Officer, Cadmus Journal Services
Bruce V. Thomas                    42        Senior Vice President and Chief
                                             Financial Officer
David E. Bosher                    45        Vice President and Treasurer
Edward B. Fernstrom                50        Vice President, Information
                                             Technology
D. Raymond Fisher                  41        Vice President and Controller
John H. Phillips                   55        Vice President, Procurement and
                                             Operations Finance
Frank Daniels, III                 43        Director
G. Waddy Garrett                   58        Director
Jeanne M. Liedtka                  44        Director
John D. Munford, II                71        Director
Nathu R. Puri                      59        Director
John C. Purnell, Jr.               58        Director
Jerry I. Reitman                   61        Director
Russell M. Robinson, II            67        Director
John W. Rosenblum                  55        Director
Wallace Stettinius                 66        Director
Bruce A. Walker                    65        Director


C. Stephenson Gillispie, Jr. has served as Chairman of the Board, President and Chief Executive Officer since 1992. He has served as a director since 1991. Prior to that he served as President and Chief Operating Officer from 1990-1992. He is a director of First Union--VA/MD/DC Advisory.

David G. Wilson, Jr. has served as Chairman, Cadmus Professional Communications since 1998. He has served as a director since 1998. Prior to that he served as Executive Vice President of Cadmus Professional Communications from 1997-1998; President and Chief Executive Officer of Cadmus Journal Services from 1994-1998; and Senior Vice President and General Manager of our Byrd Journals division from 1993-1994.

Steven R. Isaac has served as Executive Vice President, Cadmus Marketing Communications since 1997. Prior to that he served as Group President of Cadmus Marketing Group from 1996-1997; Executive Vice President and Chief Operating Officer of The Martin Agency in 1996; and Chairman and CEO, Martin Direct from 1979-1996.

Joseph J. Ward has served as Executive Vice President of Cadmus Professional Communications since 1998 and Group President and Chief Executive Officer of Cadmus Journal Services since 1998. Prior to that he served as President of Direct Response for Europe & North America, Bertelsmann Book Group, Bertelsmann AG from 1996-1998; President and Chief Executive Officer of JWard Consulting from 1995-1996; and President, Meredith Book Group, Meredith Corporation from 1991-1995.

Bruce V. Thomas has served as Senior Vice President and Chief Financial Officer since 1997. Prior to that he served as Vice President and Chief Financial Officer from 1996-1997; and Vice President, Law and Development from 1992-1996.

David E. Bosher has served as Vice President and Treasurer since 1993. Prior to that he served as Vice President, Treasurer and Chief Financial Officer from 1990-1993.

Edward B. Fernstrom has served as Vice President of Information Technology since 1995. Prior to that he served as Vice President, Chief Information Officer of Dyncorp from 1990-1995.

D. Raymond Fisher has served as Vice President and Controller since 1998. Prior to that he served as Director, Corporate Strategy for CSX Corporation from 1994-1998; Director, Financial and Economic Reporting for CSX Transportation from 1992-1994; and Director of Finance and Treasurer for TDSI from 1987-1992.

John H. Phillips has served as Vice President, Procurement and Operations Finance since 1997. Prior to that he served as Vice President, Support and Development from 1996-1997; Vice President and Regional Manufacturing Officer from 1994-1996; and Vice President--Operations from 1992-1994.

Frank Daniels, III has served as a director since 1994. He is also Chairman and Chief Executive Officer, Total Sports, Inc., a Raleigh-based news media publisher and Chairman, KOZ Inc., a Raleigh-based provider of Web-based data. He formerly served as Publisher, Nando.net and Vice President, Editor and Director of Operations, The News and Observer Publishing Company.

G. Waddy Garrett has served as a director since 1997. He is also Chairman and Chief Executive Officer of Alliance Agronomics, Inc., a Mechanicsville, Virginia fertilizer production and distribution concern. He is a director of Ag-Chem Equipment Co., Inc., Reeds Jewelers, Inc. and County Bank of Chesterfield, Inc.

Jeanne M. Liedtka has served as a director since 1995. She also serves as Associate Professor at the Darden Graduate School of Business Administration, University of Virginia. She formerly served as Associate Professor at Rutgers University and Simmons College.

John D. Munford, II has served as a director since 1965. He formerly served as Vice Chairman and Executive Vice President, Union Camp Corporation, Franklin, Virginia. He is a director of Universal Corporation and Caraustar Industries, Inc.

Nathu R. Puri became a director as of the closing of the Mack acquisition on April 1, 1999, and will serve as a director until the next annual meeting of our shareholders, which is expected to occur in September of 1999. Mr. Puri has served as Chairman of the Melton Medes Group since he founded that building services company by acquiring F.G. Skerritt Limited in 1983. From 1988 to April 1, 1999, Mr. Puri was the Chairman and founder of Melham Holdings, Inc., the parent company of Mack Printing, which we acquired on April 1, 1999.

John C. Purnell, Jr. has served as a director since 1979. He also serves as Executive Director, Friends Association for Children, Richmond, Virginia, a non-profit child welfare organization.

Jerry I. Reitman has served as a director since 1997. He currently serves as Vice Chairman, International Data Response Corporation and Chairman, Board of Governors of Children's Miracle Network and as Executive Vice President and Director, Integrated Communications (retired) of the Leo Burnett Company, a Chicago-based international advertising agency.

Russell M. Robinson, II has served as a director since 1984. He is an attorney-at-law, and serves as President, Director and shareholder of Robinson, Bradshaw & Hinson, P.A., Charlotte, North Carolina. He is a director of Caraustar Industries, Inc. and Duke Energy Corporation.

John W. Rosenblum has served as a director since 1988. He is Dean of The Jepson School of Leadership Studies, University of Richmond, Richmond, Virginia. Formerly, he served as Tayloe Murphy Professor and Dean, the Darden Graduate School of Business Administration, University of Virginia. He is a Director of Chesapeake Corporation, Comdial Corporation, Cone Mills Corporation and a former director of T. Rowe Price Associates.

Wallace Stettinius has served as a director since 1967. He is also Senior Executive Fellow at the School of Business, Virginia Commonwealth University, Richmond, Virginia. He was formerly Chairman of the Board, President and Chief Executive Officer of our company. He is also a director of Chesapeake Corporation.

Bruce A. Walker has served as a director since 1977. He is also President and Chief Executive Officer of Valco Graphics, Inc., a Seattle marketing firm providing printing, mailing and fulfillment services.

                            EXECUTIVE COMPENSATION

The following table shows, for the fiscal years ended June 30, 1998, 1997, and 1996, all compensation paid or accrued by us to our Chief Executive Officer and our four other most highly compensated executive officers.

Summary Compensation Table

                                               ANNUAL COMPENSATION                  LONG-TERM COMPENSATION
                                   -----------------------------------------------------------------------------
                                                                       OTHER        SECURITIES
                                                                       ANNUAL       UNDERLYING    ALL OTHER
   NAME AND PRINCIPAL                                               COMPENSATION     OPTIONS/      COMPEN-
      POSITION                   YEAR  SALARY ($)(1)  BONUS ($)(2)     ($)(3)        SARS (#S)    SATION ($)
----------------------------------------------------------------------------------------------------------------
C. Stephenson Gillispie, Jr.     FY98    $332,000      $199,200           --          45,000      $ 16,160 (8)
   Chairman, President and       FY97     322,000             0           --          20,000        19,347 (9)
   Chief Executive Officer       FY96     310,000             0      $46,575(5)       20,000       29,185 (10)
Steven R. Isaac                  FY98     315,000       137,800           --          20,000       14,611 (11)
   Executive Vice President      FY97     305,000        50,000           --          25,000        5,520 (12)
                                 FY96          --            --           --              --           --
David G. Wilson, Jr.             FY98     275,000       138,300           --          25,000       13,414 (13)
   Executive Vice President      FY97     248,000        50,000           --          25,000       14,681 (14)
                                 FY96          --            --           --              --           --
Bruce V. Thomas                  FY98     218,000       130,000           --          19,000        6,237 (15)
   Senior Vice President and     FY97     198,000        50,000(4)        --          15,000        4,899 (16)
   Chief Financial Officer       FY96     165,000             0       21,344(6)        8,000        7,952 (17)
John H. Phillips                 FY98     182,500        52,000           --           5,000        8,169 (18)
   Vice President, Procurement   FY97     176,900             0           --          10,000        9,003 (19)
   and Operations Finance        FY96     172,000             0       25,777(7)        8,000       10,105 (20)

______________________
(1) Reflects salary before pretax contributions under the our Thrift Savings Plans. David G. Wilson, Jr., served as Executive Vice President of our Professional Communications sector during the fiscal year ended June 30, 1998, and assumed his current position as Chairman of that sector effective July 22, 1998.

(2) Reflects short-term incentive awards, if any, accrued for each of the three fiscal years ended June 30, 1998 under the Cadmus Executive Incentive Plan.

(3) For the fiscal year ended June 30, 1998, perquisites did not exceed 10% of salary and bonus for any of the named executive officers and thus no amounts are reportable as "Other Annual Compensation."

(4) Reflects a short-term incentive award paid with respect to the fiscal year ended June 30, 1997, but not included in the Summary Compensation Table in 1997 because it was not awarded until after release of the 1997 Proxy Statement.

(5) Of the total amount reported as "Other Annual Compensation" for Mr. Gillispie in fiscal year 1996, $34,875 was paid, pursuant to a change in our vacation policy, for previously accrued vacation not taken in prior fiscal years and $11,700 was paid as an automobile allowance.

(6) Of the total amount reported as "Other Annual Compensation" for Mr. Thomas in fiscal year 1996, $12,163 was paid, pursuant to a change our vacation policy, for previously accrued vacation not taken in prior fiscal years and $9,181 was paid as an automobile allowance.

(7) Of the total reported as "Other Annual Compensation" for Mr. Phillips in 1996, $19,350 was paid, pursuant to a change our vacation policy, for previously accrued vacation not take in prior fiscal years and $6,427 was paid as an automobile allowance.

(8) Reflects $11,472 contributed or matched by us for fiscal year 1998 under our Thrift Savings Plans and the remainder paid by us for life insurance premiums.

(9) Reflects $16,452 contributed or matched by us for fiscal year 1997 under our Thrift Savings Plans and the remainder paid by us for life insurance premiums.

(10) Reflects $26,809 contributed or matched by us for fiscal year 1996 under our Thrift Savings Plans and the remainder paid by us for life insurance premiums.

(11) Reflects $11,409 contributed or matched by us for fiscal year 1998 under our Thrift Savings Plans and the remainder paid by us for life insurance premiums.

(12) Reflects $4,883 contributed or matched by us for fiscal year 1997 under our Thrift Savings Plans and the remainder paid by us for life insurance premiums.

(13) Reflects $10,553 contributed or matched by us for fiscal year 1998 under our Thrift Savings Plans and the remainder paid by us for life insurance premiums.

(14) Reflects $12,525 contributed or matched by us for fiscal year 1997 under our Thrift Savings Plans and the remainder paid by us for life insurance premiums.

(15) Reflects $5,628 contributed or matched by us for fiscal year 1998 under our Thrift Savings Plans and the remainder paid by us for life insurance premiums.

(16) Reflects $4,347 contributed or matched by us for fiscal year 1997 under our Thrift Savings Plans and the remainder paid by us for life insurance premiums.

(17) Reflects $7,635 contributed or matched by us for fiscal year 1996 under our Thrift Savings Plans and the remainder paid by us for life insurance premiums.

(18) Reflects $6,906 contributed or matched by us for fiscal year 1998 under our Thrift Savings Plans and the remainder paid by us for life insurance premiums.

(19) Reflects $7,782 contributed or matched by us for fiscal year 1997 under our Thrift Savings Plans and the remainder paid by us for life insurance premiums.

(20) Reflects $8,600 contributed or matched by us for the fiscal year 1996 under our Thrift Savings Plans and the remainder paid by us for life insurance premiums.

Stock Options

The following table reflects grants of stock options made during the fiscal year ended June 30, 1998 to each of the named executive officers.


                      OPTIONS GRANTED IN LAST FISCAL YEAR

                                                                                              POTENTIAL REALIZABLE
                                                                                                VALUE AT ASSUMED
                                                                                                ANNUAL RATES OF
                                                                                                  STOCK PRICE
                                 NUMBER OF      PERCENTAGE OF                                   APPRECIATION FOR
                                 SECURITIES     TOTAL OPTIONS/                                  OPTION TERM (3)
                                                                                                ---------------
                                 UNDERLYING     SARS GRANTED       EXERCISE
                                  OPTIONS       TO EMPLOYEES       OR BASE      EXPIRATION
NAME                             GRANTED (#)    IN FISCAL YEAR   PRICE ($/SH)      DATE          5%          10%
---------------------------------------------------------------------------------------------------------------------------
C. Stephenson Gillispie, Jr.       15,000(1)         6             26.875         5/12/08     253,521       642,476
                                   30,000(2)        12             26.875         5/12/08     507,043     1,284,952
Stephen R. Isaac                    5,000(1)         2             26.875         5/12/08      84,507       214,158
                                   15,000(1)         6             26.875         5/12/08     253,521       642,476
David G. Wilson, Jr.                5,000(1)         2             17.125         8/12/07      53,848       136,463
                                    5,000(1)         2             26.875         5/12/08      84,507       214,158
                                   15,000(2)         6             26.875         5/12/08     253,521       642,476
Bruce V. Thomas                     5,000(1)         2             26.875         5/12/08      84,507       214,158
                                   14,000(2)         6             26.875         5/12/08     236,620       599,644
John H. Phillips                    5,000(2)         2             26.875         5/12/08      84,507       214,158

______________________
(1) Grants were made our 1990 Long Term Incentive Stock Plan, and were immediately exercisable.

(2) Grants were made under our 1990 Long Term Incentive Stock Plan and become exercisable in increments of one-third of the total number of shares subject to option each on December 31, 2000, 2001 and 2002, subject to earlier vesting if certain performance criteria are met.

(3) The dollar amounts under these columns are the result of calculations at assumed annual rates of stock price appreciation set by the Securities and Exchange Commission. The dollar amounts shown are not intended to forecast possible future appreciation, if any, of the price of our common stock.

The following table reflects certain information regarding the exercise of stock options during the fiscal year ended June 30, 1998, as well as information with respect to unexercised options held at such date by each of the named executive officers.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

                                        VALUE OF UNEXERCISED
                                        NUMBER OF UNEXERCISED        "IN THE MONEY" OPTIONS AT
                                    OPTIONS AT FISCAL YEAR END (#)       FISCAL YEAR END ($)
                                      EXERCISABLE/UNEXERCISABLE       EXERCISABLE/UNEXERCISABLE
                                      -------------------------       -------------------------
C. Stephenson Gillispie, Jr.                 204,200/30,000                    2,216,632/0
Stephen R. Isaac                              30,000/15,000                      250,313/0
David G. Wilson, Jr.                          79,900/15,000                      882,178/0
Bruce V. Thomas                               58,800/14,000                      573,736/0
John H. Phillips                              51,500/33,800                803,281/220,840


The Columns "Number of Shares Acquired Upon Exercise" and "Value Realized" have been omitted because no options were exercised by the named executive officers during the last fiscal year.

Change-In-Control Agreements

We entered into agreements with Messrs. Gillispie, Isaac, Wilson, Thomas, Phillips, Bosher and Fernstrom and five other managers that provide for severance payments and certain other benefits if their employment terminates after "a change in control." Payments and benefits will be paid under these agreements only if, within three years following a change in control (or such shorter period from the date of any change in control to normal retirement), the employee (i) is terminated involuntarily without "cause" (as defined therein) and not as a result of death, disability or normal retirement, or (ii) terminates his employment voluntarily for "good reason" (as defined therein). "Change in control" is defined generally to include (i) an acquisition of 20% or more of our voting stock, (ii) certain changes in the composition of our board of directors, (iii) shareholder approval of certain business combinations or asset sales in which our historic shareholders hold less than 60% of the resulting or purchasing company or (iv) shareholder approval of our liquidation or dissolution.

In the event of such termination following a change in control, the employee will be entitled to receive a lump sum severance payment, certain other payments and a continuation of employee welfare benefits. Severance payments under these agreements are determined by a formula that takes into account base salary, annual bonus and years of employment. Under this formula, Mr. Gillispie will be entitled to the maximum severance payment, which will be an amount equal to three times the sum of his base salary and annual bonus for the year in which termination occurs, or for the fiscal year ended June 30, 1998, whichever is higher. The total amount payable to Mr. Gillispie may not exceed the maximum amount that may be paid without the imposition of a federal excise tax on Mr. Gillispie, except that the amount payable will not be reduced unless his net after-tax benefit would be greater than that without the reduction.

Retirement Benefits

Pension Plan

Substantially all of our employees who are 21 years of age or older and who are credited with at least one year of service are covered by our pension plan. The pension plan is a non-contributory defined benefit pension plan under which retirement benefits are generally based on periods of active participation. For the period July 1, 1979 through June 30, 1985, a participant earned a retirement benefit expressed as an annuity for life equal to 2% of his or her base compensation (exclusive of non-guaranteed commissions, bonuses, overtime pay and similar payments) for each year of service. For periods after June 30, 1985, a participant earns a retirement benefit generally equal to 1.6% of his or her base compensation each year (limited to the inflation adjusted compensation cap each year starting July 1, 1989). Under a special rule, employees who were participants on June 30, 1985 generally accrued further benefits after June 30, 1985 and before January 1, 1992 at no less than the amount of accrual for the fiscal year ended June 30, 1985. This special rule ceased to apply effective for accruals after December 31, 1991. Prior to July 1, 1979, several different benefit formulas applied, and employees who were participants before July 1, 1979 will retain their accrued past service benefit for service before July 1, 1979 based on the benefit formulas then in effect.

Because retirement benefits under our pension plan are based on career average compensation, a table showing annual retirement benefits based upon final average compensation and years of service is inappropriate and has been omitted. Based on the benefit formula in effect on and after July 1, 1985, and on the assumption that the individuals named will continue to receive, until normal retirement age, covered compensation in the same amounts paid for the fiscal year ended June 30, 1998, the estimated annual benefits (which are not subject to any deduction for Social Security or other offset amount) payable for the named executive officers are $67,050 for Mr. Gillispie, $37,120 for Mr. Isaac, $61,252 for Mr. Wilson, $73,928 for Mr. Thomas and $66,268 for Mr. Phillips.

Supplemental Executive Retirement Plan

We maintain a Supplemental Executive Retirement Plan (the "SERP") to provide supplemental retirement benefits for our key employees who are credited with at least five years of service and who are selected by the board of directors for participation in the SERP. Our board of directors may waive all or any part of the five year service requirement. The SERP is a non-qualified unfunded plan which covers 17 active key employees. The retirement or death benefit payable under the SERP is a 15-year term certain annuity equal to 30% of the participant's final average (highest three years out of last ten) base compensation (exclusive of non-guaranteed commissions, bonuses, overtime pay or similar payments) generally commencing at the participant's normal retirement age (which is age 65 for employees last hired prior to age 60 or otherwise is the fifth anniversary of commencement of participation). Benefits are not subject to any reduction for Social Security or other offset amount.

The following table shows the estimated annual retirement benefits payable to SERP participants in the following average final compensation and years of service classifications assuming retirement at age 65. Average compensation under the SERP includes only the amounts set forth under "Salary" in the Summary Compensation Table.

Supplemental Executive Retirement Plan Table

   HIGHEST 3-YEAR                           YEARS OF SERVICE
                             ---------------------------------------------
AVERAGE COMPENSATION             5          10         15      20 AND OVER
--------------------
     100,000                  $ 7,500     15,000     22,500     $ 30,000
     125,000                    9,125     18,750     28,125       37,500
     150,000                   11,250     22,500     33,750       45,000
     175,000                   13,125     26,250     39,375       52,500
     200,000                   15,000     30,000     45,000       60,000
     225,000                   16,875     33,750     50,625       67,500
     250,000                   18,750     37,500     56,250       75,000
     300,000                   22,500     45,000     67,500       90,000
     350,000                   26,250     52,500     78,750      105,000
     400,000                   30,000     60,000     90,000      120,000
     450,000                   33,750     67,500    101,250      135,000
     500,000                   37,500     75,000    112,500      150,000

Credited years of service under the SERP as of the fiscal year ended June 30, 1998 are: Mr. Gillispie -- 21; Mr. Isaac -- 2; Mr. Wilson -- 35; Mr. Thomas -- 6; and Mr. Phillips -- 23.


        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of May 6, 1999, the number and percentage of shares of common stock held by persons known by us to be the owners of more than 5% of our common stock, each of our directors, certain executive officers and all directors and executive officers as a group.


                                                  ===================================================================
                                                    Amount and Nature of Beneficial     Percent of Common Stock
Name and Address of Beneficial Owner                Ownership of Common Stock/(1)/      Issued and Outstanding/(2)/
------------------------------------                -------------------------------     ---------------------------
Kestrel Investment Management....................                503,000                            5.58%
411 Borel Avenue, Suite 403
San Mateo, California 94402

Sheridan Printing Company, Inc...................                460,000                            5.11%
1425 Third Avenue
Alpha, New Jersey 08865

J. & W. Seligman & Co. Inc.......................                478,545                            5.31%
100 Park Avenue, 8th Floor
New York, New York 10006

Frank Daniels, III...............................                 26,000/(3)/                          *
Raleigh, North Carolina

C. Stephenson Gillispie, Jr......................                236,038/(4)/                       2.62%
Richmond, Virginia

G. Waddy Garrett............................              4,600/(5)/       *
Richmond, Virginia

Steven R. Isaac.............................             32,600/(6)/       *
Richmond, Virginia

Jeanne M. Liedtka...........................              3,000/(7)/       *
Charlottesville, Virginia

John D. Munford, II.........................             50,145            *
Virginia Beach, Virginia

John H. Phillips............................             92,849/(8)/    1.03%
Richmond, Virginia

Nathu R. Puri...............................          1,058,333/(9)/   11.75%
Nottingham, England

John C. Purnell, Jr.........................             10,182/(10)/      *
Richmond, Virginia

Jerry I. Reitman............................              1,500/(11)/      *
Chicago, Illinois

Russell M. Robinson, II.....................             20,272            *
Charlotte, North Carolina

John W. Rosenblum...........................              7,000            *
Charlottesville, Virginia

Wallace Stettinius..........................            194,328/(12)/   2.16%
Richmond, Virginia

Bruce V. Thomas.............................             62,799/(13)/      *
Richmond, Virginia

Bruce A. Walker.............................              6,800            *
Seattle, Washington

David G. Wilson, Jr.........................            136,270/(14)/   1.51%
Richmond, Virginia

All Directors and Executive Officers as a             1,998,903        22.19%
Group (17 persons)..........................

 *    Less than one percent.
(1) Except as otherwise indicated and except to the extent that in certain cases shares may be held in joint tenancy with a spouse, each nominee, director, or executive officer has sole voting and investment power with respect to the shares shown. Except as otherwise noted, beneficial ownership for each non-
     employee director includes 5,000 shares as to which each such director holds presently exercisable options under the 1992 Non-Employee Director Stock Compensation Plan.

(2)  Based on 9,007,848 shares outstanding on April 30, 1999.

(3) Mr. Daniels holds 3,000 of his shares in the form of presently exercisable options.

(4) Includes: 204,200 shares as to which Mr. Gillispie holds presently exercisable options, 986 shares held in his father's estate of which he is executor; 10 shares held as custodian; and 581 shares held for his account in the Cadmus account under the Cadmus Thrift Savings Plan.

(5) Includes: 1,000 shares held by Mr. Garrett's wife, as to which shares Mr. Garrett disclaims beneficial ownership, and 1,000 shares held in the form of presently exercisable options.

(6) Includes: 500 shares held by Mr. Isaac's children and 350 shares held by Mr. Isaac's wife, as to all of which shares Mr. Isaac disclaims beneficial ownership; and 30,000 shares in the form of presently exercisable options.

(7) Ms. Liedtka holds all of her shares in the form of presently exercisable options.

(8) Includes: 51,500 shares as to which Mr. Phillips holds presently exercisable options and 11,517 shares held for his account under the Cadmus Thrift Savings Plan.

(9) Includes 929,268 shares owned by Purico (IOM) Limited, a wholly-owned subsidiary of Clary Limited, which is approximately 88% owned by Mr. Puri, and 129,065 shares owned by Melham U.S. Inc., which is approximately 88% indirectly owned by Mr. Puri.

(10) Includes 150 shares held by Mr. Purnell's wife, as to which shares Mr. Purnell disclaims beneficial ownership.

(11) Mr. Reitman holds 1,000 of his shares in the form of presently exercisable options.

(12) Includes: 156,106 shares held in an agency account by NationsBank of Virginia, N.A., as to all of which shares Mr. Stettinius is the beneficial owner; 2,222 shares, also held in an agency account by NationsBank of Virginia, N.A., for Mr. Stettinius' wife, as to which shares Mr. Stettinius disclaims beneficial ownership; and 36,000 shares as to which Mr. Stettinius holds presently exercisable options.

(13) Includes: 58,800 shares as to which Mr. Thomas holds presently exercisable options and 2,063 shares held for his account under the Cadmus Thrift Savings Plan.

(14) Includes: 79,900 shares as to which Mr. Wilson holds presently exercisable options and 506 shares held for his account under the Cadmus Thrift Savings Plan.

                         CERTAIN RELATED TRANSACTIONS

The Members of our Executive Compensation and Organization Committee are Messrs. Garrett (Chairman), Gwynn, Munford, Rosenblum, Walker and Ms. Liedtka. No member of the Executive Compensation and Organization Committee is or has been our employee. Furthermore, none of our executive officers has served on the board of directors of any company of which an Executive Compensation and Organization Committee member is an employee except for John H. Phillips, Vice President, Procurement and Operations Finance of Cadmus, who serves as a director of Valco Graphics, Inc., a privately-held Seattle marketing firm providing printing, mailing and fulfillment services, of which Bruce Walker, an Executive Compensation and Organization Committee, member is President.

Russell M. Robinson, II, a Class III director, served as Chairman of the Executive Compensation and Organization Committee until August 12, 1997 and currently serves as lead outside director of our board of directors. The firm of Robinson, Bradshaw and Hinson, P.A., of which Mr. Robinson is President, a Director and a shareholder, was retained to perform legal services for us during fiscal year 1998. It is anticipated that the firm will continue to provide legal services to us during fiscal year 1999 and fiscal year 2000.

From time to time, we may purchase products from or utilize services of, other corporations of which one of our directors is a director, officer or employee. Such transactions occur in the ordinary course of business and are not deemed material.

                     DESCRIPTION OF SENIOR CREDIT FACILITY

On April 1, 1999, we entered into our senior credit facility with a group of lenders, with Wachovia Bank, N.A., as agent, NationsBank, N.A., as documentation agent, and First Union National Bank, an affiliate of First Union Capital Markets Corp., as syndication agent. The senior credit facility consists of a $145 million revolving credit facility and a $55 million term loan facility.

The proceeds of the loans under the senior credit facility have been and will be used: (1) to refinance indebtedness under our former senior credit facility and certain other indebtedness; (2) to finance a portion of the Mack acquisition and pay related expenses; and (3) for general corporate purposes, including working capital.

The senior credit facility is jointly and severally guaranteed by each of our present and future significant subsidiaries and is secured by a pledge of all of the capital stock of such subsidiaries.

The senior credit facility requires us to meet certain financial tests, including a maximum total debt to EBITDA ratio, a maximum senior debt to EBITDA ratio, a minimum consolidated net worth and a minimum fixed charge coverage ratio. In addition, the senior credit facility contains certain negative covenants prohibiting or limiting, among other things, additional indebtedness, liens, consolidations, mergers and sales of assets, loans or advances, investments, capital expenditures, transactions with affiliates, acquisitions, prepayments and modifications of debt instruments, new lines of business, sale-leaseback transactions, restrictive agreements and other matters. The senior credit facility contains customary events of default, including, among others, payment defaults, financial and other negative covenant violations, other covenant violations, breaches of representations and warranties, cross-defaults to certain other debt, certain events of bankruptcy and insolvency, ERISA defaults, material judgments, changes in control of Cadmus and actual or asserted failure of any guaranty or security document supporting the senior credit facility to be valid and binding.

Our senior credit facility restricts our ability to redeem the Old Notes and the Exchange Notes with the net proceeds of equity offerings or upon a change in control or asset sale. See "Description of Exchange Notes--Redemption" and "-- Change of Control."

The revolving credit facility will terminate on March 31, 2004. The term loan facility will be amortized in quarterly installments beginning June 30, 1999 and will mature on March 31, 2004. In addition, the senior credit facility provides that the net proceeds of certain stock issuances, debt incurrences, sale, lease or transfer of assets and casualties and condemnations must be used to permanently prepay the term loan facility. The net proceeds from the offering of the Old Notes in excess of the amount required to repay the bridge financing notes was used to prepay amounts outstanding under the revolving credit facility. That prepayment did not reduce the revolving credit commitments under that facility. Voluntary prepayments of the revolving credit facility and the term loan facility are permitted, subject to certain notice, minimum amount and other customary requirements.

Outstanding borrowings under the senior credit facility will bear interest at a floating rate and may be maintained for an initial period of approximately seven and one-half months at either (1) the Base Rate (defined as the higher of (x) the applicable prime rate of Wachovia Bank, N.A. and (y) 0.50% in excess of the Federal Funds Rate (defined as the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System) plus 0.50% (1.0% after June 15, 1999) per annum or (2) LIBOR plus 2.50% (2.75% after June 15, 1999) per annum. Thereafter, outstanding borrowings under the senior credit facility will bear interest at (1) the Base Rate or (2) LIBOR plus, in either case, a margin determined by reference to our total debt to EBITDA ratio as it exists from time to time. Upon the occurrence of certain events, including, without limitation, a default or an event of default under the senior credit facility, the interest rates applicable to outstanding borrowings under the senior credit facility will or may be increased as provided in the senior credit facility documents.

We are required to pay an unused commitment fee with respect to the revolving credit facility under the senior credit facility. The unused commitment fee for an initial period of approximately seven and one-half months is equal to the aggregate of the daily average amounts of the Unused Revolving Credit Commitments (as defined in the senior credit facility) multiplied by 0.50% (0.625% after June 1, 1999) per annum. Thereafter, the unused commitment fee will be determined by reference to our total debt to EBITDA ratio as it exists from time to time. Upon the occurrence of certain events, including, without limitation, a default or an event of default under the senior credit facility, the unused commitment fee will or may be increased as provided in the senior credit facility documents. We have also agreed to pay certain additional fees to Wachovia Bank, N.A. in its capacity as agent.

                              THE EXCHANGE OFFER

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the Letter of Transmittal, Cadmus will accept for exchange Old Notes that are properly tendered on or prior to the Expiration Date and not withdrawn. "Expiration Date" means 5:00 p.m., New York City time, on __________, 1999, or, if Cadmus has extended the period of time for the exchange offer, the latest time and date to which the exchange offer is extended.

As of the date of this prospectus, $125,000,000 aggregate principal amount of the Old Notes was outstanding. This prospectus, together with the Letter of Transmittal, is first being sent on or about the date set forth on the cover page to all holders of Old Notes at the addresses set forth in the securities register with respect to Old Notes maintained by DTC. Cadmus' obligation to accept Old Notes for exchange pursuant to the exchange offer is subject to certain conditions set forth below. See "-Conditions to Exchange Offer."

Cadmus expressly reserves the right, at any time or from time to time, to extend the period during which the exchange offer is open, and thereby delay acceptance for exchange of any Old Notes, by mailing written notice of such extension to the holders as described below. During any extension, all Old Notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by Cadmus. Any Old Notes not accepted for exchange for any reason will be returned without expense to the holder as promptly as practicable after the expiration or termination of the exchange offer.

Old Notes tendered in the exchange offer must be $1,000 in principal amount or any integral multiple thereof.

The Company will mail written notice of any extension, amendment, non-acceptance or termination to the holders of the Old Notes as promptly as practicable, such notice to be mailed to the holders of record of the Old Notes no later than 9:00 a.m. New York City time, on the next business day after the previously scheduled Expiration Date or other event giving rise to such notice requirement.

Procedures For Tendering Old Notes

Letter of Transmittal. The tender to Cadmus of Old Notes by a holder as set forth below and the acceptance of the tender by Cadmus will constitute a binding agreement between the tendering holder and Cadmus upon the terms and subject to the conditions set forth in this prospectus and in the Letter of Transmittal. Except as set forth below, a holder who wishes to tender Old Notes for exchange must transmit a properly completed and executed Letter of Transmittal, together with all other documents required by such Letter of Transmittal, to the Exchange Agent at the address set forth below under " Exchange Agent" on or prior to the Expiration Date.

Other Documents.  In addition,

     . the Exchange Agent must receive certificates for the Old Notes along with the Letter of Transmittal,

     . the Exchange Agent must receive prior to the Expiration Date a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of the Old Notes, if such procedure is available, into the Exchange Agent's account at the DTC pursuant to the procedure for book-entry transfer described below, or

     . the holder must comply with the guaranteed delivery procedures described in "-- Guaranteed Delivery Procedures," below.

================================================================================

The method of delivery of Old Notes, Letters of Transmittal and all other required documents is at the election and risk of the holders. If the delivery is by mail, it is recommended that registered mail, properly insured, with return receipt requested, be used in all cases. Sufficient time should be allowed to assure timely delivery. No Letters of Transmittal or Old Notes should be sent to Cadmus.

================================================================================

Signatures. Signatures on a Letter of Transmittal or a notice of withdrawal must be guaranteed unless the Old Notes surrendered for exchange pursuant thereto are tendered (1) by a registered holder of the Old Notes who has not completed the box entitled "Special Issuance Instructions" on the Letter of Transmittal or (2) for the account of an Eligible Institution (as defined below). If signatures on a Letter of Transmittal or a notice of withdrawal are required to be guaranteed, the guarantees must be by a firm that is an eligible guarantor institution (bank, stockbroker, national securities exchange, registered securities association, savings and loan association or credit union with membership in a signature medallion program) pursuant to Exchange Act Rule 17Ad-15 (collectively, "Eligible Institutions"). If Old Notes are registered in the name of a person other than the person signing the Letter of Transmittal, the Old Notes surrendered for exchange must be endorsed by, or be accompanied by, a written instrument or instruments of transfer or exchange, in satisfactory form as determined by Cadmus, duly executed by the registered holder, with the signature guaranteed by an eligible Institution.

Powers of Attorney. If the Letter of Transmittal is signed by a person or persons other than the registered holder or holders of Old Notes, the Old Notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the Old Notes.

Representatives, Trustees, Guardians, Etc. If the Letter of Transmittal or any Old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by Cadmus, proper evidence satisfactory to Cadmus of their authority to so act must be submitted with the Letter of Transmittal.

Required Acknowledgments; Resales by Broker-Dealers. By tendering Old Notes, each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of Exchange Notes. If any holder of Old Notes is an "affiliate" of Cadmus, as defined in Rule 405 under the Securities Act, or is engaged in or intends to engage in or has any arrangement with any person to participate in the distribution of the Exchange Notes to be acquired pursuant to the exchange offer, the holder:

     .    cannot rely on the applicable interpretations of the SEC staff, and

     . must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes must acknowledge that the Old Notes were acquired by the broker-dealer as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of the Exchange Notes. Any such broker-dealer may be deemed to be an "underwriter" under the Securities Act. See "Plan of

Distribution." The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

Acceptance of Old Notes For Exchange; Delivery of Exchange Notes

The Company will accept, promptly after the Expiration Date, all Old Notes properly tendered and will issue the Exchange Notes promptly after acceptance of the Old Notes. For each Old Note accepted for exchange, the holder of the Old Note will receive an Exchange Note having a principal amount equal to that of the surrendered Old Note. The Exchange Notes will bear interest from the most recent date on which interest has been paid on the Old Notes or, if no interest has been paid, from June 1, 1999. Accordingly, if the relevant record date for interest payment occurs after the completion of the exchange offer, registered holders of Exchange Notes on the record date will receive interest accruing from the most recent date that interest has been paid or, if no interest has been paid, from June 1, 1999. If, however, the relevant record date for interest payment occurs prior to the completion of the exchange offer, registered holders of Old Notes on the record date will receive interest accruing from the most recent date that interest has been paid or, if no interest has been paid, from June 1, 1999. Old Notes accepted for exchange will cease to accrue interest from and after the date of completion of the exchange offer, except as set forth in the immediately preceding sentence. Holders of Old Notes whose Old Notes are accepted for exchange will not receive any payment in respect of interest on the Old Notes otherwise payable on any interest payment date the record date for which occurs on or after completion of the exchange offer.

In all cases, issuance of Exchange Notes for Old Notes that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the Exchange Agent of:

     . certificates for the Old Notes or a timely Book-Entry Confirmation of the transfer of the Old Notes into the Exchange Agent's account at DTC;

     .    a properly completed and duly executed Letter of Transmittal; and

     .    all other required documents.

If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if certificates representing Old Notes are submitted for a greater principal amount than the holder desires to exchange, certificates representing the unaccepted or non-exchanged Old Notes will be returned without expense to the tendering holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at DTC pursuant to the book-entry transfer procedures described below, the non-exchanged Old Notes will be credited to an account maintained with DTC) as promptly as practicable after the expiration or termination of the exchange offer.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Notes tendered for exchange will be determined by Cadmus in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all tenders of any particular Old Notes not properly tendered or not to accept any particular Old Notes if acceptance might, in the judgment of Cadmus or its counsel, be unlawful. See "--Conditions to Exchange Offer." The Company also reserves the absolute right in its sole discretion to waive any defects or irregularities or conditions of the exchange offer as to any particular Old Notes either before or after the Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender Old Notes in the exchange offer). The interpretation of the terms and conditions of the exchange offer as to any particular Old Notes either before or after the Expiration Date (including the Letter of Transmittal and the instructions thereto) by Cadmus shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within a reasonable period of time that Cadmus shall determine. Neither Cadmus, the Exchange Agent nor any other person shall be required to give notice of any defect or irregularity regarding any tender of Old Notes for exchange, nor shall any of them incur any liability for failure to give notice.

The Exchange Agent has established an account with respect to the Old Notes at DTC for purposes of the exchange offer and any financial institution that is a participant in DTC's systems may make book-entry delivery of Old Notes by causing DTC to transfer the Old Notes into the Exchange Agent's account at DTC in accordance with DTC's procedures for transfer.

================================================================================

Although delivery of Old Notes may be effected through book-entry transfer at DTC, the Letter of Transmittal or a facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "Exchange Agent" on or prior to the Expiration Date, or the guaranteed delivery procedures described below must be complied with.

================================================================================

Guaranteed Delivery Procedures

If a registered holder of Old Notes desires to tender the Old Notes and the Old Notes are not immediately available, or time will not permit the holder's Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

     .    the tender is made through an Eligible Institution;

     . prior to the Expiration Date, the Exchange Agent receives from the Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and a Notice of Guaranteed Delivery, substantially in the form provided by Cadmus (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of Old Notes and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within five New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all Old Notes will be physically tendered in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

     . the certificates for all Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal, are received by the Exchange Act within five NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

Withdrawal Rights

Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. For a withdrawal to be effective, a written or facsimile notice of withdrawal must be received by the Exchange Agent at the address set forth below under "--Exchange Agent." Any notice of withdrawal must specify the name of the person having tendered the Old Notes to be withdrawn, identify the Old Notes to be withdrawn (including the principal amounts of such Old Notes), and (where certificates for

Old Notes have been transmitted) specify the name in which such Old Notes are registered, if different from that of the withdrawing holder.

If certificates for Old Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless the holder is an Eligible Institution. If Old Notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Notes and otherwise comply with the procedures of the facility. All questions as to the validity, form and eligibility (including time of receipt) of the notices will be determined by Cadmus, whose determination shall be final and binding on all parties. Certificates for any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any Old Notes that have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to the holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at DTC pursuant to the book-entry transfer procedures described above, the Old Notes will be credited to an account maintained with DTC for the Old Notes) as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "--Procedures for Tendering Old Notes," at any time on or prior to the Expiration Date.

Conditions to Exchange Offer

Notwithstanding any other provision of the exchange offer, we are not required to accept for exchange, or to issue Exchange Notes in exchange for, any Old Notes and may terminate or amend the exchange offer if, at any time before the acceptance of such Old Notes in exchange or the exchange of the Exchange Notes for such Old Notes, we determine that the exchange offer violates applicable law, any applicable interpretation of the staff of the SEC or any order of any governmental agency or court of competent jurisdiction.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time in our sole discretion. Our failure to exercise any of the foregoing rights at any time shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

In addition, we will not accept for exchange any Old Notes tendered, and no Exchange Notes will be issued in exchange for any such Old Notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended. In any event, we are required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

Exchange Agent

All executed Letters of Transmittal should be directed to the Exchange Agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent, addressed as follows:

     By Registered or Certified Mail:

          First Union National Bank

          First Union Customer Information Center
          Corporate Trust Operations (NC1153)
          1525 West W. T. Harris Boulevard-3C3
          Charlotte, NC 28288
          Attention: Mike Klotz

     By Overnight Courier or By Hand:

          First Union National Bank
          First Union Customer Information Center
          Corporate Trust Operations (NC1153)
          1525 West W. T. Harris Boulevard-3C3
          Charlotte, NC 28262-1153
          Attention: Mike Klotz

     Confirm by Telephone: (704) 590-7628

================================================================================

Delivery of the Letter of Transmittal to an address other than as set forth above or transmission or instructions via facsimile other than as set forth above does not constitute a valid delivery of the Letter of Transmittal.

================================================================================

Fees and Expenses

The Company will not make any payment to brokers-dealers or others soliciting acceptances of the exchange offer.

Transfer Taxes

Holders who tender Old Notes for exchange will not be obligated to pay any transfer tax in connection therewith, except that Holders who instruct Cadmus to register Exchange Notes in the name of, or request that Old Notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering Holder will be responsible for the payment of any applicable transfer tax.

Appraisal Rights

Holders of Old Notes will not have dissenters' rights or appraisal rights in connection with the exchange offer.

Resale of the Exchange Notes

Based on interpretations by the SEC staff issued to third parties, Exchange Notes issued in exchange for Old Notes may be offered for resale, resold or otherwise transferred by holders thereof without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

     . the Exchange Notes are acquired in the ordinary course of the holders' business;

     . the holders have no arrangement with any person to participate in the distribution of the Exchange Notes; and

     . the holder is not an "affiliate" of Cadmus as defined in Rule 405 under the Securities Act.

Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of Exchange Notes. This analysis is based upon the SEC's position in no-action letters issued regarding other transactions that were substantially similar to this exchange offer including "Exxon Capital Holdings Corporation" (available May 13, 1988). Although the SEC has not indicated that it has changed its position on this issue, Cadmus has not sought its own interpretive letter from the SEC. There is no assurance that the SEC would make a similar determination with respect to the resale of the Exchange Notes. See "Risk Factors--Requirements for Transfer of Exchange Notes."

If any holder is an affiliate of Cadmus, or if any holder is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of the Exchange Notes to be acquired pursuant to the exchange offer, the holder

     .    can not rely on the applicable interpretations of the SEC staff; and

     . must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus meeting the requirements under the Securities Act in connection with any resale of Exchange Notes. The Letter of Transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter' within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes where the Old Notes exchanged for such Exchange Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed to use our best efforts to make this prospectus available for a period not to exceed 180 days to any participating broker-dealer for use in connection with any such resale. See "Plan of Distribution." However, to comply with the securities laws of certain jurisdictions, if applicable, the Exchange Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available.

Same-Day Funds Settlement and Payment

We will make all payments of principal and interest in respect of Exchange Notes in book-entry form in immediately available funds to the accounts specified in DTC.

Secondary trading in long-term notes and notes of corporate issuers is generally settled in clearing house or next-day funds. In contrast, the Exchange Notes will trade in DTC's Same-Day Funds Settlement System until maturity or until the Exchange Notes are issued in certificated form, and secondary market trading activity in the Exchange Notes will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Exchange Notes.

Concerning the Trustee

First Union National Bank is the trustee under the Indenture. We may maintain deposit accounts or conduct other banking transactions with the Trustee in the ordinary course of business. Notice to the Trustee should be directed to its Corporate Trust Department, 800 East Main Street, Lower Mezzanine, Richmond, Virginia 23219-3279, attention: Patricia A. Welling.

Form, Denomination and Book-Entry Procedures

Exchange Notes will be issued in fully registered book-entry form without interest coupons and in denominations of $1,000 and integral multiples thereof. The Exchange Notes generally will be represented by one or more fully-registered global securities (collectively, the "Global Note"). Notwithstanding the foregoing, Old Notes held in certificated form will be exchanged solely for Exchange Notes in certificated form, as discussed below. The Global Note will be deposited upon issuance with the DTC and registered in the name of Cede & Co. Except as set forth below, the Global Note may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Global Notes  and Book-Entry System

The certificates representing the Exchange Notes will be issued in the form or one or more permanent global certificates in definitive fully registered form and will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., as the nominee of DTC. Except as described below, the Exchange Notes will not be issued in definitive form. Unless and until they are exchanged in whole or in part for the individual Exchange Notes represented thereby, any interests in the Global Notes may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee of DTC to a successor depositary or any nominee of such successor.

DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities and Exchange Act of 1934, as amended. DTC holds securities that its participants ("Participants") pledge, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly. The rules applicable to DTC and its Participants are on file with the SEC.

Upon the issuance of the Global Notes, and the deposit of such Global Notes with or on behalf of DTC, DTC will credit, on its book-entry registration and transfer system, the respective principal amounts of the Exchange Notes represented by such Global Notes to the accounts of Participants that have accounts with DTC or its nominee. The accounts to be credited will be designated by the underwrites or agents engaging in the distribution or placement of the Exchange Notes. Ownership of beneficial interests in such Global Notes will be limited to Participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in such Global Notes will be shown by book-keeping entries on, and the transfer of that ownership interest will be effected only through book-keeping entries to, records maintained by DTC or its nominee for such Global Notes. Ownership of beneficial interests in such Global Notes by persons that hold through Participants will be shown by book-keeping entries on, and the transfer of that ownership interest among or through such Participants will be effected only through book-keeping entries to, records maintained by such Participants. The laws of some jurisdictions require that certain purchasers take physical delivery of such securities in definitive certificated form rather than book-entry form. Such laws may impair the ability to own, transfer or pledge beneficial interests in the Global Notes.

So long as DTC or its nominee is the registered owner of such Global Notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Exchange Notes represented by the Global Notes for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in the Global Notes will not be entitled to have Exchange Notes represented by such Global Notes registered in their names, will not receive or be entitled to receive physical delivery of Exchange Notes in definitive certificated form, and will not be considered the holders thereof for any purposes under the Indenture. Accordingly, each person owning a beneficial interest in Global Notes must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the Participant through which such person directly or indirectly owns its interest, to exercise any rights of a holder under the Indenture. The Indenture provides that DTC may grant proxies and otherwise authorize Participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action that a holder is entitled to give or take under the Indenture. The Indenture provides that DTC may grant proxies and otherwise authorize Participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action that a holder is entitled to give or take under the Indenture. (Indenture, Section 104). We understand that under existing industry practices, if we request any action of holders or any owner of a beneficial interest in the Global Notes desires to give any notice or take any action that a holder is entitled to give or take under the Indenture, DTC would authorize the Participants holding the relevant beneficial interest to give such notice or take such action, and such Participants would authorize beneficial owners owning through such Participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Principal and any premium and interest payments on the Exchange Notes represented by the Global Notes registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner of the Global Notes. Neither we, the Trustee nor any paying agent for the Exchange Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that DTC, upon receipt of any payment of principal, premium or interest, will credit immediately Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Notes as shown on the records of DTC. We also expect that payments by Participants to owners of beneficial interests in such Global Notes held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name," and will be the responsibility of such Participants.

If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue the Notes in definitive certificated form in exchange for such Global Notes. In addition, we may at any time and in our sole discretion determine not to have the Exchange Notes represented by one or more Global Notes and, in such event, will issue the Exchange Notes in definitive certificated form in exchange for Global Notes.

Further, an owner of a beneficial interest in the Global Notes may, on terms acceptable to us and DTC, receive Exchange Notes in definitive certificated form, if we so specify. In any such instance, an owner of beneficial interest in the Global Notes will be entitled to have Exchange Notes equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of such Exchange Notes in definitive certificated form. Exchange Notes so issued in definitive certificated form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form.

                         DESCRIPTION OF EXCHANGE NOTES

The Company will issue the Exchange Notes under an indenture (the "Indenture") among itself, the Guarantors and First Union National Bank, as Trustee (the "Trustee"). The following description is a summary of the material provisions of the Indenture and the Registration Rights Agreement. It does not include all of the provisions of the Indenture or the Registration Rights Agreement. We urge you to read the Indenture and the Registration Rights Agreement because they, and not this description, define your rights as a holder of the Exchange Notes. The terms of the Exchange Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended ("TIA"), as in effect on the date of the Indenture. Copies of the proposed forms of the Indenture and the Registration Rights Agreement may be obtained from the Company or the Initial Purchasers. You can find definitions of certain capitalized terms used in this description under the heading "--Certain Definitions." For purposes of this description, references to the "Company" mean only Cadmus Communications Corporation and not its Subsidiaries.

Brief Description of the Exchange Notes and the Subsidiary Guarantees

The Exchange Notes

The Exchange Notes:

     .  are general unsecured obligations of the Company;

     . are subordinated in right of payment to all existing and future Senior Debt of the Company;

     . are equal in right of payment to all future senior subordinated Indebtedness of the Company; and

     . are senior in right of payment to all existing and future subordinated Indebtedness of the Company.


The Subsidiary Guarantees

The Exchange Notes are guaranteed by each of the Company's principal Subsidiaries on the Issue Date.

The Guarantees of the Exchange Notes:

     .  are general unsecured obligations of each Guarantor;

     . are subordinated in right of payment to all existing and future Guarantor Senior Debt of each Guarantor;

     . are equal in right of payment to all future senior subordinated Indebtedness of each Guarantor; and

     . are senior in right of payment to all future subordinated Indebtedness of each Guarantor.

As discussed in detail below under the headings "--Subsidiary Guarantees" and "- -Subordination," payments on the Exchange Notes and under the Guarantees will be subordinated to the prior payment in full in cash or Cash Equivalents of all Senior Debt and Guarantor Senior Debt, respectively, including under the Credit Facility. In addition, the Exchange Notes will be effectively subordinated to all existing and future liabilities, including trade payables, of the Company's Subsidiaries that are not Guarantors. As of March 31, 1999, after giving pro forma effect to the acquisition of Mack, the sale of Cadmus Financial Communications and Cadmus Custom Publishing, the refinancing of the Company's former credit facility and the sale of the Old Notes and the application of the net proceeds therefrom, the Company would have had $138.1 million of Senior Debt outstanding and approximately $61.9 million of additional borrowing capacity under the Credit Facility and the Guarantors would have had $5.8 million of Guarantor Senior Debt outstanding (other than guarantees of Senior Debt). In addition, on the same pro forma basis, the Company's Subsidiaries that are not Guarantors would have had outstanding $6.5 million of liabilities, including trade payables, to which the Exchange Notes would have been effectively subordinated. The Indenture will permit the Company and the Guarantors to incur additional Senior Debt and Guarantor Senior Debt, respectively, and will permit the Company's Subsidiaries that are not Guarantors to incur additional liabilities.

As of the date of the Indenture, all of our Subsidiaries will be Restricted Subsidiaries. However, under the circumstances described below under the heading "--Certain Covenants--Limitation on Restricted and Unrestricted Subsidiaries," we will be permitted to designate certain of our subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indenture. Unrestricted Subsidiaries will not guarantee the Exchange Notes.

Principal, Maturity and Interest

The Indenture will provide that the Company may issue Exchange Notes with an aggregate principal amount of up to $200.0 million, of which $125.0 million will be issued in this offering. Additional amounts may be issued under the Indenture from time to time, subject to the limitations described below under the heading "--Certain Covenants--Limitation on Incurrence of Additional Indebtedness" and restrictions contained in the Credit Facility. The Company will issue Exchange Notes only in registered form without coupons, in denominations of $1,000 and integral multiples of $1,000. The Exchange Notes will mature on June 1, 2009.

Interest on the Exchange Notes will accrue at the rate of 9 3/4% per annum and will be payable in cash semi-annually in arrears on each June 1 and December 1, beginning on December 1, 1999. The Company will make each interest payment to the Holders of record of the Exchange Notes on the immediately preceding May 15 and November 15.

Interest on these Exchange Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Exchange Notes

The Company will pay principal, premium, if any, and interest (including Additional Interest, if any) on the Exchange Notes at the office or agency of the Paying Agent within the City of New York. In addition, interest may be paid at the option of the Company by check mailed to the Holders at their addresses set forth in the register of Holders.

Paying Agent and Registrar for the Exchange Notes

The Trustee will initially act as Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to the Holders of the Exchange Notes.

Transfer and Exchange

A Holder may transfer or exchange Exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Exchange Note selected for redemption. Also, the Company is not required to transfer or exchange any Exchange Note for a period of 15 days before a selection of Exchange Notes to be redeemed.

The registered Holder of an Exchange Note will be treated as the owner of it for all purposes.

Voting

The Indenture provides that the Holders of the Old Notes and the Exchange Notes will vote and consent together on all matters to which such Holders are entitled to vote or consent as one class and that none of the Holders of the Old Notes or the Exchange Notes will have the right to vote or consent as a separate class on any matter.

Subsidiary Guarantees

Each Guarantor will fully and unconditionally guarantee, on a senior subordinated basis, jointly and severally, the Company's Obligations under the Indenture and the Exchange Notes, including the payment of principal of and interest on the Exchange Notes. Each Guarantee will be subordinated to the prior payment in full in cash or Cash Equivalents of all Guarantor Senior Debt of that Guarantor. The subordination provisions applicable to the Guarantees will be substantially similar to the subordination provisions applicable to the Exchange Notes as set forth below under the heading "--Subordination."

The Obligations of each Guarantor under its Guarantee will be limited as necessary to prevent the Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law. See "Risk Factors--Fraudulent Conveyance." Each Guarantor that makes a payment or distribution under the Guarantee shall be entitled to a contribution from each other Guarantor in a proportionate amount based upon the net assets of each Guarantor, determined in accordance with GAAP.

Each Guarantor may consolidate with, or merge with or into, or sell its assets to, the Company or another Guarantor that is a Wholly Owned Restricted Subsidiary of the Company without limitation, or with, into or to other Persons upon the terms and conditions set forth in the Indenture. See "--Certain Covenants--Merger, Consolidation and Sale of Assets." In the event that all of the Capital Stock or all or substantially all of the assets of a Guarantor are sold and the sale complies with the provisions described under the heading "-- Certain Covenants--Limitation on Asset Sales," then the Guarantor's Guarantee will be released.

Subordination

The payment of all Obligations on the Exchange Notes is subordinated in right of payment to the prior payment in full in cash or Cash Equivalents of all Obligations on Senior Debt of the Company, whether outstanding on the Issue Date or thereafter incurred, including, without limitation, the Company's Obligations under the Credit Facility.

The holders of Senior Debt will be entitled to receive payment in full in cash or Cash Equivalents of all Obligations due in respect of Senior Debt (including interest after the commencement of any bankruptcy or other like proceeding at the rate specified in the applicable Senior Debt, whether or not such interest is an allowed claim in any such proceeding) before the Holders of Exchange Notes will be entitled to receive any payment or distribution in respect to the Exchange Notes in the event of any payment or distribution to creditors of the
Company:

  (1) in a liquidation or dissolution of the Company;

  (2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, whether voluntary or involuntary;

  (3) in an assignment for the benefit of creditors; or

  (4) in any marshaling of the Company's assets and liabilities.

The Company also may not make any payment or distribution in respect of the Exchange Notes if:

  (1) a payment default on Designated Senior Debt occurs and is continuing; or

  (2) any other default occurs and is continuing on Designated Senior Debt that permits holders of the Designated Senior Debt to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Representative of any Designated Senior Debt.

Payments on the Exchange Notes may and shall be resumed:

  (1) in the case of a payment default, upon the date on which such default is cured or waived or ceases to exist; and

  (2) in case of a nonpayment default, upon the earlier of (x) the date on which such nonpayment default is cured or waived or ceases to exist (so long as no other default exists), (y) 180 days after the date on which the applicable Payment Blockage Notice is received and (z) the date on which the Trustee receives notice from the Representative for such Designated Senior Debt rescinding the Payment Blockage Notice, unless the maturity of any Designated Senior Debt has been accelerated.

No new Payment Blockage Notice may be delivered unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice.

No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 90 consecutive days.

The Company must promptly notify holders of Senior Debt if payment of the Exchange Notes is accelerated because of an Event of Default.

As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of the Company, Holders of the Exchange Notes may recover less ratably than creditors of the Company who are holders of Senior Debt. See "Risk Factors--Subordination."

Redemption

Optional Redemption. Except as described below, the Exchange Notes are not redeemable before June 1, 2004. Thereafter, the Company may redeem the Exchange Notes at its option, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of the principal amount thereof), plus accrued and unpaid interest (including Additional Interest, if any) thereon to the date of redemption, if redeemed during the twelve month period beginning on June 1 of the years set forth below:

               Year                                 Percentage
               ----                                 ----------
               2004..............................    104.875%
               2005..............................    103.250%
               2006..............................    101.625%
               2007 and thereafter...............    100.000%

Optional Redemption upon Equity Offerings. On one or more occasions prior to June 1, 2002, the Company may, at its option, use the net cash proceeds of one or more Equity Offerings to redeem up to 35% of the sum of (i) the initial aggregate principal amount of the Old Notes originally issued under the Indenture in this offering and (ii) the respective initial aggregate principal amounts of Exchange Notes issued under the Indenture after the Issue Date, at a redemption price of 109.75% of the principal amount thereof, plus accrued and unpaid interest (including Additional Interest, if any) thereon to the date of redemption; provided that:

  (1) at least 65% of the aggregate principal amount of the sum of (i) the initial aggregate principal amount of the Exchange Notes originally issued under the Indenture in this offering and (ii) the respective initial aggregate principal amounts of Exchange Notes issued under the Indenture after the Issue Date, remains outstanding immediately after any such redemption; and

  (2) the Company makes such redemption not more than 90 days after the consummation of any such Equity Offering.

Selection and Notice of Redemption

In the event that the Company chooses to redeem less than all of the Exchange Notes, selection of the Exchange Notes for redemption will be made by the Trustee either:

  (1) in compliance with the requirements of the principal national securities exchange, if any, on which the Exchange Notes are listed; or

  (2) on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

No Exchange Notes of a principal amount of $1,000 or less shall be redeemed in part.

If a partial redemption is made with the proceeds of an Equity Offering, the Trustee will select the Exchange Notes only on a pro rata basis or on as nearly a pro rata basis as is practicable. Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Exchange Notes to be redeemed at its registered address. If any Exchange Note is to be redeemed in part only, the notice of redemption that relates to such Exchange Note shall state the portion of the principal amount thereof to be redeemed. A new Exchange Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Exchange Note. On and after the redemption date, interest will cease to accrue on Exchange Notes or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price.

Change of Control

If a Change of Control occurs, each Holder will have the right to require that the Company purchase all or a portion of such Holder's Exchange Notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest (including Additional Interest, if any) thereon, to the date of purchase.

Within 30 days following the date upon which the Change of Control occurred, the Company must send, by first class mail, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 45 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). Holders electing to have an Exchange Note purchased pursuant to a Change of Control Offer will be required to surrender the Exchange Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Exchange Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date.

Prior to the mailing of the notice referred to above, but in any event within 30 days following any Change of Control, the Company covenants to:

  (1) repay in full and terminate all commitments under all Indebtedness under the Credit Facility and all other Senior Debt the terms of which require repayment upon a Change of Control or offer to repay in full and terminate all commitments under all Indebtedness under the Credit Facility and all other such Senior Debt and to repay the Indebtedness owed to each lender which has accepted such offer; or

  (2) obtain the requisite consents under the Credit Facility and all such other Senior Debt to permit the repurchase of the Exchange Notes as provided below.

The Company shall first comply with the covenant in the immediately preceding sentence before it shall be required to repurchase Exchange Notes pursuant to the provisions described below. The Company's failure to comply with the covenant described in the immediately preceding paragraph shall constitute an Event of Default described in clause (3) and not in clause (2) under the heading "--Events of Default" below.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture.

If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the purchase price for all the Exchange Notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event the Company is required to purchase outstanding Notes pursuant to a Change of Control Offer, the Company expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing.

The Credit Facility contains covenants prohibiting the Company from repurchasing the Exchange Notes upon a Change of Control. In order to make a Change of Control Offer, the Company would be required to pay off the Credit Facility in full or seek the consent of the lenders under the Credit Facility to allow the Company to make the Change of Control Offer. The occurrence of certain change of control events with respect to the Company will also constitute an event of default under the Credit Facility and will entitle the lenders thereunder to accelerate all amounts owing under the Credit Facility. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. Moreover, the exercise by the Holders of the Exchange Notes of their rights to require the Company to repurchase the Exchange Notes upon a Change of Control could cause a default under other Indebtedness of the Company, even if the Change of Control does not, due to the financial effect of such repurchase on the Company. Failure to make a Change of Control Offer, even if prohibited by the Company's debt instruments, would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the Credit Facility and possibly other Indebtedness. If such cross default leads to an acceleration of the Obligations under the Credit Facility or any other Senior Debt, the subordination provisions of the Indenture would restrict payments to the Holders of the Exchange Notes.

Neither the Board of Directors of the Company nor the Trustee may waive compliance with this covenant. Restrictions in the Indenture described herein on the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness, to grant Liens on their property, to make Restricted Payments and to make Assets Sales may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company. Consummation of any such transaction in certain circumstances may require redemption of repurchase of the Exchange Notes, and there can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by the management of the Company. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders of the Exchange Notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

The definition of "Change of Control" includes a phrase relating to the sale, lease, exchange or other transfer of all or substantially all of the assets of the Company. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Exchange Notes to require the Company to repurchase Exchange Notes as a result of a sale, lease, exchange or other transfer of less than all of the assets of the Company may be uncertain.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Exchange Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Indenture, the Company shall comply with the applicable securities laws and shall not be deemed to have breached its obligations under the "Change of Control" provisions of the Indenture by virtue thereof.

Certain Covenants

The Indenture will contain, among others, the following covenants:

Limitation on Incurrence of Additional Indebtedness

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur") any Indebtedness (other than Permitted Indebtedness); provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, the Company and any Guarantor may incur Indebtedness (including, without limitation, Acquired Indebtedness) if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of the Company is greater than 2.25 to 1.0.

Limitation on Restricted Payments

The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

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  (1) declare or pay any dividend or make any distribution (other than (x)
      dividends or distributions made to the Company or any Wholly Owned Restricted Subsidiary of the Company that is a Guarantor and (y) dividends or distributions payable in Qualified Capital Stock of the Company or in warrants, rights or options to purchase or acquire shares of such Qualified Capital Stock) on or in respect of shares of Capital Stock of the Company or any Restricted Subsidiary of the Company to holders of such Capital Stock; provided, however, that if no Default or Event of Default shall have occurred and be continuing, the Company may pay cash dividends on its Common Stock in an aggregate amount that, when taken together with all other dividends paid by the Company on its Common Stock after the Issue Date, does not exceed $500,000;

  (2) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any Restricted Subsidiary or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock;

  (3) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Company or a Restricted Subsidiary that is subordinate or junior in right of payment to the Exchange Notes or such Restricted Subsidiary's Guarantee, as the case may be; or

  (4) make any Investment (other than Permitted Investments) (each of the foregoing actions set forth in clauses (1), (2), (3) and (4) being referred to as a "Restricted Payment");

if at the time of such Restricted Payment or immediately after giving effect thereto:

  (a) a Default or an Event of Default shall have occurred and be continuing;

  (b) the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the covenant described under the heading "--Limitation on Incurrence of Additional Indebtedness;" or

  (c) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (the amount expended for such purpose, if other than cash, being the fair market value of such property as determined reasonably and in good faith by the Board of Directors of the Company) shall exceed the sum of:

      (i) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company earned subsequent to the Issue Date through the last day of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (the "Reference Date") (treating such period as a single accounting period); plus

      (ii) 100% of the aggregate net cash proceeds received by the Company from any Person (other than a Restricted Subsidiary of the Company) from the issuance and sale subsequent to the Issue Date and on or prior to the Reference Date of Qualified Capital Stock of the Company (excluding any net cash proceeds from an Equity Offering to the extent used to redeem the Exchange Notes in compliance with the provisions set forth under the heading "--Redemption--Optional Redemption upon Equity Offerings"); plus

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     (iii) without duplication of any amounts included in clause (c)(ii) above,
           100% of the aggregate net cash proceeds of any equity contribution received by the Company from a holder of the Company's Capital Stock (excluding any net cash proceeds from an Equity Offering to the extent used to redeem the Exchange Notes in compliance with the provisions set forth under the heading "--Redemption--Optional Redemption Upon Equity Offerings"); plus

     (iv) to the extent not otherwise included in the Company's Consolidated Net Income, in the case of the disposition or repayment of any Investment constituting a Restricted Payment made after the Issue Date, an amount equal to the lesser of (A) the cash return of capital with respect to such Investment and (B) the initial amount of such Investment, in either case, less the cost of the disposition of such Investment.

Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

  (1) the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration;

  (2) if no Default or Event of Default shall have occurred and be continuing, the redemption, repurchase or other acquisition or retirement of any shares of Capital Stock of the Company, either (i) solely in exchange for shares of Qualified Capital Stock of the Company or (ii) through the application (within 60 days of the sale thereof) of net cash proceeds of a sale for cash (other than to a Restricted Subsidiary of the Company) of shares of Qualified Capital Stock of the Company;

  (3) if no Default or Event of Default shall have occurred and be continuing, the redemption, repurchase or other acquisition or retirement of any Indebtedness of the Company or any Guarantor that is subordinate or junior in right of payment to the Exchange Notes or such Guarantor's Guarantee, as the case may be, either (i) solely in exchange for shares of Qualified Capital Stock of the Company or warrants, rights or options to purchase or acquire shares of Qualified Capital Stock of the Company or (ii) through the application (within 60 days of the sale thereof) of net proceeds of a sale for cash (other than to a Restricted Subsidiary of the Company) of
      (A) shares of Qualified Capital Stock of the Company or (B) Refinancing Indebtedness; and

  (4) if no Default or Event of Default shall have occurred and be continuing, repurchases by the Company of Common Stock of the Company pursuant to repurchase options in stock option agreements between the Company and employees of the Company or any of its Subsidiaries from such employees or their authorized representatives upon the death, disability or termination of employment of such employees, in the aggregate not to exceed $250,000 in any calendar year.

In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (c) of the immediately preceding paragraph, amounts expended pursuant to clauses (1), (2)(ii) and (4) of this paragraph shall be included in such calculation.

Limitation on Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

     (1) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined reasonably and in good faith by the Company's Board of Directors);

     (2) at least 80% of the consideration received by the Company or such Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash or Cash Equivalents and is received at the time of such disposition; and

     (3) upon the consummation of an Asset Sale, the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 270 days of receipt thereof either:

         (a) to prepay any Senior Debt or Guarantor Senior Debt and, in the case of any Senior Debt or Guarantor Senior Debt under any revolving credit facility, including the Credit Facility, effect a corresponding permanent reduction in the availability under such revolving credit facility;

         (b) to make an investment in Productive Assets; or

         (c) to a combination of prepayment and investment permitted by the foregoing clauses (3)(a) and (3)(b).

On the 271st day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses
(3)(a), (3)(b) and (3)(c) of the immediately preceding paragraph (each, a "Net Proceeds Offer Trigger Date"), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (3)(a), (3)(b) and (3)(c) of the immediately preceding paragraph (each a "Net Proceeds Offer Amount") shall be applied by the Company or such Restricted Subsidiary, as the case may be, to make an offer to purchase (the "Net Proceeds Offer") on a date (the "Net Proceeds Offer Payment Date") not less than 20 Business Days nor more than 30 Business Days following the date on which the notice of such Net Proceeds Offer is mailed to the Holders, from all Holders on a pro rata basis, that principal amount of Exchange Notes equal to the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the Exchange Notes to be purchased, plus accrued and unpaid interest (including Additional Interest, if any) thereon to the date of purchase; provided, however, that if at any time any non-cash consideration received by the Company or any Restricted Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant.

Notwithstanding the foregoing, the Company may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $5.0 million resulting from one or more Asset Sales (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $5.0 million, shall be applied as required pursuant to this paragraph). Upon completion of a Net Proceeds Offer, the amount of Net Cash Proceeds and the amount of aggregate unutilized Net Proceeds Offer Amount will be reset to zero. Accordingly, to the extent that any Net Proceeds remain after consummation of a Net Proceeds Offer, the Company or any Restricted Subsidiary of the Company, as the case may be, may use such Net Proceeds for any purpose not prohibited by the Indenture.

Notwithstanding the first two paragraphs of this covenant, the Company and its Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraphs to the extent that:

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

     (1) at least 80% of the consideration for such Asset Sale constitutes Productive Assets; and

     (2) such Asset Sale is for fair market value; provided that any cash or Cash Equivalents received by the Company or any of its Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph shall constitute Net Cash Proceeds subject to the provisions of the two immediately preceding paragraphs.

Each Net Proceeds Offer will be mailed to the record Holders as shown on the register of Holders within 25 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Exchange Notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent Holders properly tender Exchange Notes in an amount exceeding the Net Proceeds Offer Amount, Exchange Notes of tendering Holders will be purchased on a pro rata basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 Business Days or such longer period as may be required by law.

The Company's and its Restricted Subsidiaries' ability to repurchase Exchange Notes in a Net Proceeds Offer is prohibited by the terms of the Credit Facility and may be prohibited or otherwise limited by the terms of any then-existing borrowing arrangements and the Company's financial resources.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws and regulations are applicable in connection with the repurchase of Exchange Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Asset Sale" provisions of the Indenture by virtue thereof.

Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries

The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to:

     (1) pay dividends or make any other distributions on or in respect of its Capital Stock;

     (2) make loans or advances, or pay any Indebtedness or other obligation owed, to the Company or any other Restricted Subsidiary of the Company; or

     (3) transfer any of its property or assets to the Company or any other Restricted Subsidiary of the Company, except for such encumbrances or restrictions existing under or by reason of:

         (a) applicable law;

         (b) the Indenture and the Exchange Notes;

         (c) any agreement governing Acquired Indebtedness, which encumbrance or restriction shall not apply to any Person, or the properties or assets of any Person, other than the Person, or the assets of the Person, so acquired;

         (d) the Credit Facility;

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

     (e) customary non-assignment provisions of any contract or any lease governing a leasehold interest of any Restricted Subsidiary of the Company;

     (f) agreements existing on the Issue Date, to the extent and in the manner such agreements are in effect on the Issue Date;

     (g) Liens permitted to be incurred pursuant to the provisions of the covenant described under the heading "--Limitation on Liens;"

     (h) any contract for the sale of specified assets, including, without limitation, any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary, to be consummated in accordance with the terms of the Indenture, pending the closing of such sale or disposition; provided that any such restriction relates solely to the Capital Stock or assets that are the subject of such agreement;

     (i) any agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clauses (b), (c), (d) or (f) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are not materially more restrictive, as determined by the Board of Directors of the Company in their reasonable and good faith judgment, than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (b), (c), (d) or (f); and

     (j) Indebtedness or other contractual requirements of a Securitization Entity in connection with a Qualified Securitization Transaction or the charter documents of such Securitization Entity; provided that, in any case, such restrictions apply only to such Securitization Entity.

Limitation on Preferred Stock of Restricted Subsidiaries

The Company will not cause or permit any of its Restricted Subsidiaries to issue to any Person (other than to the Company or to a Wholly Owned Restricted Subsidiary of the Company) any Preferred Stock or permit any Person (other than the Company or a Wholly Owned Restricted Subsidiary of the Company) to own any Preferred Stock of any Restricted Subsidiary of the Company.

Limitation on Liens

Other than Permitted Liens, the Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind against or upon any property or assets of the Company or any of its Restricted Subsidiaries (whether owned on the Issue Date or acquired after the Issue Date), or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom unless:

 (1) in the case of Liens securing Indebtedness that is expressly subordinate or junior in right of payment to the Exchange Notes or any Guarantee, the Exchange Notes are, or such Guarantee is, as the case may be, secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens at least to the same extent that the Exchange Notes are, or such Guarantee is, as the case may be, senior in priority to such Indebtedness; and

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  (2) in all other cases, the Exchange Notes are, and the Guarantee is, as the case may be, equally and ratably secured.

Prohibition on Incurrence of Senior Subordinated Debt

The Company will not, and will not permit any Restricted Subsidiary that is a Guarantor to, incur or suffer to exist Indebtedness that is senior in right of payment to the Exchange Notes or such Guarantor's Guarantee, as the case may be, and subordinate in right of payment to any other Indebtedness of the Company or such Guarantor, as the case may be.

Merger, Consolidation and Sale of Assets

The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company's assets (determined on a consolidated basis for the Company and the Company's Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

  (1) either:

      (a) the Company shall be the surviving or continuing corporation; or

      (b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company's Restricted Subsidiaries substantially as an entirety (the "Surviving Entity"):

          (i) shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; and

          (ii) shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, premium, if any, and interest on all of the Exchange Notes and the performance of every covenant of the Exchange Notes, the Indenture and the Registration Rights Agreement on the part of the Company to be performed or observed;

  (2) immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(ii) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be:

      (a) shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction; and

      (b) shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the covenant described under the heading "--Limitation on Incurrence of Additional Indebtedness;"

  (3) immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(ii) above (including, without limitation, giving effect to any

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

         Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing;

     (4) each Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture to the Indenture confirmed that its Guarantee of the Exchange Notes shall apply to such Person's obligations under the Indenture and the Exchange Notes; and

     (5) the Company or the Surviving Entity, as the case may be, shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

The Indenture will provide that upon any consolidation or merger of the Company or any transfer of all or substantially all of the assets of the Company and its Restricted Subsidiaries in accordance with the foregoing, in which the Company is not the continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Exchange Notes with the same effect as if such surviving entity had been named as such.

Each Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and the Indenture in connection with any transaction complying with the covenant described under the heading "-- Limitation on Asset Sales") will not, and the Company will not cause or permit any Guarantor to, consolidate with or merge with or into any Person other than the Company or any other Guarantor unless:

     (1) the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia;

     (2) such entity assumes by supplemental indenture all of the Obligations of the Guarantor under its Guarantee;

     (3) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

     (4) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Company could satisfy the provisions of clause (2) of the first paragraph of this covenant.

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

Any merger or consolidation of a Guarantor with and into the Company (with the Company being the surviving entity) or any other Guarantor that is a Wholly Owned Restricted Subsidiary of the Company need only comply with clause (5) of the first paragraph of this covenant.

Limitations on Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to occur any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property, the guaranteeing of any Indebtedness or the rendering of any service) with, or for the benefit of, any of their respective Affiliates (each, an "Affiliate Transaction"), other than Affiliate Transactions on terms that are no less favorable than those that could reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary.

All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a fair market value in excess of $1.0 million shall be approved by the Board of Directors of the Company or such Restricted Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If the Company or any Restricted Subsidiary of the Company enters into an Affiliate Transaction (or a series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a fair market value in excess of $10.0 million, the Company or such Restricted Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to the Company or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the Trustee.

The restrictions set forth in the first paragraph of this covenant shall not apply to:

     (1) reasonable fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary of the Company as determined reasonably and in good faith by the Board of Directors or senior management of the Company or such Restricted Subsidiary, as the case may be;

     (2) transactions exclusively between or among the Company and any of its Wholly Owned Restricted Subsidiaries or exclusively between or among such Wholly Owned Restricted Subsidiaries; provided that such transactions are not otherwise prohibited by the Indenture;

     (3) any agreement as in effect as of the Issue Date or any amendment thereto, any transaction contemplated thereby (including pursuant to any amendment thereto) or in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date;

     (4) Restricted Payments permitted by the Indenture; and

     (5) transactions effected as part of a Qualified Securitization
         Transaction.

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Additional Guarantees

If the Company or any of its Restricted Subsidiaries transfers or causes to be transferred, in one transaction or a series of related transactions, any property to any Domestic Restricted Subsidiary of the Company that is not a Guarantor having total consolidated assets with a book value in excess of $2.0 million or if the Company or any of its Restricted Subsidiaries shall organize, acquire or otherwise invest in or hold an Investment in a Domestic Restricted Subsidiary of the Company that is not a Guarantor having total consolidated assets with a book value in excess of $2.0 million, then such transferee or acquired or other Domestic Restricted Subsidiary shall:

     (1) execute and deliver to the Trustee a supplemental indenture in form satisfactory to the Trustee pursuant to which such Domestic Restricted Subsidiary shall unconditionally guarantee all of the Company's Obligations under the Exchange Notes and the Indenture on the terms set forth in the Indenture; and

     (2) deliver to the Trustee an opinion of counsel that such supplemental indenture has been duly authorized, executed and delivered by such Domestic Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Domestic Restricted Subsidiary;

provided, however, that, notwithstanding the foregoing, each transferee or acquired or other Domestic Restricted Subsidiary shall comply with clauses (1) and (2) above if such Domestic Restricted Subsidiary, together with the Company's other Restricted Subsidiaries that are not Guarantors, after giving pro forma effect to such transfer, organization, acquisition or Investment, would constitute a Significant Subsidiary (using 5.0%, rather than 10.0%, for purposes of such calculation).

Thereafter, such Domestic Restricted Subsidiary shall be a Guarantor for all purposes of the Indenture.

Limitation on Restricted and Unrestricted Subsidiaries

The Board of Directors of the Company may designate an Unrestricted Subsidiary to be a Restricted Subsidiary under the Indenture only if:

     (1) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation;

     (2) any such designation shall be deemed to be an incurrence as of the date of such designation by a Restricted Subsidiary of the Company of the Indebtedness (if any) of such designated Subsidiary for purposes of the covenant described under the heading "--Limitation on Incurrence of Additional Indebtedness;" and

     (3) immediately after giving effect to such designation and the incurrence of such additional Indebtedness, the Company is able to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the covenant described under the heading "--Limitation on Incurrence of Additional Indebtedness."

The Board of Directors of the Company may designate any Restricted Subsidiary (other than a Guarantor) to be an Unrestricted Subsidiary under the Indenture only if:

     (1) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation;

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     (2) such designation is at that time permitted pursuant to the covenant described under the heading "--Limitation on Restricted Payments" (other than pursuant to clause (8) of the definition of Permitted Investment); and

     (3) immediately after giving effect to such designation, the Company is able to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the covenant described under the heading "--Limitation on Incurrence of Additional Indebtedness."

Any such designation by the Board of Directors of the Company of an Unrestricted Subsidiary to be a Restricted Subsidiary or of a Restricted Subsidiary to be an Unrestricted Subsidiary shall be evidenced to the Trustee by the filing with the Trustee of a certified copy of a Board Resolution of the Company giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing conditions and setting forth in reasonable detail the underlying calculations.

For purposes of the covenant described under the heading "--Limitation on Restricted Payments" above:

     (1) an Investment shall be deemed to have been made at the time any Restricted Subsidiary is designated to be an Unrestricted Subsidiary in an amount (proportionate to the Company's equity interest in such Subsidiary) equal to the net worth of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated to be an Unrestricted Subsidiary;

     (2) at any date the aggregate amount of all Restricted Payments made as Investments since the Issue Date shall exclude and be reduced by an amount (proportionate to the Company's equity interest in such Subsidiary) equal to the net worth of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary, not to exceed, in the case of any such designation of an Unrestricted Subsidiary as a Restricted Subsidiary, the amount of Investments previously made by the Company and its Restricted Subsidiaries in such Unrestricted Subsidiary (in the case of each of clauses (1) and (2), "net worth" shall be calculated based upon the fair market value of the assets of such Subsidiary as of any such date of designation); and

     (3) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

Notwithstanding the foregoing, the Board of Directors of the Company may not designate any Restricted Subsidiary of the Company to be an Unrestricted Subsidiary if, after such designation:

     (1) the Company or any of its Restricted Subsidiaries, other than pursuant to Standard Securitization Undertakings, (x) provides credit support for, or a guarantee of, any Indebtedness of such Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness) or (y) is directly or indirectly liable for any Indebtedness of such Subsidiary;

     (2) a default with respect to any Indebtedness of such Subsidiary (including any right which the holders thereof may have to take enforcement action against such Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its final stated maturity; or

     (3) such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, any Restricted Subsidiary which is not a Subsidiary of the Subsidiary to be so designated.

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Subsidiaries of the Company that are not designated by the Board of Directors of the Company as Restricted or Unrestricted Subsidiaries will be deemed to be Restricted Subsidiaries.

Conduct of Business

The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any businesses other than a Permitted Business.

Reports to Holders

The Company will deliver to the Trustee within 15 days after the filing of the same with the Commission, copies of the quarterly and annual reports and of the information, documents and other reports, if any, which the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the Commission, to the extent permitted, and provide the Trustee and Holders or prospective Holders (upon request) with such annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act. The Company will also comply with the other provisions of
Section 314(a) of the TIA.

Events of Default

The following events are defined in the Indenture as "Events of Default:"

     (1) the failure to pay interest (including Additional Interest, if any) on any Old Notes or Exchange Notes when the same becomes due and payable and the default continues for a period of 30 days (whether or not such payment shall be prohibited by the subordination provisions of the Indenture);

     (2) the failure to pay the principal on any Old Notes or Exchange Notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Old Notes or Exchange Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer) (whether or not such payment shall be prohibited by the subordination provisions of the Indenture);

     (3) a default in the observance or performance of any other covenant or agreement contained in the Indenture which default continues for a period of 30 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Old Notes and Exchange Notes (except in the case of a default with respect to the covenant described under the heading "-- Certain Covenants--Merger, Consolidation and Sale of Assets," which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

     (4) the failure to pay at final stated maturity (giving effect to any applicable grace periods and any extensions thereof) the Junior Subordinated Note or the principal amount of any other Indebtedness of the Company or any Restricted Subsidiary of the Company (other than a Securitization Entity), or the acceleration of the final stated maturity of the Junior Subordinated Note or any such other Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 20 days after receipt by the Company or such Restricted Subsidiary of notice of any such acceleration), if, in the case of any such other Indebtedness, the aggregate principal amount of such Indebtedness, together

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         with the principal amount of any such other Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, aggregates $10.0 million or more at any time;

     (5) one or more judgments in an aggregate amount in excess of $10.0 million shall have been rendered against the Company or any of its Restricted Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

     (6) certain events of bankruptcy affecting the Company or any of its Significant Subsidiaries; or

     (7) any Guarantee of a Significant Subsidiary ceases to be in full force and effect or any Guarantee of a Significant Subsidiary is declared to be null and void and unenforceable or any Guarantee of a Significant Subsidiary is found to be invalid or any Guarantor that is a Significant Subsidiaries denies its liability under its Guarantee (other than by reason of release of a Guarantor in accordance with the terms of the Indenture).

If an Event of Default (other than an Event of Default specified in clause (6) above with respect to the Company) shall occur and be continuing, the Trustee or the Holders of at least 25% in principal amount of outstanding Old Notes and Exchange Notes may declare the principal, premium, if any, and accrued and unpaid interest (including Additional Interest, if any) on all the Old Notes and Exchange Notes to be due and payable by notice in writing to the Company and the Trustee specifying the Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice"), and the same:

     (1) shall become immediately due and payable; or

     (2) if there are any amounts outstanding under the Credit Facility, shall become immediately due and payable upon the first to occur of an acceleration under the Credit Facility or five Business Days after receipt by the Company and the Representative under the Credit Facility of such Acceleration Notice but only if such Event of Default is then continuing. If an Event of Default specified in clause (6) above with respect to the Company occurs and is continuing, then all unpaid principal, premium, if any, and accrued and unpaid interest (including Additional Interest, if any) on all of the outstanding Exchange Notes and Old Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

The Indenture will provide that, at any time after a declaration of acceleration with respect to the Old Notes and Exchange Notes as described in the preceding paragraph, the Holders of a majority in principal amount of the Old Notes and Exchange Notes may rescind and cancel such declaration and its consequences:

     (1) if the rescission would not conflict with any judgment or decree;

     (2) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

     (3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

     (4) if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

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

     (5) in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the description above of Events of Default, the Trustee shall have received an officers' certificate and an opinion of counsel that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

The Holders of a majority in principal amount of the Old Notes and Exchange Notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any Old Notes and Exchange Notes.

Holders of the Old Notes and Exchange Notes may not enforce the Indenture or the Old Notes and Exchange Notes except as provided in the Indenture and under the TIA. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Old Notes and Exchange Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

Under the Indenture, the Company is required to provide an officers' certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors discharged with respect to the outstanding Old Notes and Exchange Notes ("Legal Defeasance"). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Old Notes and Exchange Notes, except for:

     (1) the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Old Notes and Exchange Notes when such payments are due;

     (2) the Company's obligations with respect to the Old Notes and Exchange Notes concerning issuing temporary Old Notes and Exchange Notes, registration of Old Notes and Exchange Notes, mutilated, destroyed, lost or stolen Old Notes and Exchange Notes and the maintenance of an office or agency for payments;

     (3) the rights, powers, trust, duties and immunities of the Trustee and the Company's obligations in connection therewith; and

     (4) the Legal Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Old Notes and Exchange Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under the heading "Events of Default" above will no longer constitute an Event of Default with respect to the Exchange Notes or Old Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

     (1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Old Notes and Exchange Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

     (2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that:

         (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

         (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

     (3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

     (4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

     (5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

     (6) the Company shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;

     (7) the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with;

     (8) the Company shall have delivered to the Trustee an opinion of counsel to the effect that:

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

         (a) the trust funds will not be subject to any rights of holders of Senior Debt, including, without limitation, those arising under the Indenture; and

         (b) assuming no intervening bankruptcy of the Company between the date of deposit and the 91st day following the date of deposit and that no Holder is an insider of the Company, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and

     (9) certain other customary conditions precedent are satisfied.

Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to a Legal Defeasance need not be delivered if all Old Notes not theretofore delivered to the Trustee for cancellation:

     (1) have become due and payable; or

     (2) will become due and payable on the maturity date within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Old Notes, as expressly provided for in the Indenture) as to all outstanding Old Notes and Exchange Notes when:

     (1) either:

         (a) all the Old Notes theretofore authenticated and delivered (except lost, stolen or destroyed Old Notes which have been replaced or paid and Old Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

         (b) all Old Notes not theretofore delivered to the Trustee for cancellation have become due and payable, pursuant to an optional redemption notice or otherwise, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Old Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Old Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; and

     (2) the Company has paid all other sums payable under the Indenture by the Company; and

     (3) the Company has delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

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

The Trustee will acknowledge the satisfaction and discharge of the Indenture if the Company has delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Modification of the Senior Subordinated Indenture

From time to time, the Company, the Guarantors and the Trustee, without the consent of the Holders, may amend the Indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies, so long as such change does not, in the opinion of the Trustee, adversely affect the rights of any of the Holders in any material respect. In formulating its opinion on such matters, the Trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel. Other modifications and amendments of the Indenture may be made with the consent of the Holders of a majority in principal amount of the then outstanding Notes issued under the Indenture, except that, without the consent of each Holder affected thereby, no amendment may:

     (1) reduce the amount of Old Note and Exchange Notes whose Holders must consent to an amendment;

     (2) reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any Old Notes and Exchange Notes;

     (3) reduce the principal of or change or have the effect of changing the fixed maturity of any Old Notes and Exchange Notes, or change the date on which any Old Notes and Exchange Notes may be subject to redemption or reduce the redemption price therefor;

     (4) make any Old Notes and Exchange Notes payable in money other than that stated in the Old Notes and Exchange Notes;

     (5) make any change in the provisions of the Indenture protecting the right of each Holder to receive payment of principal of and interest on such Old Notes or Exchange Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Old Notes and Exchange Notes to waive Defaults or Events of Default;

     (6) after the Company's obligation to purchase Old Notes and Exchange Notes arises thereunder, amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate a Net Proceeds Offer with respect to any Asset Sales that have been consummated or, after such Change of Control has occurred or such Asset Sale has been consummated, modify any of the provisions or definitions with respect thereto;

     (7) modify or change any provision of the Indenture or the related definitions affecting the subordination or ranking of the Old Notes and Exchange Notes or any Guarantee in a manner which adversely affects the Holders; or

     (8) release any Guarantor that is a Significant Subsidiary from any of its obligations under its Guarantee or the Indenture otherwise then in accordance with the terms of the Indenture.

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Governing Law

The Indenture will provide that it, the Exchange Notes and the Guarantees will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

The Trustee

The Indenture will provide that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

"Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with or into the Company or any of its Restricted Subsidiaries or that is assumed in connection with the acquisition of assets from such Person, in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation.

"Affiliate" means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing. Notwithstanding the foregoing, no Person (other than the Company or any Subsidiary of the Company) in whom a Securitization Entity makes an Investment in connection with a Qualified Securitization Transaction shall be deemed to be an Affiliate of the Company or any of its Subsidiaries solely by reason of such Investment.

"Asset Acquisition" means:

     (1) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company; or

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     (2) the acquisition by the Company or any Restricted Subsidiary of the
         Company of the assets of any Person (other than a Restricted Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

"Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company of:

     (1) any Capital Stock of any Restricted Subsidiary of the Company; or

     (2) any other property or assets of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business.

Notwithstanding the foregoing, the following shall not be deemed to be Asset
Sales:

     (a) a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration of less than $250,000;

     (b) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted by the covenant described under the heading "--Certain Covenants --Merger, Consolidation and Sale of Assets;"

     (c) sales of accounts receivable and related assets (including contract rights) of the type specified in the definition of "Qualified Securitization Transaction" to a Securitization Entity for the fair market value thereof, including cash in an amount at least equal to 75% of the fair market value thereof as determined in accordance with GAAP (for the purposes of this clause (c), Purchase Money Notes shall be deemed to be cash); and

     (d) transfers of accounts receivable and related assets (including contract rights) of the type specified in the definition of Qualified Securitization Transaction (or a fractional undivided interest therein) by a Securitization Entity in a Qualified Securitization Transaction.

"Board of Directors" means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

"Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

"Business Day" means any day other than Saturday, Sunday or any other day on which banking institutions in the City of New York are required or authorized by law or governmental action to be closed.

"Capital Stock" means:

     (1) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person; and

                                      112
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     (2) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

"Capitalized Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

"Cash Equivalents" means:

     (1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

     (2) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody's;

     (3) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from or Moody's;

     (4) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250.0 million;

     (5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above; and

     (6) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (5) above.

"Change of Control" means the occurrence of one or more of the following events:

     (1) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group"), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture);

     (2) the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture);

     (3) any Person or Group is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 14(d) under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total Voting Stock of the Company, measured by voting power rather than number of shares;

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     (4) the first day on which a majority of the members of the Board of
         Directors of the Company are not Continuing Directors; or

     (5) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Capital Stock) of the surviving or transferee Person constituting a majority of such Voting Stock of such surviving or transferee Person, measured by voting power rather than number of shares (immediately after giving effect to such issuance).

"Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

"Consolidated EBITDA" means, with respect to any Person, for any period, the sum (without duplication) of:

     (1) Consolidated Net Income; and

     (2) to the extent Consolidated Net income has been reduced thereby:

         (a) all income taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions outside the ordinary course of business);

         (b) Consolidated Interest Expense; and

         (c) Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period, all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.

"Consolidated Fixed Charge Coverage Ratio" means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters (the "Four-Quarter Period") ending prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which financial statements are available (the "Transaction Date") to Consolidated Fixed Charges of such Person for the Four-Quarter
Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis (in accordance with Article 11 of Regulation S-X under the Securities Act) for the period of such calculation to:

     (1) the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction

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         Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), had occurred on the first day of the Four-Quarter Period; and

     (2) any Asset Sales or other dispositions or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (including any pro forma expense and cost reductions calculated in accordance with Article 11 of Regulation S-X under the Securities Act) attributable to the assets which are the subject of the Asset Sale or other disposition or Asset Acquisition during the Four-Quarter Period) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or other disposition or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four-Quarter Period. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such other Indebtedness that was so guaranteed. If, since the beginning of such Four-Quarter Period, any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such Four-Quarter Period) shall have made any Asset Sale or other disposition or Asset Acquisition that would have required adjustment pursuant to this definition, then the Consolidated Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto (in accordance with Article 11 of Regulation S-X under the Securities Act) as if such Asset Sale or other disposition or Asset Acquisition had occurred at the beginning of the applicable Four-Quarter Period.

Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio:"

     (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date;

     (2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four-Quarter Period; and

     (3) notwithstanding clause (1) of this paragraph, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

"Consolidated Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of:

     (1) Consolidated Interest Expense; plus

     (2) the product of (x) the amount of all dividend payments on any series of Preferred Stock of such Person and its Restricted Subsidiaries (other than dividends paid in Qualified Capital Stock) paid or

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         accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of such Person, expressed as a decimal.

"Consolidated Interest Expense" means, with respect to any Person for any period, the sum of, without duplication:

     (1) the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period on a consolidated basis in accordance with GAAP, including, without limitation, (w) any amortization of debt discount and amortization or write-off of deferred financing costs, (x) the net costs under Interest Swap Obligations, (y) all capitalized interest and (z) the interest portion of any deferred payment obligation; and

     (2) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

"Consolidated Net Income" means, with respect to any Person for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided, that there shall be excluded therefrom:

     (1) after-tax gains from Asset Sales (without regard to the $250,000 limitation set forth in the definition thereof) or abandonments or reserves relating thereto;

     (2) after-tax items classified as extraordinary, unusual or nonrecurring gains;

     (3) the net income of any Person acquired in a "pooling of interests" transaction accrued prior to the date it becomes a Restricted Subsidiary of the referent Person or is merged or consolidated with or into the referent Person or any Restricted Subsidiary of the referent Person;

     (4) the net income (but not loss) of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is prohibited by contract, operation of law or otherwise;

     (5) the net income of any Person, other than a Restricted Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or a Wholly Owned Restricted Subsidiary of the referent Person by such Person;

     (6) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets;

     (7) any restoration of income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date; and

     (8) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period, whether or not such operations were classified as discontinued).

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"Consolidated Net Worth" of any Person as of any date means the consolidated stockholders' equity of such Person, determined on a consolidated basis in accordance with GAAP, less (without duplication) amounts attributable to Disqualified Capital Stock of such Person.

"Consolidated Non-cash Charges" means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash charges and expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charges that require an accrual of or a reserve for cash charges for any future period).

"Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who:

     (1) was a member of such Board of Directors on the Issue Date; or

     (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

"Credit Facility" means the Credit Agreement, dated as of April 1, 1999, among the Company, the lenders party thereto in their capacities as lenders thereunder, NationsBank, N.A., as documentation agent, First Union National Bank, as syndication agent, and Wachovia Bank, N.A., as agent, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

"Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in currency values.

"Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

"Designated Senior Debt," as to the Company or any Guarantor, means:

     (1) Indebtedness under or in respect of the Credit Facility; and

     (2) any other Indebtedness constituting Senior Debt or Guarantor Senior Debt, as the case may be, which, at the time of determination, has an aggregate principal amount of at least $25.0 million and is specifically designated in the instrument evidencing such Senior Debt or Guarantor Senior Debt, as the case may be, as "Designated Senior Debt" by such Person.

"Disqualified Capital Stock" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation

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or otherwise, or is redeemable at the sole option of the holder thereof on or prior to the final maturity date of the Notes. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Capital Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or asset sale shall not constitute Disqualified Capital Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described under the heading "--Certain Covenants-- Limitation on Restricted Payments."

"Domestic Restricted Subsidiary" means any Restricted Subsidiary of the
Company that is incorporated or otherwise organized under the laws of the United States or any State thereof or the District of Columbia.

"Equity Offering" means an underwritten public offering of Qualified Capital Stock of the Company pursuant to a registration statement filed with the Commission in accordance with the Securities Act.

"Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

"fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Board of Directors of the Company delivered to the Trustee.

"GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect on the Issue Date.

"Guarantee" means the guarantee of the Obligations of the Company with respect to the Notes by each Guarantor pursuant to the terms of the Indenture.

"Guarantor" means:

     (1) each of Cadmus Journal Services, Inc., Washburn Graphics, Inc., American Graphics, Inc., Expert Graphics, Inc., Cadmus Direct Marketing, Inc., Three Score, Inc., Mack Printing Company, Port City Press, Inc., Mack Printing Group, Inc. and Science Craftsman Incorporated; and

     (2) each of the Company's Restricted Subsidiaries that in the future executes a supplemental indenture in which such Restricted Subsidiary agrees to be bound by the terms of the Indenture as a Guarantor;

provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of the Indenture.

"Guarantor Senior Debt" means, with respect to any Guarantor, the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of such Guarantor, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness

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shall not be senior in right of payment to the Guarantee of such Guarantor.
Without limiting the generality of the foregoing, "Guarantor Senior Debt" shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of:

     (1) all monetary obligations of every nature of such Guarantor in respect of the Credit Facility, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities;

     (2) all Interest Swap Obligations (including guarantees thereof); and

     (3) all obligations under Currency Agreements (including guarantees thereof),

in each case, whether outstanding on the Issue Date or thereafter incurred.

Notwithstanding the foregoing, "Guarantor Senior Debt" shall not include:

     (1) any Indebtedness of such Guarantor to any Subsidiary or Affiliate of such Guarantor, or any Subsidiary of such Affiliate;

     (2) Indebtedness to trade creditors and other amounts incurred in connection with obtaining goods, materials or services;

     (3) Indebtedness represented by Disqualified Capital Stock;


     (4) any liability for federal, state, local or other taxes owed or owing by such Guarantor;

     (5) Indebtedness to, or guaranteed on behalf of, any shareholder, director, officer or employee of such Guarantor or any Subsidiary of such Guarantor (including, without limitation, amounts owed for compensation);

     (6) that portion of any Indebtedness incurred in violation of the covenant described under the heading "--Certain Covenants--Limitation on Incurrence of Additional Indebtedness" (but, as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (6) if the holder(s) of such obligation or their representative and the Trustee shall have received an officers' certificate of the Company to the effect that the incurrence of such Indebtedness does not (or, in the case of revolving credit indebtedness, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions of the Indenture);

     (7) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to such Guarantor; and

     (8) any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of such Guarantor.

"Indebtedness" means, with respect to any Person, without duplication:

     (1) all Obligations of such Person for borrowed money;

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     (2) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

     (3) all Capitalized Lease Obligations of such Person;

     (4) all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted);

     (5) all Obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction;

     (6) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

     (7) all Obligations of any other Person of the type referred to in clauses
         (1) through (6) above which are secured by any Lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset and the amount of the Obligation so secured;

     (8) all Obligations under currency agreements and interest swap agreements of such Person; and

     (9) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

"Independent Financial Advisor" means a nationally recognized investment banking or accounting firm:

     (1) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Company or any of its Subsidiaries; and

     (2) which, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

"Interest Swap Obligations" means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

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"Investment" means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person. "Investment" shall exclude extensions of trade credit by the Company and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Company or any such Restricted Subsidiary, as the case may be. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Restricted Subsidiary is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

"Issue Date" means the date of original issuance of the Notes.

"Junior Subordinated Note" means, collectively, the three 11.5% subordinated promissory notes of the Company due March 31, 2010.

"Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

"Moody's" means Moody's Investors Service, Inc.

"Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of:

     (1) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);

     (2) taxes paid or payable relating to such Asset Sale after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

     (3) the repayment of Indebtedness that is secured by such assets in accordance with the terms of any Lien upon or with respect to such assets; and

     (4) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary of the Company, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

"Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

"Permitted Business" means any business (including stock or assets) that derives its revenues from the business engaged in by the Company and its Restricted Subsidiaries on the Issue Date and/or activities that are

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reasonably similar, ancillary or related to, or a reasonable extension, development or expansion of, the businesses in which the Company and its Restricted Subsidiaries are engaged on the Issue Date.

"Permitted Indebtedness" means, without duplication, each of the following:

     (1) Indebtedness represented by the Notes issued on the Issue Date in an aggregate principal amount not to exceed $125.0 million and the Guarantees thereof;

     (2) Indebtedness incurred by the Company pursuant to the Credit Facility in an aggregate principal amount not to exceed $200.0 million at any one time outstanding, less:

          (a) the amount of all mandatory principal payments actually made by the Company in respect of term loans thereunder;

          (b) the amount of all required permanent repayments (which are accompanied by a corresponding permanent commitment reduction) thereunder; and

          (c) the aggregate amount of Indebtedness of Securitization Entities in Qualified Securitization Transactions at the time outstanding, to the extent that the proceeds from such Indebtedness are not used (within five Business Days after the incurrence of such Indebtedness) to make mandatory principal payments or required permanent repayments in accordance with clauses (a) and (b) above.

     (3) other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereof;

     (4) Interest Swap Obligations of the Company or any of its Restricted Subsidiaries covering Indebtedness of the Company or any of its Restricted Subsidiaries; provided that such Interest Swap Obligations are entered into to protect the Company and its Restricted Subsidiaries from fluctuations in interest rates on Indebtedness incurred in accordance with the Indenture to the extent that the notional principal amount of any such Interest Swap Obligation does not exceed the principal amount of the Indebtedness to which such Interest Swap Obligation relates;

     (5) Indebtedness of the Company or any of its Restricted Subsidiaries under Currency Agreements; provided that such Currency Agreements are entered into to protect the Company and its Restricted Subsidiaries from fluctuations in the value of foreign currencies purchased or received in the ordinary course of business; provided, further, that, in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company and its Restricted Subsidiaries outstanding other than as a result of fluctuations of foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

     (6) Indebtedness of a Wholly Owned Restricted Subsidiary of the Company to the Company or to a Wholly Owned Restricted Subsidiary of the Company for so long as such Indebtedness is held by the Company or a Wholly Owned Restricted Subsidiary of the Company, in each case subject to no Lien held by a Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company; provided that if as of any date any Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness;

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     (7)  Indebtedness of the Company to a Wholly Owned Restricted Subsidiary of
          the Company for so long as such Indebtedness is held by a Wholly Owned Restricted Subsidiary of the Company, in each case subject to no Lien; provided that (a) any Indebtedness of the Company to any Wholly Owned Restricted Subsidiary of the Company that is not a Guarantor is unsecured and subordinated, pursuant to a written agreement, to the Company's Obligations under the Indenture and the Notes and (b) if as of any date any Person other than a Wholly Owned Restricted Subsidiary of the Company owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the Company;

     (8) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two Business Days of incurrence;

     (9) Indebtedness of the Company or any of its Restricted Subsidiaries represented by letters of credit for the account of the Company or such Restricted Subsidiary, as the case may be, in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

     (10) Indebtedness represented by Capitalized Lease Obligations and Purchase Money Indebtedness of the Company and its Restricted Subsidiaries incurred in the ordinary course of business not to exceed $5.0 million at any one time outstanding;

     (11) Refinancing Indebtedness;

     (12) the incurrence by a Securitization Entity of Indebtedness in a Qualified Securitization Transaction that is not recourse to the Company or any Subsidiary of the Company (except for Standard Securitization Undertakings); and

     (13) additional Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount that does not exceed $15.0 million at any one time outstanding (which amount may, but need not, be incurred in whole or in part under the Credit Facility).

For purposes of determining compliance with the covenant described under the heading "--Certain Covenants--Limitation on Incurrence of Additional Indebtedness," in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses
(1) through (11) and (13) above or is otherwise entitled to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of such covenant, the Company shall, in its sole discretion, classify (or later reclassify) such item of Indebtedness in any manner that complies with such covenant. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms and the payment of dividends on Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of the covenant described under the heading ``-- Certain Covenants--Limitation on Incurrence of Additional Indebtedness." The amount of Indebtedness issued at a price that is either less or greater than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

"Permitted Investments" means:

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     (1)  Investments by the Company or any Restricted Subsidiary of the Company
          in any Wholly Owned Restricted Subsidiary of the Company that is a Guarantor or any Person if as a result of such Investment such Person shall become a Wholly Owned Restricted Subsidiary of the Company that is a Guarantor or will merge or consolidate with or into the Company or a Wholly Owned Restricted Subsidiary of the Company that is a Guarantor;

     (2) Investments in the Company by any Restricted Subsidiary of the Company; provided that any Indebtedness evidencing such Investment is unsecured and subordinated, pursuant to a written agreement, to the Company's obligations under the Notes and the Indenture;

     (3)  Investments in cash and Cash Equivalents;

     (4) loans and advances to employees and officers of the Company and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes in an aggregate principal amount not to exceed $2.0 million at any one time outstanding;

     (5) Currency Agreements and Interest Swap Obligations entered into in the ordinary course of the Company's or its Restricted Subsidiaries' business and otherwise in compliance with the Indenture;

     (6) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

     (7) Investments made by the Company or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the covenant described under the heading "-- Certain Covenants--Limitation on Asset Sales;"

     (8) additional Investments having an aggregate fair market value, when taken together with all other Investments made pursuant to this clause
          (8) that are at that time outstanding, not to exceed $5.0 million (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

     (9) any Investment by the Company or a Restricted Subsidiary of the Company in a Securitization Entity or any Investment by a Securitization Entity in any other Person in connection with a Qualified Securitization Transaction; provided that any Investment in a Securitization Entity is in the form of a Purchase Money Note or an equity interest; and

     (10) Investments in Permitted Businesses made by the Company or any Wholly Owned Restricted Subsidiary of the Company that is a Guarantor having an aggregate fair market value, when taken together with all other Investments made pursuant to this clause (10) after the Issue Date, not to exceed $5.0 million (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value).

"Permitted Liens" means the following types of Liens:

     (1) Liens securing Senior Debt and Guarantor Senior Debt (including Liens securing Indebtedness outstanding under the Credit Facility) to the extent that the Indebtedness secured thereby is permitted to be incurred pursuant to the covenant described under the heading "-- Certain Covenants--Limitation on Incurrence of Additional Indebtedness;"

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     (2)  Liens securing the Notes and the Guarantees;

     (3) Liens in favor of the Company or any Wholly Owned Restricted Subsidiary of the Company on assets of any Restricted Subsidiary of the Company;

     (4) Liens existing on the Issue Date securing Indebtedness existing on the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date;

     (5) Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness which has been secured by a Lien permitted under the Indenture and which has been incurred in accordance with the provisions of the Indenture; provided that such Liens:

          (a) are no less favorable to the Holders and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced; and

          (b) do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced;

     (6)  Liens for taxes, assessments or governmental charges or claims either:

          (a)  not delinquent; or

          (b) contested in good faith by appropriate proceedings and as to which the Company or any of its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

     (7) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen and repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

     (8) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

     (9) judgment Liens not giving rise to an Event of Default so long as any such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

     (10) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

     (11) any interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property of asset which is not leased property subject to such Capitalized Lease Obligation;

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     (12) Liens securing Purchase Money Indebtedness of the Company or any
          Restricted Subsidiary of the Company; provided that:

          (a) the Purchase Money Indebtedness shall not exceed purchase price or the cost of construction or improvement of such property or assets, as the case may be, and shall not be secured by any property or assets of the Company or any Restricted Subsidiary of the Company other than the property or assets so acquired, constructed or improved; and

          (b) the Lien securing such Indebtedness shall be created within 90 days of such acquisition or completion of construction or improvement;

     (13) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment, or storage of such inventory or other goods;

     (14) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

     (15) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

     (16) Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the Indenture;

     (17) Liens securing Indebtedness under Currency Agreements;

     (18) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods;

     (19) Liens securing Acquired Indebtedness incurred in compliance with the covenant described under the heading "--Certain Covenants--Limitation on Incurrence of Additional Indebtedness;" provided that:

          (a) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company and were not granted in anticipation of the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company; and

          (b) such Liens do not extend to or cover any property or assets of the Company or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary of the Company and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company; and

     (20) Liens on assets transferred to a Securitization Entity or on assets of a Securitization Entity, in either case incurred in connection with a Qualified Securitization Transaction.

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"Person" means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

"Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

"Productive Assets" means properties and assets (including Capital Stock) that are used or useful by the Company and its Restricted Subsidiaries in Permitted Businesses.

"Purchase Money Indebtedness" means Indebtedness of the Company and its Restricted Subsidiaries incurred in the normal course of business for the purpose of financing all or any part of the purchase price, or the cost of construction or improvement, of property or equipment.

"Purchase Money Note" means a promissory note of a Securitization Entity evidencing a line of credit, which may be irrevocable, from the Company or any Subsidiary of the Company in connection with a Qualified Securitization Transaction to a Securitization Entity, which note shall be repaid from cash available to the Securitization Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts paid in connection with the purchase of newly generated receivables.

"Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

"Qualified Securitization Transaction" means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any or its Subsidiaries may sell, convey or otherwise transfer to (a) a Securitization Entity (in the case of a transfer by the Company or any of its Subsidiaries) or (b) any other Person (in the case of a transfer by a Securitization Entity), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

"Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness (the proceeds of which are applied within 60 days after the incurrence thereof) in exchange or replacement for, such security or Indebtedness in whole or in part. ``Refinanced" and ``Refinancing" shall have correlative meanings.

"Refinancing Indebtedness" means any Refinancing by the Company or any of its Restricted Subsidiaries of Indebtedness incurred in accordance with the covenant described under the heading "--Certain Covenants--Limitation on Incurrence of Additional Indebtedness" (other than pursuant to clauses (2), (4), (5), (6),
(7), (8), (9), (10), (12) or (13) of the definition of Permitted Indebtedness), in each case, that does not:

     (1) directly or indirectly result in an increase in the aggregate principal amount (or accreted value, if applicable) of Indebtedness of the Company or such Restricted Subsidiary as of the date of such Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and the amount of reasonable expenses incurred by the Company or such Restricted Subsidiary in connection with such Refinancing); or

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     (2)  create Indebtedness with (a) a Weighted Average Life to Maturity as of the date of such Refinancing that is less than the Weighted Average Life to Maturity at such time of the Indebtedness being Refinanced or
          (b) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; provided that (x) such Refinancing Indebtedness shall be incurred solely by the obligor of the Indebtedness being Refinanced and (y) if such Indebtedness being Refinanced is subordinated to the Notes or a Guarantee, then such Refinancing Indebtedness shall be subordinated or junior to the Notes or such Guarantee, as the case may be, at least to the same extent and in the same manner as the Indebtedness being Refinanced.

"Representative" means the indenture trustee or other trustee, agent or representative in respect of any Designated Senior Debt; provided that if, and for so long as, any Designated Senior Debt lacks such a representative, then the Representative for such Designated Senior Debt shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Debt in respect of any Designated Senior Debt.

"Restricted Subsidiary" of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

"S&P" means Standard & Poor's Rating Group.

"Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of the Company of any property, whether owned by the Company or any Restricted Subsidiary of the Company at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such property.

"Securities Act" means the Securities Act of 1933, as amended, or any successor statute or statutes thereto.

"Securitization Entity" means a Wholly Owned Subsidiary of the Company (or another Person in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable and which is designated by the Board of Directors of the Company (as provided below) as a Securitization Entity:

     (a) no portion of the Indebtedness or any other obligation (contingent or otherwise) of which:

          (i) is guaranteed by the Company or any Subsidiary of the Company (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

          (ii) is recourse to or obligates the Company or any Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings; or

          (iii) subjects any property or asset of the Company or any Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

     (b) with which neither the Company nor any Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Company or

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

                 such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity; and

     (c) to which neither the Company nor any Subsidiary of the Company has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a Board Resolution of the Board of Directors of the Company giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing conditions.

"Senior Debt" means the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of the Company, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes. Without limiting the generality of the foregoing, "Senior Debt" shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of:

     (1) all monetary obligations of every nature of the Company under the Credit Facility, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities;

     (2)  all Interest Swap Obligations (including guarantees thereof); and

     (3) all obligations under Currency Agreements (including guarantees thereof),

in each case, whether outstanding on the Issue Date or thereafter incurred.

Notwithstanding the foregoing, "Senior Debt" shall not include:

     (1) any Indebtedness of the Company to any Subsidiary or Affiliate of the Company, or any Subsidiary of such Affiliate;

     (2) Indebtedness to trade creditors and other amounts incurred in connection with obtaining goods, materials or services;

     (3)  Indebtedness represented by Disqualified Capital Stock;

     (4) any liability for federal, state, local or other taxes owed or owing by the Company;

     (5) Indebtedness to, or guaranteed on behalf of, any shareholder, director, officer or employee of the Company or any Subsidiary of the Company (including, without limitation, amounts owed for compensation);

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

     (6) that portion of any Indebtedness incurred in violation of the covenant described under the heading "--Certain Covenants--Limitation on Incurrence of Additional Indebtedness" (but, as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (6) if the holder(s) of such obligation or their representative and the Trustee shall have received an officers' certificate of the Company to the effect that the incurrence of such Indebtedness does not (or, in the case of revolving credit indebtedness, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions of the Indenture);

     (7) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to the Company; and

     (8) any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of the Company.

"Significant Subsidiary," with respect to any Person, means any Restricted Subsidiary of such Person that satisfies the criteria for a ``significant subsidiary" set forth in Rule 1.02(w) of Regulation S-X under the Securities Act.

"Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company which are reasonably customary in an accounts receivable transaction.

"Subsidiary," with respect to any Person, means:

     (1) any corporation a majority of whose Voting Stock shall at the time be owned, directly or indirectly, by such Person; or

     (2) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

"Unrestricted Subsidiary" of any Person means:

     (1) any Subsidiary of such Person formed or acquired after the Issue Date that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in compliance with the covenant described under the heading "--Certain Covenants--Limitation on Restricted and Unrestricted Subsidiaries"; and

     (2)  any Subsidiary of an Unrestricted Subsidiary.

"Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency) and, with respect to the Company, shall be deemed to include the Common Stock of the Company.

"Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

     (1) the then outstanding aggregate principal amount of such Indebtedness; into

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     (2)  the sum of the total of the products obtained by multiplying:

          (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof; by

          (b) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

"Wholly Owned Restricted Subsidiary" of any Person means any Wholly Owned Subsidiary of such Person which at the time of determination is a Restricted Subsidiary.

"Wholly Owned Subsidiary" of any Person means any Subsidiary of such Person of which all the outstanding Voting Stock (other than in the case of a Subsidiary that is incorporated in a jurisdiction other than a State in the United States or the District of Columbia, directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) is owned by such Person or any Wholly Owned Subsidiary of such Person.

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            MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following summarizes the material federal income tax consequences of the exchange of Old Notes for Exchange Notes. This summary is based on current law, which is subject to change at any time, possibly with retroactive effect. In addition, this summary does not address the tax consequences of the exchange under applicable state, local or foreign laws.

The exchange of Old Notes for Exchange Notes pursuant to the exchange offer will not result in any United States federal income tax consequences to Holders.
When a Holder exchanges an Old Note for an Exchange Note pursuant to the exchange offer, the Holder will have the same adjusted basis and holding period for the Exchange Note as for the Old Note immediately before the exchange.

Each Holder should consult his own tax advisor as to the particular tax consequences to it of exchanging Old Notes for Exchange Notes, including the applicability and effect of any state, local or foreign tax laws.

                             PLAN OF DISTRIBUTION

Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. We have agreed that we will, for a period of 180 days after the consummation of the exchange offer, make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from the sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

For a period of 180 days after the consummation of the exchange offer, we will promptly send additional copies of the prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such document in the Letter of Transmittal. We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Exchange Notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

Following consummation of the exchange offer, we may, in our sole discretion, commence one or more additional exchange offers to holders of Old Notes who did not exchange their Old Notes for Exchange Notes

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in the exchange offer on terms which may differ from those contained in the
Registration Rights Agreement. This prospectus, as it may be amended or supplemented from time to time, may be used by us in connection with any such additional exchange offers. Such additional exchange offers will take place from time to time until all outstanding Old Notes have been exchanged for Exchange Notes pursuant to the terms and conditions contained herein.

                        VALIDITY OF THE EXCHANGE NOTES

The validity of the Exchange Notes will be passed upon for us by Hunton & Williams, Richmond, Virginia.

                                    EXPERTS

The consolidated financial statements of Cadmus Communications Corporation as of June 30, 1998 and 1997, and for each of the three years in the period ended June 30, 1998 included in this registration statement to the extent and for the periods indicated in their report, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

Ernst & Young LLP, independent auditors, have audited the consolidated financial statements of Melham Holdings, Inc. at December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, as set forth in their report. We have included those consolidated financial statements in this prospectus and registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                   Index to Consolidated Financial Statements

                                                                           Page
                                                                           ----
Condensed Consolidated Interim Financial Statements of Cadmus
 Communications Corporation (unaudited):
  Condensed Consolidated Balance Sheets as of March 31, 1999 and June 30,
   1998                                                                     F-2
  Condensed Consolidated Statements of Income for the Nine Months ended
   March 31, 1999 and 1998                                                  F-3
  Condensed Consolidated Statements of Cash Flows for the Nine Months
   ended March 31, 1999 and 1998                                            F-4
  Notes to Condensed Consolidated Financial Statements                      F-5
Consolidated Financial Statements of Cadmus Communications Corporation:
  Report of Independent Public Accountants                                  F-8
  Consolidated Statements of Income for the Years ended June 30, 1998,
   1997 and 1996                                                            F-9
  Consolidated Balance Sheets as of June 30, 1998 and 1997                 F-10
  Consolidated Statements of Cash Flows for the Years ended June 30, 1998,
   1997 and 1996                                                           F-11
  Notes to Consolidated Financial Statements                               F-12
Consolidated Interim Financial Statements of Melham Holdings, Inc.
 (unaudited):
  Consolidated Balance Sheets as of March 31, 1999 and December 31, 1998   F-24
  Consolidated Statements of Operations for the Three Months ended March
   31, 1999 and 1998                                                       F-25
  Consolidated Statements of Cashflows for the Three Months ended March
   31, 1999 and 1998                                                       F-26
  Notes to Unaudited Consolidated Financial Statements                     F-27
Consolidated Financial Statements of Melham Holdings, Inc.:
  Report of Independent Auditors                                           F-28
  Consolidated Balance Sheets as of December 31, 1998 and 1997             F-29
  Consolidated Statements of Operations for the Years ended December 31,
   1998, 1997 and 1996                                                     F-30
  Consolidated Statements of Changes in (Deficiency in Assets)
   Stockholder's Equity for the Years ended December 31, 1998, 1997 and
   1996                                                                    F-31
  Consolidated Statements of Cash Flows for the Years ended December 31,
   1998, 1997 and 1996                                                     F-32
  Notes to Consolidated Financial Statements                               F-33

               Cadmus Communications Corporation and Subsidiaries

                     Condensed Consolidated Balance Sheets

                                                     ----------------------
                                                       March 31,
                                                            1999   June 30,
Dollars in thousands, except per share data          (Unaudited)       1998
-------------------------------------------          ----------- ---------
Assets
Current assets:
  Cash and cash equivalents                           $      281 $       --
  Accounts receivable, less allowance for doubtful
   accounts                                               65,454     70,571
  Inventories                                             27,978     25,610
  Deferred income taxes                                    5,210      3,832
  Prepaid expenses and other                               3,892      4,107
                                                     ----------- ---------
    Total current assets                                 102,815    104,120
                                                     ----------- ---------
Property, plant, and equipment (net of accumulated
 depreciation of $111,896 at March 31, 1999, and
 $107,269 at June 30, 1998)                              126,907    133,836
Goodwill and other intangibles, net                       50,646     48,158
Other assets                                               4,861      5,638
                                                     ----------- ---------
    Total assets                                      $  285,229 $  291,752
                                                     =========== =========
Liabilities and shareholders' equity
Current liabilities:
  Short-term borrowings                               $   12,170 $    2,100
  Current maturities of long-term debt                     6,089      6,431
  Accounts payable                                        35,577     41,981
  Accrued expenses                                        20,202     18,293
  Restructuring reserve                                    1,136      4,378
                                                     ----------- ---------
    Total current liabilities                             75,174     73,183
                                                     ----------- ---------
Long-term debt, less current maturities                   65,214     93,224
Other long-term liabilities                               10,510      8,867
Deferred income taxes                                     13,788      6,662
Shareholders' equity:
  Common stock ($.50 par value; authorized shares-
   16,000,000 shares; issued and outstanding shares-
   7,846,000 at March 31, 1999, and 7,921,000 at
   June 30, 1998)                                          3,923      3,961
  Capital in excess of par value                          52,292     53,532
  Retained earnings                                       64,328     52,323
                                                     ----------- ---------
    Total shareholders' equity                           120,543    109,816
                                                     ----------- ---------
    Total liabilities and shareholders' equity        $  285,229 $  291,752
                                                     =========== =========


  The accompanying notes are an integral part of these condensed consolidated statements.

               Cadmus Communications Corporation and Subsidiaries

                  Condensed Consolidated Statements of Income
                                  (Unaudited)

                                             ---------------------
                                               Nine Months Ended
                                                   March 31,
                                                   1999        1998
Dollars in thousands, except per share data  ---------   ---------
Net sales                                    $  308,596  $  289,644
Operating expenses:
  Cost of sales                                 246,994     223,706
  Selling and administrative                     42,221      45,933
  Net gain on divestitures                       (9,521)         --
                                             ---------   ---------
                                                279,694     269,639
                                             ---------   ---------
Operating income                                 28,902      20,005
                                             ---------   ---------
Interest and other expenses:
  Interest                                        6,085       5,564
  Other, net                                      1,387       1,060
                                             ---------   ---------
                                                  7,472       6,624
                                             ---------   ---------
Income before income taxes                       21,430      13,381
Income taxes                                      8,251       5,152
                                             ---------   ---------
Net income                                   $   13,179  $    8,229
                                             =========   =========
Earnings per share--basic:
  Net income per share                       $     1.67  $     1.05
                                             =========   =========
  Weighted-average common shares outstanding      7,872       7,841
                                             =========   =========
Earnings per share--diluted:
  Net income per share                       $     1.63  $     1.01
                                             =========   =========
  Weighted-average common shares outstanding      8,073       8,140
                                             =========   =========
Cash dividends per common share              $      .15  $      .15
                                             =========   =========



  The accompanying notes are an integral part of these condensed consolidated statements.

               Cadmus Communications Corporation and Subsidiaries

                Condensed Consolidated Statements of Cash Flows
                                  (Unaudited)

                                                          ---------------------
                                                            Nine Months Ended
                                                                March 31,
                                                                1999        1998
Dollars in thousands, except share data                   ---------   ---------
Cash Flows from Operating Activities
Net income                                                $   13,179  $    8,229
Adjustments to reconcile net income to net cash provided
 by operating activities:
  Depreciation and amortization                               14,326      13,608
  Net gain on divestitures                                    (9,521)         --
  Other, net                                                   6,461       3,152
                                                          ---------   ---------
                                                              24,445      24,989
                                                          ---------   ---------
Changes in assets and liabilities, excluding debt and
 effects of acquisitions and dispositions:
  Accounts receivable, net                                    (4,523)        655
  Inventories                                                 (4,846)     (4,555)
  Accounts payable and accrued expenses                       (8,928)     11,511
  Restructure reserve (due to cash payments)                  (1,236)     (3,648)
  Other current assets and liabilities                          (142)        115
  Other long-term liabilities (due to pension plan
   payments)                                                      --      (1,148)
  Other, net                                                  (1,252)       (668)
                                                          ---------   ---------
                                                             (20,927)      2,262
                                                          ---------   ---------
    Net cash provided by operating activities                  3,518      27,251
                                                          ---------   ---------
Cash Flows from Investing Activities
Purchases of property, plant and equipment                   (12,340)    (28,582)
Proceeds from sale of property, plant and equipment              962       4,557
Payments for business acquired                                (5,192)         --
Proceeds from divested businesses                             34,971          --
Other, net                                                      (295)         --
                                                          ---------   ---------
    Net cash provided by (used in ) investing activities      18,106     (24,025)
                                                          ---------   ---------
Cash Flows from Financing Activities
Proceeds from short-term borrowings                           10,070       3,445
Repayment of long-term revolving credit facility             (23,500)     (2,500)
Repayment of long-term borrowings                             (4,852)     (3,423)
Dividends paid                                                (1,183)     (1,176)
Repurchase and retirement of common stock                     (3,864)       (118)
Issuance of stock                                              1,986          --
Proceeds from exercise of stock options                           --         581
                                                          ---------   ---------
    Net cash used in financing activities                    (21,343)     (3,191)
                                                          ---------   ---------
Increase in cash and cash equivalents                            281          35
Cash and cash equivalents at beginning of period                  --         184
                                                          ---------   ---------
Cash and cash equivalents at end of period                $      281  $      219
                                                          =========   =========

  The accompanying notes are an integral part of these condensed consolidated statements.

               Cadmus Communications Corporation and Subsidiaries

              Notes to Condensed Consolidated Financial Statements
                                  (Unaudited)

1. The accompanying unaudited condensed consolidated financial statements of Cadmus Communications Corporation and Subsidiaries have been prepared in accordance with generally accepted accounting principles for interim financial reporting, and with applicable quarterly reporting regulations of the Securities and Exchange Commission. They do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements and, accordingly, should be read in conjunction with the consolidated financial statements and related footnotes included in the Company's annual report on Form 10-K for the fiscal year ended June 30, 1998.

  In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation of interim financial information have been included. The results of operations for the period ended March 31, 1999, are not necessarily indicative of results for the entire fiscal year.

2. Basic earnings per share is computed on the basis of weighted-average common shares outstanding from the date of issue. Diluted earnings per share is computed on the basis of weighted-average common shares outstanding plus common shares contingently issuable upon exercise of dilutive stock options. Incremental shares for dilutive stock options, computed under the treasury stock method, were 133,000 and 317,000 for the quarters ended March 31, 1999 and 1998, respectively.

3. In August 1998, the Board of Directors approved an extension to August 31, 1999, of its fiscal 1997 stock repurchase plan. Under the plan, the Company is authorized to repurchase up to 750,000 shares of its common stock. As of March 31, 1999, approximately 297,000 shares have been repurchased under this plan, including approximately 202,000 shares repurchased during fiscal 1999.

4. Components of net inventories at March 31, 1999, and June 30, 1998 were as follows (in thousands):

                                ------------------
                                March 31, June 30,
                                     1999     1998
                                --------- --------
   Raw materials and supplies     $ 5,967  $ 4,841
   Work in process:
     Materials                      9,974    6,567
     Other manufacturing costs      9,168   11,331
   Finished Goods                   2,869    2,871
                                --------- --------
   Inventories                    $27,978  $25,610
                                ========= ========

5. On March 1, 1999, the Company consummated the sale of certain assets and liabilities related to the Company's Financial Communications ("CFC") division. Pursuant to the terms of the Asset Purchase Agreement dated February 20, 1999, between the Company and R.R. Donnelley & Sons Company, the Company sold certain of the assets and was relieved of certain of the liabilities which were employed by the Company in operating the Financial Communications division. The assets sold were specific to CFC's business of marketing, selling and distribution of financial printing services, mutual fund printing services, shareholder communications printing services, and activities related thereto.

  The Company recorded a gain on the sale of CFC of approximately $12.3 million ($7.5 million or $.94 per diluted share, after taxes). The initial purchase price for the business was $35 million in cash. The net book value of CFC was approximately $14.4 million. In connection with the sale, the Company recorded liabilities for certain purchase price adjustments (approximately $1.9 million), severance payments, and other transaction costs and recorded impairments of certain long lived assets as a result of the sale ($2.3 million). The purchase price was established through arms-length negotiations among the parties. The funds received in the sale were used to pay down debt.

6. On February 26, 1999, the Company completed the sale of its Custom Publishing business ("Custom") to the president of Custom. The sales price was approximately $2.1 million comprised of cash and a note. The Company recorded a loss on the sale of approximately $2.8 million (approximately $1.7 million or $.22 per share, after taxes).

               Cadmus Communications Corporation and Subsidiaries

7. On April 1, 1999, the Company consummated the purchase of all of the outstanding stock of Melham Holdings, Inc., a Delaware corporation. The purchase was pursuant to the terms of a Stock Purchase Agreement dated April 1, 1999, (the "Melham Agreement"), by and among Cadmus Communications Corporation, Melham U.S. Inc., Purico (IOM) Limited, and Paul F. Mack. Immediately prior to consummation of the transactions contemplated by the Melham Agreement, Melham U.S. Inc., Purico (IOM) Limited, and Paul F. Mack (collectively the "Sellers") owned 100% of Melham Holdings, Inc.

  The principal operating subsidiary of Melham Holdings, Inc. is Mack Printing Company ("Mack"), a full-service printer that produces a wide variety of short-to medium-run magazines and journals generally for customers in the mid-Atlantic and northeast regions of the United States. Melham Holdings, Inc. indirectly owns 100% of Mack through Melham, Inc., a Delaware corporation. In connection with the consummation of the transactions contemplated by the Melham Agreement, Mack repurchased approximately 15% of its then-outstanding equity securities from other securityholders and repaid certain indebtedness to such securityholders.

  The purchase price was approximately $201 million and consisted of the following: approximately $110 million in bridge financing notes issued to the Sellers and others, approximately $66 million in cash, approximately $6.4 million of newly issued junior subordinated notes of the Company and approximately 1.2 million shares of the Company's common stock (valued at approximately $18.6 million). The Company expects to repay in full the $110 million in bridge financing notes with the proceeds of $125 million of senior subordinated notes that the Company plans to issue in its fiscal fourth quarter. The senior subordinated notes are anticipated to have a 10 year term. In order to satisfy a condition to closing under the Melham Agreement, the Company elected Mr. Nathu R. Puri, a majority shareholder of Melham U.S. Inc. and Purico (IOM) Limited, to the Board of Directors of the Company to serve until the next annual meeting of shareholders of the Company.

  The purchase price was established through arms-length negotiations among the parties.

  The facilities of Mack include its headquarters in Easton, Pennsylvania with manufacturing facilities located in Easton, Ephrata, and East Stroudsburg, Pennsylvania, and Baltimore, Maryland. The Company intends to continue to use these facilities for the same or similar purposes.

8. On April 1, 1999, the Company entered into a new $200 million senior credit facility with various banks and financial institutions, including Wachovia Bank, NationsBank, and First Union National Bank. The new facility consists of a $145 million, five-year revolving credit facility and a $55 million, five-year amortizing term loan facility.

  The proceeds of the loans under the senior credit facility have been and will be used (1) to refinance indebtedness under the former senior credit facility and certain other indebtedness, (2) to finance a portion of the Melham Holdings Inc. acquisition and related transaction expenses, (3) to finance permitted acquisitions and (4) for general corporate purposes, including working capital.

  The new facility is jointly and severally guaranteed by each of the Company's present and future significant subsidiaries and is secured by a pledge of all of the capital stock of present and future significant subsidiaries.

  The revolving credit facility under the new facility will terminate on March 31, 2004. The term loan facility under the new facility will be amortized in quarterly installments beginning June 30, 1999 and will also mature on March 31, 2004.

  Interest on the new facility will be a function of LIBOR. The senior credit facility requires the Company to pay unused commitment fees with respect to the revolving credit facility. The unused commitment fee for an initial period of approximately seven and one-half months is 0.50%. Thereafter, the unused commitment fee will be determined by reference to total debt to EBITDA ratio as it exists from time to time.

  The new facility contains certain covenants regarding debt to EBITDA (as defined), fixed charged coverage and net worth, and contains other restrictions including limitations on additional borrowings, and the acquisition, disposition and securitization of assets.

               Cadmus Communications Corporation and Subsidiaries

9. On April 1, 1998, the Company acquired Germersheim, Inc., an Atlanta-based national point-of-purchase marketing service provider, for $13.7 million. Of $11 million in cash payments made during fiscal 1998, $2 million were held in escrow at June 30, 1998, as contingent consideration only to be released if specified performance levels are met during each of the next two years. On August 31, 1998, the Company, the seller and the Escrow Agent amended certain terms and conditions of the purchase and escrow agreements related to this acquisition. Pursuant to these amendments, the Company issued, in the name of the seller, 93,500 shares of the Company's common stock, at an aggregate market value of $2 million, and delivered these shares to the Escrow Agent in exchange for the $2 million of cash held in escrow. These "Escrow Shares" are subject to certain terms and restrictions, as outlined in the amended purchase and escrow agreements, and are held in escrow as of March 31, 1999, as contingent consideration, to be released only if specified performance levels are met during each of the next two years.

10. During the fourth quarter of fiscal 1998, the Company recorded a one-time restructuring charge of $3.95 million ($2.5 million net of tax) related to the integration of Germersheim, Inc. with its existing point-of-purchase operations. The charge included costs to consolidate facilities, eliminate duplicate assets and provide severance costs. These actions were initiated in fiscal 1998 and are substantially complete. The restructuring reserve balance remaining at March 31, 1999 totaled $0.9 million, and relates to lease termination costs and excess rent payments. Management believes that the remaining restructuring reserve is adequate to complete the restructuring plan.

  During the fourth quarter of fiscal 1997, the Company adopted a restructuring plan that impacted a number of its operations. The plan included the closure of certain facilities; realignment of certain management, production and administrative personnel; write-down of certain tangible and intangible assets; and exiting certain nonstrategic customer relationships and product lines. All restructuring actions were taken by the end of fiscal 1998. The restructuring reserve balance remaining at March 31, 1999 totaled $0.3 million, and relates primarily to continuing excess rent and lease termination costs related to the restructuring. Management believes the remaining restructuring reserve is adequate to cover such costs.

               Cadmus Communications Corporation and Subsidiaries

                    Report of Independent Public Accountants

To the Shareholders and Board of Directors of Cadmus Communications Corporation:

We have audited the accompanying consolidated balance sheets of Cadmus Communi-cations Corporation (a Virginia corporation), and Subsidiaries as of June 30, 1998 and 1997, and the related consolidated statements of income and cash flows for each of the three years in the period ended June 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibil-ity is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing stan-dards. Those standards require that we plan and perform an audit to obtain rea-sonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by man-agement, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cadmus Communications Corpora-tion and Subsidiaries as of June 30, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1998, in conformity with generally accepted accounting principles.

As explained in Note 4 to the financial statements, the Company has given ret-roactive effect to the change in accounting for certain of its inventories from the last-in, first-out method to the first-in, first-out method.

ARTHUR ANDERSEN LLP

Richmond, Virginia
July 28, 1998

               Cadmus Communications Corporation and Subsidiaries

                       Consolidated Statements of Income

                                    -----------------------------------------
                                              Years Ended June 30,
Dollars in thousands, except per          1998           1997            1996
share data                          ---------  --------------  --------------
                                               (as adjusted--  (as adjusted--
                                                   see Note 4)     see Note 4)
Net sales                           $  393,823     $  384,942      $  336,655
                                    ---------  --------------  --------------
Operating expenses:
 Cost of sales                         304,014        299,840         258,947
 Selling and administrative             62,141         63,123          61,204
 Restructuring charge, net               3,950         19,699              --
                                    ---------  --------------  --------------
                                       370,105        382,662         320,151
                                    ---------  --------------  --------------
Operating income                        23,718          2,280          16,504
Interest and other expenses:
 Interest                                7,595          7,788           5,144
 Other, net                              1,343          1,928             813
                                    ---------  --------------  --------------
                                         8,938          9,716           5,957
                                    ---------  --------------  --------------
Income (loss) before income taxes
 and extraordinary item                 14,780         (7,436)         10,547
Income tax expense (benefit)             5,690         (2,219)          3,956
                                    ---------  --------------  --------------
Income (loss) before extraordinary
 item                                    9,090         (5,217)          6,591
Extraordinary loss on early
 extinguishment of debt (net of
 income tax benefit of $487)                --             --            (795)
                                    ---------  --------------  --------------
Net income (loss)                   $    9,090     $   (5,217)     $    5,796
                                    ---------  --------------  --------------
Earnings per share--basic:
 Income (loss) before extraordinary
  item                              $     1.16     $     (.66)     $      .91
 Extraordinary loss on early
  extinguishment of debt                    --             --            (.11)
                                    ---------  --------------  --------------
Net income (loss)                   $     1.16     $     (.66)     $      .80
                                    =========  ==============  ==============
Weighted-average common shares
 outstanding                             7,860          7,900           7,249
                                    =========  ==============  ==============
Earnings per share--diluted:
 Income (loss) before extraordinary
  item                              $     1.11     $     (.65)     $      .88
 Extraordinary loss on early
  extinguishment of debt                    --             --            (.11)
                                    ---------  --------------  --------------
Net income (loss)                   $     1.11     $     (.65)     $      .77
                                    =========  ==============  ==============
Weighted-average common shares
 outstanding--assuming dilution          8,176          8,035           7,495
                                    =========  ==============  ==============


  The accompanying notes are an integral part of these consolidated financial statements.

               Cadmus Communications Corporation and Subsidiaries

                          Consolidated Balance Sheets

                                                       ----------------------
                                                            At June 30,
                                                           1998          1997
                                                       -------- -------------
                                                                (as adjusted,
                                                                   see Note 4)
Dollars in thousands, except share data
Assets
Current assets:
 Cash and cash equivalents                             $     --      $    184
 Accounts receivable, less allowance for doubtful
  accounts ($2,575 in 1998 and $2,250 in 1997)           70,571        69,093
 Inventories                                             25,610        20,673
 Deferred income taxes                                    3,832         7,789
 Prepaid expenses and other                               4,107         3,969
                                                       -------- -------------
  Total current assets                                  104,120       101,708
                                                       -------- -------------
Property, plant and equipment, net                      133,836       118,621
Goodwill and other intangibles, net                      48,158        42,572
Other assets                                              5,638         4,015
                                                       -------- -------------
  Total assets                                         $291,752      $266,916
                                                       -------- -------------
Liabilities and Shareholders' Equity
Current liabilities:
 Short-term borrowings                                 $  2,100      $  1,650
 Current maturities of long-term debt                     6,431         5,017
 Accounts payable                                        41,981        29,593
 Accrued expenses                                        18,293        15,674
 Restructuring reserve                                    4,378         7,612
                                                       -------- -------------
  Total current liabilities                              73,183        59,546
                                                       -------- -------------
Long-term debt, less current maturities                  93,224        89,452
Other long-term liabilities                               8,867         7,811
Deferred income taxes                                     6,662         9,464
Shareholders' equity:
 Common stock ($.50 par value; authorized shares--
  16,000,000; issued and outstanding shares--7,921,000
  in 1998 and 7,830,000 in 1997)                          3,961         3,915
 Capital in excess of par value                          53,532        51,923
 Retained earnings                                       52,323        44,805
                                                       -------- -------------
  Total shareholders' equity                            109,816       100,643
                                                       -------- -------------
  Total liabilities and shareholders' equity           $291,752      $266,916
                                                       ======== =============

 The accompanying notes are an integral part of these consolidated statements.

               Cadmus Communications Corporation and Subsidiaries

                     Consolidated Statements of Cash Flows

                                      ----------------------------------------
                                               Years Ended June 30,
                                                          1997            1996
                                                (as adjusted--  (as adjusted--
                                          1998          Note 4)         Note 4)
                                      --------  --------------  --------------
(In thousands)
Operating Activities
Net income (loss)...................  $  9,090        $ (5,217)       $  5,796
Adjustments to reconcile net income
 (loss) to net cash provided by
 operating activities:
 Extraordinary loss on early
  extinguishment of debt............        --              --             795
 Depreciation and amortization......    18,444          18,188          14,563
 Restructuring charge...............     3,950          19,699              --
 Deferred income taxes..............       679          (5,580)          1,836
 Other, net.........................       997             112           1,942
                                      --------  --------------  --------------
                                        33,160          27,202          24,932
                                      --------  --------------  --------------
Changes in assets and liabilities,
 excluding debt and effects of
 acquisitions:
 Accounts receivable, net...........     4,675           5,544          (7,064)
 Inventories........................    (4,158)          4,455          (2,735)
 Accounts payable and accrued
  expenses..........................     7,873          (3,071)          1,680
 Restructure reserve (due to cash
  payments).........................    (4,745)         (2,850)             --
 Other current assets...............      (138)          2,018          (2,391)
 Other long-term liabilities (due to
  pension plan payments)............    (1,774)         (3,400)           (300)
 Other, net.........................       414           1,742            (302)
                                      --------  --------------  --------------
                                         2,147           4,438         (11,112)
                                      --------  --------------  --------------
  Net cash provided by operating
   activities.......................    35,307          31,640          13,820
                                      --------  --------------  --------------
Investing Activities
Proceeds from sale of consumer
 publishing division................        --           6,500              --
Purchases of property, plant and
 equipment..........................   (33,588)        (22,883)        (25,289)
Proceeds from sales of property,
 plant and equipment................     6,765           2,860             651
Purchase of license agreement.......        --            (482)             --
Payments for businesses acquired....   (11,139)             --         (73,372)
Other, net..........................      (543)         (1,520)           (303)
                                      --------  --------------  --------------
 Net cash used in investing
  activities........................   (38,505)        (15,525)        (98,313)
                                      --------  --------------  --------------
Financing Activities
Proceeds from stock offering, net...        --              --          38,376
Penalty on early extinguishment of
 debt...............................        --              --          (1,282)
Proceeds from (repayment of) short-
 term borrowings, net...............       450          (1,673)           (452)
Proceeds from long-term revolving
 credit facility....................     8,500          18,000          30,000
Proceeds from long-term borrowings..        --          40,415          32,724
Repayment of long-term borrowings...    (5,018)        (70,747)        (12,502)
Dividends paid......................    (1,572)         (1,581)         (1,485)
Repurchase and retirement of common
 stock..............................      (118)         (1,185)             --
Proceeds from exercise of stock
 options............................       772              98             631
Other, net..........................        --            (399)           (602)
                                      --------  --------------  --------------
 Net cash provided by (used in)
  financing activities..............     3,014         (17,072)         85,408
                                      --------  --------------  --------------
Increase (decrease) in cash and cash
 equivalents........................      (184)           (957)            915
Cash and cash equivalents at
 beginning of year..................       184           1,141             226
                                      --------  --------------  --------------
Cash and cash equivalents at end of
 year...............................  $     --        $    184        $  1,141
                                      ========  ==============  ==============

See accompanying notes to consolidated financial statements.

               Cadmus Communications Corporation and Subsidiaries

                   Notes to Consolidated Financial Statements

1. Significant Accounting Policies

Basis of Consolidation.
The consolidated financial statements include the accounts and operations of Cadmus Communications Corporation and Subsidiaries (the "Company"), a Virginia corporation. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates.
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Es-timates also affect the reported amounts of revenue and expenses during the re-porting period. Actual results could differ from those estimates.

Nature of Operations.
The Company is an integrated communications company offering products and serv-ices in the areas of marketing communications and professional communications.

Revenue Recognition.
Substantially all products are produced to customer specifications. The Company recognizes revenue when service projects are completed or products are shipped.

Cash and Cash Equivalents.
Cash and cash equivalents include all cash balances and highly liquid invest-ments with an original maturity of three months or less.

Inventories.
Inventories are valued at the lower of cost or market. Inventory costs have been determined by the first-in, first-out method (see Note 4).

Property, Plant and Equipment.
Property, plant and equipment are stated at cost, net of accumulated deprecia-tion. Major renewals and improvements are capitalized, whereas ordinary mainte-nance and repair costs are expensed as incurred. Gains or losses on disposition of assets are reflected in earnings and the related asset costs and accumulated depreciation are removed from the respective accounts. Depreciation is calcu-lated by the straight-line method based on useful lives of 30 years for build-ings and 3 to 10 years for machinery, equipment, and fixtures.

Goodwill.
The Company amortizes costs in excess of fair value of net assets of businesses acquired using the straight-line method over a period not to exceed 40 years. Recoverability is reviewed annually or sooner if events or changes in circum-stances indicate that the carrying amount may exceed fair value. If recoverability is deemed to be potentially impaired, recoverability is then de-termined by comparing the undiscounted net cash flows of the assets to which the goodwill applies to the net book value including goodwill of those assets. Accumulated amortization at June 30, 1998 and 1997 was $8.1 million and $6.4 million, respectively.

Income Taxes.
The Company uses the asset and liability method of Statement of Financial Ac-counting Standards ("SFAS") No. 109 to account for income taxes. SFAS No. 109 requires the recognition of deferred tax liabilities and assets for the ex-pected future tax consequences of temporary differences between the financial reporting basis and tax basis of assets and liabilities.

Earnings Per Share.
During the second quarter of fiscal 1998, the Company adopted SFAS No. 128, "Earnings per Share," which establishes new standards for computing and pre-senting earnings per share. The impact of adopting the new standard was not ma-terial. Basic earnings per share is computed on the basis of weighted-average common shares outstanding from the date of issue. Diluted earnings per share is computed on the basis of weighted-average common shares outstanding plus common shares

               Cadmus Communications Corporation and Subsidiaries contingently issuable upon the exercise of dilutive stock options. Incremental shares for dilutive stock options, computed under the treasury stock method, were 316,000, 135,000, and 246,000, in fiscal 1998, 1997, and 1996, respective-
ly.

Recently Issued Accounting Pronouncements.
In June 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits--an amendment of FASB Statements No. 87, 88, and 106." The Company plans to adopt these three pronouncements in fiscal 1999. In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The Company plans to adopt this pronouncement in fiscal 2000. These statements will affect the Company's financial statement disclo-sures. Management believes that the adoption of these pronouncements is not ex-pected to have a material impact on the Company's financial position or results of operations.

Reclassifications.
Certain previously reported amounts have been reclassified to conform to the current-year presentation.

2. Restructuring Charges

During the fourth quarter of fiscal 1998, the Company recorded a one-time re-structuring charge of $3.95 million ($2.5 million net of tax) related to the integration of Germersheim, Inc. (see Note 3) with its existing point of pur-chase operations. The charge included costs to consolidate facilities, elimi-nate duplicate assets and provide severance costs. These actions were initiated in fiscal 1998 and are expected to be completed within one year. Management be-lieves that the remaining restructuring reserve at June 30, 1998 of $3.2 mil-lion is adequate to complete the restructuring plan.

During the fourth quarter of fiscal 1997, the Company adopted a restructuring plan that impacted a number of its operations. The plan included the following actions: closure of the Baltimore promotional printing facility and the Long Beach-based direct marketing agency; consolidation of Atlanta and Richmond-based interactive divisions and certain journal fulfillment and distribution operations; realignment of certain management, production and administrative personnel; write-down of certain tangible and intangible assets; and exiting certain nonstrategic customer relationships and product lines. In connection with the restructuring plan, the Company recorded a restructuring charge of $19.9 million ($12.9 million net of tax) in the fourth quarter of fiscal 1997. The restructuring charge consisted of tangible and intangible asset write-downs of $11.5 million, severance and other employee costs of $4.5 million, facility closure and consolidation costs of $2.9 million and exit costs of $1.0 million. Severance and other employee costs relate to approximately 250 associates at various operating and corporate facilities. Operations that were discontinued as a result of the restructuring reported sales of $16.4 million and $15.9 mil-lion in fiscal 1997 and fiscal 1996, respectively. All restructuring actions were taken by the end of fiscal 1998. The restructuring reserve balance remain-ing at June 30, 1998 totaled $1.2 million, and relates primarily to continuing excess rent and lease termination costs related to the restructuring. Manage-ment believes the remaining restructuring reserve is adequate to cover such costs.

The fiscal 1997 restructuring charge was offset by a $0.3 million restructuring gain ($0.2 million net of tax) recorded in the first quarter of fiscal 1997 re-lated to the restructuring of the former publishing operations. The $0.3 mil-lion gain consisted of a $0.7 million gain from the sale of the consumer pub-lishing operation, offset by a $0.4 million charge related to the strategic re-positioning of the custom publishing product line into the Marketing Communica-tions sector.

3. Acquisitions and Dispositions

On April 1, 1998, the Company acquired Germersheim, Inc., an Atlanta-based na-tional point of purchase marketing service provider. The $13.7 million purchase price consisted of 41,195 shares of the Company's common stock, at an aggregate value of $1 million, $11 million in cash payments (including direct acquisition costs), and $1.7 million in debt (primarily capital lease obligations). Of the $11 million in cash payments, $2 million was held in escrow at June 30, 1998, as contingent consideration, and will only be released if specified sales per-formance levels are met during each of the next two years. The purchase agree-ment also provides for additional contingent consideration payable to the seller based upon future profitability of the business. Such contingent consid-eration has been excluded from the purchase price above. The acquisition was accounted for under the purchase method and, accordingly, the costs of the ac-quisition were allocated to the assets acquired and the liabilities assumed based upon their respective fair values at the date of purchase. The

               Cadmus Communications Corporation and Subsidiaries operating results of Germersheim, Inc. have been included in the consolidated operating results since the date of acquisition.

In September 1996, the Company sold the net assets of its consumer publishing division for total consideration of $6.5 million. The sale resulted in a pretax gain of $0.7 million (see Note 2).

In May 1996, the Company acquired all of the outstanding stock of Lancaster Press, Inc. and Subsidiary, a Pennsylvania-based producer of scientific, tech-nical and medical journals, for total consideration, including assumed debt and transaction costs, of approximately $58.7 million. Debt assumed included a $2.7 million mortgage payable obligation. The acquisition was funded by borrowings under the Company's revolving credit/term loan facility with its banks (see
Note 7).

In November 1995, the Company acquired substantially all of the assets and as-sumed certain liabilities of The Software Factory, Inc., an Atlanta-based pro-vider of software packaging and media duplication services. The $14.1 million purchase price consisted of 79,681 shares of the Company's common stock, at an aggregate value of $2.0 million, and $12.1 million in cash payments, including direct acquisition costs. In fiscal 1996, the Company acquired certain assets of four other companies. Total cash paid for these acquisitions was $3.4 mil-lion.

The funds used to acquire fiscal 1996 acquisitions were primarily provided from the proceeds of the issuance of 1.725 million shares of the Company's common stock (see Note 11). All of the fiscal 1996 acquisitions were accounted for un-der the purchase method and, accordingly, the costs of the acquisitions were allocated to the assets acquired and liabilities assumed based on their respec-tive fair values. The results of operations of each of the acquired companies have been included in the Company's consolidated results of operations since each respective date of acquisition.

The unaudited consolidated results of operations on a pro forma basis, as though Lancaster Press, Inc. and The Software Factory, Inc. had been acquired as of the beginning of fiscal year 1996 are as follows:

                                        -------------
                                                 1996
(In thousands, except per share data)   -------------
                                        (as adjusted,
                                          see Note 4)
Revenues                                     $391,804
Income before extraordinary item                8,459
Net income                                      7,664
Earnings per share, assuming dilution:
 Income before extraordinary item            $   1.13
 Net income                                      1.02
                                        =============

4. Inventories

Inventories as of June 30, 1998 and 1997 consist of the following:

                            ---------------
                               1998    1997
(In thousands)              ------- -------
Raw materials and supplies  $ 4,841 $ 5,341
Work in process:
 Materials                    6,567   2,838
 Other manufacturing costs   11,331   9,451
Finished goods                2,871   3,043
                            ------- -------
Inventories                 $25,610 $20,673
                            ======= =======

During the fourth quarter of fiscal 1998, the Company changed its method of ac-counting for certain of its inventories from the last-in, first-out (LIFO) method to the first-in, first-out (FIFO) method. As of June 30, 1997, the Com-pany had valued approximately 15% of its inventories using LIFO. This change standardizes the method of accounting for all Company inventory. As required by generally accepted accounting principles, the Company has retroactively ad-justed prior years'

               Cadmus Communications Corporation and Subsidiaries financial statements for the change. The restatement had no effect on net in-come in fiscal 1998, increased the net loss in fiscal 1997 by $194,000, or $0.02 per share, and increased net income in fiscal 1996 by $87,000, or $0.01 per share. The restatement also had the effect of increasing retained earnings as of June 30, 1995 by $873,000.

5. Property, Plant and Equipment

Property, plant and equipment as of June 30, 1998 and 1997 consist of the fol-lowing:

                                     -----------------
                                         1998     1997
(In thousands)                       -------- --------
Land and improvements                $  6,041 $  5,040
Buildings and improvements             49,985   45,856
Machinery, equipment and fixtures     185,079  167,283
                                     -------- --------
Total property, plant and equipment   241,105  218,179
Less: Accumulated depreciation        107,269   99,558
                                     -------- --------
Property, plant and equipment, net   $133,836 $118,621
                                     ======== ========

Commitments outstanding for capital expenditures at June 30, 1998 totaled $9.9 million.

The Company leases office, production and storage space, and equipment under various noncancelable operating leases. A number of leases contain renewal op-tions and some contain purchase options. Certain leases require the Company to pay utilities, taxes, and other operating expenses. Future minimum rental pay-ments required under operating leases that have initial or remaining noncancel-able lease terms in excess of one year as of June 30, 1998 are as follows:
1999--$6.2 million; 2000--$4.7 million; 2001--$3.5 million; 2002-- $3.0 mil-
lion; 2003--$2.7 million and thereafter--$4.4 million.

Total rental expense charged to operations was $6.5 million, $7.0 million, and $5.7 million in fiscal 1998, 1997 and 1996, respectively. Substantially all such rental expense represented the minimum rental payments under operating leases.

Depreciation expense was $16.7 million, $16.2 million, and $13.4 million for fiscal 1998, 1997 and 1996, respectively.

6. Other Balance Sheet Information

Accrued expenses at June 30, 1998 and 1997 consist of the following:

                  ---------------
                     1998    1997
(In thousands)    ------- -------
Compensation      $12,737 $11,029
Deferred revenue      818   1,576
Other               4,738   3,069
                  ------- -------
Accrued expenses  $18,293 $15,674
                  ======= =======

Other long-term liabilities consist principally of amounts recorded under de-ferred compensation arrangements with certain executive officers and other em-ployees and amounts recorded under the pension and other postretirement benefit plans (see Notes 9 and 10).

               Cadmus Communications Corporation and Subsidiaries

7. Debt

Long-term debt at June 30, 1998 and 1997 consists of the following:

                                                              ---------------
                                                                 1998    1997
                                                              ------- -------
(In thousands)
Bank borrowings:
 Term loan facility, weighted-average interest rate of 6.38%  $37,000 $40,000
 Revolving credit facility, weighted-average interest rate of
  6.15%                                                        56,500  48,000
Tax-exempt variable rate industrial development bonds,
 weighted-average interest rate of 4.4%, due 2016               1,600   3,315
Mortgage payable, 10%, due 2002                                 2,669   2,696
Other                                                           1,886     458
                                                              ------- -------
Total long-term debt                                           99,655  94,469
Less: current maturities of long-term debt                      6,431   5,017
                                                              ------- -------
Long-term debt                                                $93,224 $89,452
                                                              ======= =======

In October 1996, the Company entered into a new $160 million bank credit agree-ment with six major banks. The $160 million bank credit agreement consists of a $40 million term loan facility, expiring in 2003, and a $120 million revolving credit facility, expiring in 2001. This agreement replaced an existing $115 million bank credit agreement, consisting of a $30 million term loan facility and an $85 million revolving credit facility, entered into with four of the same banks in January 1996. The term of the facility, interest rate spreads and commitment fees were essentially the same under both the current and former bank credit agreements.

The term loan facility requires the Company to make quarterly installment pay-ments beginning January 1998 through expiration. The revolving credit facility requires the Company to pay commitment fees at an annual rate ranging from 1/8 to 1/4 of 1% (based on the level of certain debt covenants) of the total amount of the facility. The rate of interest payable under the bank credit agreement is a function of (i) LIBOR, (ii) prime rate or (iii) money market rate, each as defined under the agreement.

Using the additional capacity available under the new $160 million bank credit agreement, the Company repaid $40 million of 6.74% senior unsecured notes. These notes were originally due in 2003. There was no prepayment penalty asso-ciated with the debt retirement in fiscal 1997.

In December 1995, the Company retired $11.2 million principal of 9.76% senior notes originally due June 2000 and recorded a $1.3 million ($0.8 million net of tax) extraordinary loss relating to the early retirement of this debt. The funds used for the debt retirement were provided from the proceeds of the issu-ance of 1.725 million shares of the Company's common stock (see Note 11).

The Company's debt agreements contain covenants regarding fixed charge coverage and net worth and contain other restrictions, including limitations of addi-tional borrowings, and the acquisition, disposition and securitization of as-sets. The Company was in compliance with all debt covenants at June 30, 1998.

The fair value of long-term debt as of June 30, 1998 and 1997 approximated their recorded values.

Maturities of long-term debt are as follows: 1999--$6.4 million; 2000--$6.4 million; 2001--$6.4 million; 2002--$66.3 million; 2003--$8.3 million; thereaf-
ter--$5.9 million. The net book value of all encumbered properties as of June 30, 1998 and 1997 totaled $4.2 million and $4.4 million, respectively.

The Company had uncommitted bank lines of credit which provide for unsecured borrowings of up to $10 million, of which $2.1 million was outstanding at June 30, 1998.

The Company incurred interest costs of $8.2 million, $8.5 million, and $5.4 million for fiscal 1998, 1997 and 1996, respectively, of which $0.6 million for 1998, $0.7 million for 1997, and $0.3 million for 1996 were capitalized. Inter-est

              Cadmus Communications Corporation and Subsidiaries paid, net of amounts capitalized, totaled $7.7 million, $7.9 million, and $5.0 million for fiscal 1998, 1997 and 1996 respectively.

The Company has a strategy to optimize the ratio of the Company's fixed-to-variable rate financing consistent with maintaining an acceptable level of ex-posure to the risk of interest rate fluctuations. To achieve this mix, the Company, from time to time, enters into interest rate swap agreements with various banks to exchange fixed and variable rate interest payment obligations without the exchange of the underlying principal amounts (the "notional amounts"). These agreements are hedged against the Company's long-term borrowings and have the effect of converting the Company's long-term borrowings from variable rate to fixed rate, or fixed rate to variable rate, as required. The differential to be paid or received is accrued as interest rates change and recognized as an adjustment to interest expense related to the debt. The related amount payable to or receivable from counterparties is included in other liabilities or assets. The Company's strategy to effectively convert variable rate financing to fixed rate financing through the use of the aforementioned swap agreements resulted in additional interest cost of $1.3 million in fiscal 1998, $1.2 million in fiscal 1997, and $0.7 million in fis-cal 1996.

At June 30, 1998, the Company had one fixed-to-floating interest rate swap agreement outstanding with a notional amount of $35 million. This swap was en-tered into in fiscal 1994 to convert $35 million of the 6.74% Senior Notes due in 2003 to floating-rate debt. Under the terms of this agreement, the Company receives interest payments at a fixed rate of 5.265% and pays interest at a variable rate that is based on six-month LIBOR. The initial term of this swap agreement expires in fiscal 1999, and is renewable at the bank's option for an additional two years. The fair value of this contract (which is not recognized in the consolidated financial statements) at June 30, 1998 and 1997 was nega-tive $0.1 million, and negative $0.4 million, respectively. In fiscal 1997, the Company repaid the fixed rate debt hedged by this swap with variable rate debt. To adjust the ratio of the Company's fixed to variable rate financing, the Company entered into additional floating-to-fixed rate swap agreements in fiscal 1997.

At June 30, 1998, the Company had various floating-to-fixed interest rate swap agreements outstanding with notional amounts totaling $88.7 million. These swaps effectively convert a portion of the Company's variable-rate debt and aforementioned fixed-to-floating rate swap to a fixed-rate. The swap agree-ments have individual notional amounts ranging from $6.5 million to $40 mil-lion. Under the terms of each of the agreements, the Company receives interest payments at a variable rate based on either 30-day or six-month LIBOR and pays interest at a fixed rate ranging from 6.54% to 8.09%. The fair value of these contracts (which is not recognized in the consolidated financial statements) at June 30, 1998 and 1997 totaled negative $2.0 million and negative $1.1 mil-lion, respectively. These swap agreements are scheduled to expire as follows:
1999: $18.7 million; 2002: $40 million; 2003: $30 million.

The notional amounts and applicable rates of the Company's interest rate swap agreements are as follows:

                   ------------------------------------------------
                    Paid Fixed, Received    Paid Floating, Received
                          Floating                   Fixed
                      1998    1997    1996     1998    1997    1996
(In thousands)     ------- ------- -------  ------- ------- -------
Notional amount:
 Beginning balance $88,700 $47,900 $17,375  $35,000 $35,000 $35,000
 New contracts          --  40,800  37,900       --      --      --
 Expired contracts      --      --  (7,375)      --      --      --
                   ------- ------- -------  ------- ------- -------
Ending Balance     $88,700 $88,700 $47,900  $35,000 $35,000 $35,000
                   ======= ======= =======  ======= ======= =======

                               -------------------
                               Weighted-Average
                                 Interest Rate
                                   for 1998
                               -------------------
                                 Paid     Received
                               -------- ----------
Type of swap:
 Paid fixed, received floating     7.0%         5.8%
 Paid floating, received fixed     5.9%         5.3%

The notional amount of each swap contract does not represent exposure to credit loss. In the event of default by the counterparties, the risk, if any, is the cost of replacing the swap agreement at current market rates. The Com-pany continu-

               Cadmus Communications Corporation and Subsidiaries ally monitors its positions and the credit rating of its counterparties and limits the amount of agreements it enters into with any one party. Management does not anticipate nonperformance by the counterparties; however, if incurred, any such loss would be immaterial.

8. Income Taxes

Income tax expense (benefit), for the years ended June 30, 1998, 1997, and 1996 consists of the following:

                              ----------------------
                                1998    1997    1996
(In thousands)                ------ -------  ------
                                      (as adjusted,
                                        see Note 4)
Current:
 Federal                      $4,069 $ 2,878  $2,139
 State                         1,098     483     418
                              ------ -------  ------
Total current                  5,167   3,361   2,557
                              ------ -------  ------
Deferred:
 Federal                         456  (4,168)  1,228
 State                            67  (1,412)    171
                              ------ -------  ------
Total deferred                   523  (5,580)  1,399
                              ------ -------  ------
Income tax expense (benefit)  $5,690 $(2,219) $3,956
                              ====== =======  ======

The amount of income tax expense (benefit) differs from the amount obtained by application of the statutory U.S. rates to income (loss) before income taxes and extraordinary item for the reasons shown in the following table:

                                                -----------------------
                                                  1998     1997    1996
(In thousands)                                  ------  -------  ------
                                                         (as adjusted,
                                                           see Note 4)
Computed at statutory U.S. rate                 $5,059  $(2,573) $3,591
State income taxes, net of Federal tax benefit     341     (613)    388
Goodwill amortization                              450      924     251
Research tax credit                                (50)     (75)   (217)
Other                                             (110)     118     (57)
                                                ------  -------  ------
Income tax expense (benefit)                    $5,690  $(2,219) $3,956
                                                ======  =======  ======

Cash paid for income taxes totaled $5.0 million, $2.3 million, and $2.4 mil-lion, for fiscal 1998, 1997, and 1996, respectively.

The Company has state net operating loss carryforwards aggregating approxi-mately $52.6 million, which expire during fiscal years 2004 to 2013. A valua-tion allowance of $0.8 million has been established for state net operating loss benefits that are not expected to be realized. The valuation allowance in-creased by $0.1 million in fiscal 1998 and $0.2 million in fiscal 1997.

              Cadmus Communications Corporation and Subsidiaries

The tax effects of the significant temporary differences that comprise the de-ferred tax assets and liabilities in the consolidated balance sheets at June 30, 1998 and 1997 are as follows:

                                        ---------------------
                                           1998          1997
(In thousands)                          ------- -------------
                                                (as adjusted,
                                                  see Note 4)
Assets:
 Allowance for doubtful accounts        $ 1,067       $   857
 Employee benefits                        5,028         3,510
 State net operating loss carryforwards   1,545         1,354
 Goodwill                                 2,625         2,576
 Accrued restructuring costs              2,133         3,318
 Other                                       51           308
                                        ------- -------------
Gross deferred tax assets                12,449        11,923
                                        ------- -------------
Liabilities:
 Property, plant, and equipment          14,171        12,450
 Other                                      346           501
                                        ------- -------------
Gross deferred tax liabilities           14,517        12,951
                                        ------- -------------
Valuation allowance                         762           647
                                        ------- -------------
Net liability                           $ 2,830       $ 1,675
                                        ======= =============

9. Retirement Plans

Defined Benefit Plans
The Company sponsors a noncontributory defined benefit pension plan that cov-ers substantially all employees, and participates in a multiemployer retire-ment plan that provides defined benefits to employees covered under a collec-tive bargaining agreement (collectively, the "core plans"). The Company also sponsors a supplemental pension plan for certain key executives (the "supple-mental plan"). All plans provide benefit payments using formulas based on an employee's compensation and length of service, or stated amounts for each year of service. The Company makes contributions to its core plans sufficient to meet the minimum funding requirements of applicable laws and regulations. The supplemental plan for key executives is a nonqualified, nonfunded pension plan, and is provided for by charges to earnings sufficient to meet the pro-jected benefit obligation. Contributions to the multiemployer plan are gener-ally based on a negotiated labor contract. The Company's contributions totaled $1.8 million, $3.4 million, and $0.3 million in fiscal 1998, 1997 and 1996, respectively. The core plans' assets consist primarily of equity and debt se-curities.

The components of net pension costs for fiscal 1998, 1997, and 1996 for all plans follow:

                                     -------------------------
                                        1998     1997     1996
(In thousands)                       -------  -------  -------
Present value of benefits earned     $ 2,550  $ 2,341  $ 2,010
Interest cost on plan liabilities      3,288    2,783    2,305
Return on plan assets:
 Actual                               (9,546)  (3,567)  (4,522)
 Deferred                              6,154      838    2,382
Net amortization                         (41)     (86)    (104)
Contributions to multiemployer plan       64       59       --
                                     -------  -------  -------
Net pension costs                    $ 2,469  $ 2,368  $ 2,071
                                     =======  =======  =======

               Cadmus Communications Corporation and Subsidiaries

The actuarial assumptions used in determining net pension cost and the related benefit obligations for all plans were as follows:

                                         -----------------
                                          1998  1997  1996
                                         ----- ----- -----
Discount rate                            7.25% 8.25% 8.25%
Rate of increase in compensation          4.5%  4.5%  4.5%
Long-term rate of return on plan assets  9.75%  9.0%  9.0%

A summary of the funded status of pension plans at June 30, 1998 and 1997 fol-lows:

                                             ---------------------------------
                                                                Supplemental
                                               Core Plans           Plan
                                                1998     1997     1998    1997
(In thousands)                               -------  -------  -------  ------
Actuarial present value of benefit
 obligations:
 Vested benefits                             $38,612  $29,581  $ 4,073  $3,360
 Nonvested benefits                            2,498    1,733      362     341
                                             -------  -------  -------  ------
Accumulated benefit obligation                41,110   31,314    4,435   3,701
Effect of projected salary increases           6,516    4,975    1,132     868
                                             -------  -------  -------  ------
Projected benefit obligation                  47,626   36,289    5,567   4,569
                                             -------  -------  -------  ------
Plan assets at market value                   44,860   35,057        *       *
                                             -------  -------  -------  ------
Excess of projected benefit obligation over
 plan assets                                   2,766    1,232    5,567   4,569
Unrecognized net asset (obligation) at
 transition                                    1,723    1,875     (578)   (649)
Unrecognized prior service cost                 (365)     (40)      --      --
Unrecognized losses                           (1,609)    (867)  (1,306)   (474)
Additional minimum pension liability              --      238      577     255
                                             -------  -------  -------  ------
Accrued pension costs                        $ 2,515  $ 2,438  $ 4,260  $3,701
                                             =======  =======  =======  ======

* The supplemental plan is technically a nonfunded plan. However, the Company has acquired life insurance contracts ($14.5 million face amount at June 30, 1998 and 1997) intended to be adequate to fund future benefits. The cash sur-render value of these contracts, net of policy loans, was $2.2 million and $1.9 million at June 30, 1998 and 1997, respectively, and is included in other assets in the consolidated balance sheets.

Defined Contribution Plan
The thrift savings plan enables employees to save a portion of their earnings on a tax-deferred basis and also provides for matching contributions from the Company for a portion of the employees' savings. Additionally, the plan pro-vides for individual subsidiary companies to make profit-sharing contributions. The Company's expense under this plan was $1.9 million in fiscal 1998, and $1.8 million in fiscal 1997 and fiscal 1996.

10. Other Postretirement Benefits

All employees of the Company are eligible for retiree medical coverage if they retire on or after attaining age 55 with ten or more years of service. Benefits differ depending upon the date of retirement. For those employees who retired prior to April 1, 1988, and are under age 65, coverage is available at a cost to the retiree equal to the cost to the Company for an active employee less the fixed Company subsidy. Once employees in this group have reached age 65, cover-age is available at a cost to the retiree equal to the cost to the Company for a post-65 retiree less the fixed Company subsidy. For those employees who re-tired on or after April 1, 1988, but before January 1, 1994, coverage is avail-able until age 65. The retiree contributes the full active rate. Upon reaching age 65, coverage under the Company's plan ceases and the retiree becomes cov-ered by Medicare. For those employees who retire on or after January 1, 1994, coverage is available until age 65. The retiree contributes the full retiree rate, which is equal to the cost to the Company for a pre-65 retired employee. Upon reaching age 65, coverage under the Company's plan ceases, and the retiree becomes covered by Medicare.

               Cadmus Communications Corporation and Subsidiaries

The following table sets forth the components of the accrued postretirement benefit obligation as of June 30, 1998 and 1997:

                                                                    ---------
                                                                    1998 1997
(In thousands)                                                      ---- ----
Accrued postretirement benefit obligation attributable to retirees  $337 $356
Unrecognized net gain                                                206  274
                                                                    ---- ----
Accrued postretirement benefit cost                                 $543 $630
                                                                    ==== ====

Amounts recognized as net periodic postretirement benefit cost in fiscal 1998 and 1997 were not material.

The discount rate used in determining the accumulated postretirement benefit obligation as of June 30, 1998 was 7.25%. The assumed healthcare cost trend rate used in measuring the accumulated benefit obligation was 8% in fiscal 1998, gradually decreasing to 5.75% in the year 2003 and remaining level there-after. A one percentage-point increase in the assumed healthcare cost trend rates would not change the accumulated postretirement benefit obligation.

11. Shareholders' Equity

Shareholders' equity consists of the following:

                                       ---------------------------------------
                                                          Capital in
                                         Common Stock      Excess of  Retained
(Dollars in thousands, except per         Shares  Amount   Par Value  Earnings
share data)                            ---------  ------  ----------  --------
Balance at June 30, 1995 (as
 previously reported)                  6,030,000  $3,015     $12,448   $46,419
Adjustment for the cumulative effect
 on prior years of applying
 retroactively the new method of
 accounting for inventory (see note
 4)                                           --      --          --       873
                                       ---------  ------  ----------  --------
Balance at June 30, 1995, as adjusted  6,030,000   3,015      12,448    47,292
Net income (as adjusted, see note 4)          --      --          --     5,796
Cash dividends--$.20 per share                --      --          --    (1,485)
Issuance of common stock               1,805,000     902      39,459        --
Net shares issued upon exercise of
 stock options                            73,000      37       1,064        --
                                       ---------  ------  ----------  --------
Balance at June 30, 1996, as adjusted  7,908,000   3,954      52,971    51,603
Net loss (as adjusted, see note 4)            --      --          --    (5,217)
Cash dividends--$.20 per share                --      --          --    (1,581)
Repurchase of common stock               (88,000)    (44)     (1,141)       --
Net shares issued upon exercise of
 stock options                            10,000       5          93        --
                                       ---------  ------  ----------  --------
Balance at June 30, 1997, as adjusted  7,830,000   3,915      51,923    44,805
Net income                                    --      --          --     9,090
Cash dividends--$.20 per share                --      --          --    (1,572)
Repurchase of common stock                (8,000)     (4)       (114)       --
Issuance of common stock for business
 acquisition (see note 3)                 41,000      21         980        --
Net shares issued upon exercise of
 stock options                            58,000      29         743        --
                                       ---------  ------  ----------  --------
Balance at June 30, 1998               7,921,000  $3,961     $53,532   $52,323
                                       =========  ======  ==========  ========

In fiscal 1997, the Board of Directors authorized the repurchase of up to 750,000 shares of the Company's common stock, or about 9% of shares outstand-ing. Shares may be repurchased from time to time in the open market or through privately negotiated transactions. As of June 30, 1998, 96,000 shares had been repurchased under this authorization.

In November 1995, the Company completed the issuance of an additional 1.725 million shares of the Company's common stock through a public offering, result-ing in net proceeds (after deducting issuance costs) of $38.4 million. The Com-pany

               Cadmus Communications Corporation and Subsidiaries used the net proceeds to (i) repay the $11.2 million of 9.76% Senior Notes due in June 2000, plus a $1.3 million ($0.8 million net of tax) prepayment penalty,
(ii) fund the cash portion of certain acquisitions and (iii) repay short-term borrowings used to fund seasonal working capital needs.

In 1989 and 1990, the Board of Directors authorized the purchase of up to 200,000 shares of the Company's stock from time to time on the open market. The shares, if and when purchased, may be used for the funding of employee benefit plans. As of June 30, 1998, 133,000 shares had been repurchased under this au-thorization.

In February 1989, as part of a shareholder rights plan, the Board of Directors declared a dividend distribution of one preferred share purchase right for each outstanding share of common stock. Each right entitles the shareholder to buy one unit (one one-thousandth of a share) of Series A Preferred Stock at a pur-chase price of $45 per share (the "Purchase Price"), subject to adjustment. The rights will become exercisable initially if a person or group acquires or an-nounces a tender offer for 20% or more of the Company's common stock ("Acquir-ing Person"), at which time each right will be exercisable to purchase one unit of Series A Preferred at the Purchase Price. At any time after a person becomes an Acquiring Person, the Company may issue a share of common stock in exchange for each right other than those held by the Acquiring Person. If an Acquiring Person acquires 30% or more of the Company's common stock or an Acquiring Per-son merges into or combines with the Company, each right will entitle the hold-er, other than the Acquiring Person, upon payment of the Purchase Price, to ac-quire Series A Preferred or, at the option of the Company, common stock, having a market value equal to twice the Purchase Price. If the Company is acquired in a merger or other business combination in which it does not survive or if 50% of its earnings power is sold, each right will entitle the holder, other than the Acquiring Person, to purchase securities of the surviving company having a market value equal to twice the Purchase Price. Unless redeemed earlier, the rights expire on February 13, 1999. The rights may be redeemed by the Board of Directors at any time prior to the tenth day after a person becomes an Acquir-ing Person, subject to the Board of Directors' ability to extend or reinstate the redemption period under certain circumstances. The rights may have certain anti-takeover effects. An Acquiring Person will experience substantial dilution under certain circumstances. However, the rights should not interfere with any merger or other business combination approved by the Board of Directors because the rights are generally redeemable at the discretion of the Board.

In addition to its common stock, the Company's authorized capital includes 1,000,000 shares of preferred stock ($1.00 par value), issuable in series, of which 100,000 shares are designated as Series A Preferred.

12. Stock Options

Under the Company's stock option plans, selected employees and nonemployee di-rectors may be granted options to purchase its common stock at prices equal to the fair market value of the stock at the date the options are granted. In fis-cal 1997, the Company adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." As permitted by the provisions of SFAS No. 123, the Company continues to follow Accounting Principles Board Opin-ion No. 25, "Accounting for Stock Issued to Employees," and related interpreta-tions in accounting for its stock-based awards. Accordingly, since stock op-tions are issued at fair market value on the date of grant, the Company does not recognize charges to earnings resulting from the plans.

The following information is provided solely in connection with the disclosure requirements of SFAS No. 123. If the Company had elected to recognize compensa-tion cost related to its stock options granted in fiscal 1998 and 1997 in ac-cordance with the provisions of SFAS No. 123, there would have been a pro forma net income of $8,436,000 in fiscal 1998 ($1.03 per share, assuming dilution) and a pro forma net loss of $5,450,000 during fiscal 1997 (($0.68) per share, assuming dilution). The fair value of these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weight-ed-average assumptions for fiscal 1998 and 1997, respectively: risk-free inter-est rates of 5.97% and 6.61%; dividend yields of 0.82% and 1.42%; volatility factors of .340 and .390 and an expected life of 8 years. The weighted-average fair value of options was $11.52 and $6.71 per option during fiscal 1998 and 1997, respectively.

               Cadmus Communications Corporation and Subsidiaries

A summary of the Company's stock option activity and related information for the fiscal years ended June 30, 1998, 1997 and 1996 follows:

                              --------------------------------------------
                                                          Weighted-Average
                              Number of      Option Price         Exercise
                                 Shares         Per Share         Price(A)
                              ---------  ---------------- ----------------
Outstanding at June 30, 1995    607,000  $ 6.38 to $28.00
Exercised                       (73,000)   6.38 to   9.75
Granted                         169,000   16.75 to  25.06
Lapsed or canceled              (30,000)  16.75 to  25.06
                              ---------  ---------------- ----------------
Outstanding at June 30, 1996    673,000    8.25 to  28.00           $14.12
Exercised                       (10,000)             9.81             9.81
Granted                         258,000   13.18 to  16.13            14.06
Lapsed or canceled              (24,000)   9.13 to  19.19            16.30
                              ---------  ---------------- ----------------
Outstanding at June 30, 1997    897,000    8.25 to  28.00            14.08
Exercised                       (58,000)   9.00 to  17.13            13.21
Granted                         251,000   16.14 to  26.88            24.46
Lapsed or canceled              (88,000)  13.25 to  19.19            16.78
                              ---------  ---------------- ----------------
Outstanding at June 30, 1998  1,002,000  $ 8.25 to $28.00           $16.50
                              ---------  ---------------- ----------------
Exercisable at June 30:
 1996                           436,000  $ 8.25 to $24.05
 1997                           403,000    8.25 to  24.05           $11.44
 1998                           590,000    8.25 to  26.88            13.67
                              =========  ================ ================

(A) Disclosure of weighted-average exercise price information is required by SFAS No. 123 for fiscal years beginning after December 15, 1995.

The weighted-average remaining contractual life of options outstanding at June 30, 1998 is 7 years. At June 30, 1998, 1,129,000 shares of authorized but unissued common stock were reserved for issuance upon exercise of options granted or grantable under the plans. Options are generally exercisable under the plans for periods of 5 to 10 years from the date of grant. The following table provides additional detail of the 1,002,000 options outstanding at June 30, 1998:

                  --------------------------------------------------------------------------
                              Weighted-Average                    Number of
Range of            Number of   Remaining Life Weighted-Average     Options Weighted-Average
Exercise Prices   Outstanding          (years)   Exercise Price Exercisable   Exercise Price
---------------   ----------- ---------------- ---------------- ----------- ----------------
$ 8.25 to $13.25      322,000              4.0           $ 9.66     297,000           $ 9.36
 14.25 to  19.19      465,000              8.0            16.50     252,000            16.73
 24.05 to  28.00      215,000              9.2            26.75      41,000            26.12

13. Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade receivables. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base, and their dispersion across different businesses and geographic regions. As of June 30, 1998 and 1997, the Company had no significant concentrations of credit risk.

14. Contingencies

The Company is party to various legal actions which are ordinary and incidental to its business. While the outcome of legal actions cannot be predicted with certainty, management believes the outcome of any of these proceedings, or all of them combined, will not have a materially adverse effect on its consolidated financial position or results of operations.

                             Melham Holdings, Inc.

                          Consolidated Balance Sheets
                 (dollars in thousands, except per share data)

                                                    ------------------------
                                                       March 31  December 31
                                                           1999         1998
                                                    -----------  -----------
                                                    (unaudited)
Assets
Current assets:
  Cash                                                 $     70     $    450
  Accounts receivable, less allowance of $1,234 in
   1999 and $1,426 in 1998                               22,198       24,427
  Inventories                                             9,623       10,590
  Prepaid expenses and other                              1,128        1,165
  Deferred income taxes                                   1,576        1,692
  Recoverable income taxes                                  274          282
                                                    -----------  -----------
Total current assets                                     34,869       38,606
Property, plant, and equipment, at cost:
  Land                                                      761          761
  Buildings                                              12,926       12,988
  Machinery and equipment                                81,275       80,516
  Construction in progress                                3,955        1,714
                                                    -----------  -----------
                                                         98,917       95,979
  Less accumulated depreciation                          48,916       46,937
                                                    -----------  -----------
                                                         50,001       49,042
Excess of cost over net assets of businesses
 acquired, net of amortization                           32,518       32,730
Deferred financing costs, net of amortization             2,608        2,733
Deferred income taxes                                     1,045          900
Other assets                                                864          920
                                                    -----------  -----------
                                                       $121,905     $124,931
                                                    ===========  ===========
Liabilities and deficiency in assets
Current liabilities:
  Trade accounts payable                               $  6,374     $  7,841
  Other accrued expenses                                  6,259        6,176
  Accrued payroll costs                                   5,577        4,822
  Accrued pension contribution                              716          714
  Income taxes payable                                      462           38
  Current portion of long-term debt                       6,216        7,472
                                                    -----------  -----------
Total current liabilities                                25,604       27,063
Long-term debt, excluding current portion                95,719       98,026
Deferred credits and other liabilities:
  Pension liabilities                                     6,061        5,842
  Postretirement benefits                                16,441       16,715
  Customer deposits and other                               575          608
  Due to affiliates                                          --           35
                                                    -----------  -----------
                                                         23,077       23,200
                                                    -----------  -----------
Total liabilities                                       144,400      148,289
Deficiency in assets:
  Series A Preferred Stock, $0.01 par value (stated
   at $100 liquidation value), authorized 100,000
   shares, issued 64,243 shares in 1999 and 62,263
   shares in 1998                                         6,424        6,226
  Common Stock, $0.01 par value, authorized 50,000
   shares, issued 40,000 shares in 1999 and 1998             --           --
  Additional paid-in capital                              3,983        3,983
  Retained-earnings deficit                             (32,692)     (33,357)
  Accumulated other comprehensive loss                     (210)        (210)
                                                    -----------  -----------
Total deficiency in assets                              (22,495)     (23,358)
                                                    -----------  -----------
                                                       $121,905     $124,931
                                                    ===========  ===========

See accompanying notes to unaudited consolidated financial statements.

                             Melham Holdings, Inc.

                     Consolidated Statements of Operations
                                 (in thousands)

                                               -------------------
                                               Three months ended
                                                    March 31
                                                    1999      1998
                                               --------- ---------
                                                   (unaudited)
Net sales                                      $  39,484 $  31,404
Cost of sales:
  Materials and outside services                  10,113     7,838
  Other operating costs                           19,961    16,219
                                               --------- ---------
                                                  30,074    24,057
                                               --------- ---------
Gross profit                                       9,410     7,347
Selling, general, and administrative expenses      5,558     3,804
                                               --------- ---------
Operating income                                   3,852     3,543
Interest expense                                   2,728     2,171
Miscellaneous expense (income), net                   35       (13)
                                               --------- ---------
                                                   2,763     2,158
                                               --------- ---------
Earnings before income taxes                       1,089     1,385
Provision for income taxes                           456       567
                                               --------- ---------
Net income                                     $     633 $     818
                                               ========= =========

See accompanying notes to unaudited consolidated financial statements.

                             Melham Holdings, Inc.

                     Consolidated Statements of Cash Flows
                                 (in thousands)

                                                        --------------------
                                                        Three months ended
                                                             March 31
                                                             1999       1998
                                                        ---------  ---------
                                                            (unaudited)
Operating activities
Net income                                              $     633  $     818
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Depreciation                                              2,204      1,638
  Amortization, including deferred financing costs            347        235
  (Benefit) provision for loss on accounts receivable        (123)        64
  (Benefit) provision for deferred income taxes               (29)       288
  Loss on sale of assets                                       43          6
  Series A Preferred Stock issued in lieu of payment of
   interest                                                   198        214
  Changes in operating assets and liabilities:
    Accounts receivable                                     2,352      1,939
    Inventories                                              (932)      (474)
    Prepaid expenses and other                                  3        (40)
    Income taxes                                              403        208
    Trade accounts payable                                 (1,423)    (2,981)
    Accrued liabilities and other                           1,017       (748)
  Accrued pension                                             221        377
  Postretirement benefits                                    (274)      (284)
  Other                                                       539        136
                                                        ---------  ---------
Net cash provided by operating activities                   5,179      1,396
Investing activities
Proceeds from sale of assets                                   21          3
Capital expenditures                                       (3,204)      (539)
                                                        ---------  ---------
Net cash used in investing activities                      (3,183)      (536)
Financing activities
Principal payments on long-term debt                       (2,282)    (1,212)
Proceeds from debt financing                                1,232      1,270
Proceeds from line of credit                               43,435     35,060
Repayments of line of credit                              (44,726)   (35,737)
Change in due to affiliates                                   (35)        15
                                                        ---------  ---------
Net cash used in financing activities                      (2,376)      (604)
                                                        ---------  ---------
(Decrease) increase in cash                                  (380)       256
Cash at beginning of period                                   450        320
                                                        ---------  ---------
Cash at end of period                                   $      70  $     576
                                                        =========  =========

See accompanying notes to unaudited consolidated financial statements.

                             Melham Holdings, Inc.

              Notes to Unaudited Consolidated Financial Statements

1. Basis of Presentation and Description of Business

The Company's principal operating business is Mack Printing Company ("Mack"), which it indirectly owns 85% through Melham, Inc. Mack is a full-service printer that produces a wide variety of short- to medium-run magazines and journals generally for customers in the mid-Atlantic and northeast regions of the United States.

On April 1, 1999, the stockholders of the Company entered into a definitive agreement to sell the stock of the Company to Cadmus Communications Corporation (See Note 4).

2. Interim Financial Information

The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim finan-cial information and with the instructions to Form 10-Q and Rule 10-01 of Regu-lation S-X. In the opinion of management, all adjustments (consisting only of normal recurring accruals) considered necessary to present fairly the financial position as of March 31, 1999, the results of operations for the three months ended March 31, 1999 and 1998 and the cash flows for the three months ended March 31, 1999 and 1998 have been included. Certain information and footnote disclosures normally included in financial statements presented in accordance with generally accepted accounting principles, but which are not required for interim reporting purposes, have been omitted. Operating results for the three months ended March 31, 1999 are not necessarily indicative of the results which may be expected for the year ending December 31, 1999. The accompanying unau-dited consolidated financial statements should be read in conjunction with the audited financial statements and notes thereto included elsewhere herein.

3. Inventories

The major classes of inventories are as follows (in thousands):

                    --------------------------------
                    March 31, 1999 December 31, 1998
                    -------------- -----------------
Raw materials               $4,922           $ 5,155
Supplies and other             148               191
Work-in-process              4,457             3,970
Finished goods                  96             1,274
                    -------------- -----------------
                            $9,623           $10,590
                    ============== =================

4. Subsequent Event

On April 1, 1999, the stockholders of Melham Holdings, Inc. sold all of the Company's Capital Stock owned by them to Cadmus Communications Corporation for $201 million in cash, notes and stock, subject to certain closing conditions and adjustments. Prior to the sale, the Company stockholders purchased all of the capital stock of VPI owned by the Company. The VPI transaction occurred prior to March 31, 1999 and, accordingly, the assets and liabilities of VPI are not included in the March 31, 1999 balance sheet. The operating results of VPI for the three months ended March 31, 1999 and 1998 were immaterial. The Company also paid-off all long-term debt and purchased all common stock of Mack owned by the minority stockholders of Mack; these transactions and their impact are not reflected in the accompanying unaudited financial statements.

                             Melham Holdings, Inc.

                         Report of Independent Auditors

The Board of Directors and Stockholders
Melham Holdings, Inc.

We have audited the accompanying consolidated balance sheets of Melham Hold-ings, Inc. (a 90%-owned subsidiary of Purico (IOM) Limited) as of December 31, 1998 and 1997, and the related consolidated statements of operations, changes in (deficiency in assets) stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing stan-dards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of mate-rial misstatement. An audit includes examining, on a test basis, evidence sup-porting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement pre-sentation. We believe that our audits provide a reasonable basis for our opin-ion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Melham Holdings, Inc. as of December 31, 1998 and 1997, and the consolidated results of its op-erations and its cash flows for each of the three years in the period ended De-cember 31, 1998, in conformity with generally accepted accounting principles.

                                                              Ernst & Young LLP

February 19, 1999, except for Note 14, as to which the date is April 1, 1999

                             Melham Holdings, Inc.

                          Consolidated Balance Sheets
                 (dollars in thousands, except per share data)

                                                            ------------------
                                                               December 31
                                                                1998      1997
                                                            --------  --------
Assets
Current assets:
  Cash                                                      $    450  $    320
  Accounts receivable, less allowance of $1,426 in 1998 and
   $1,283 in 1997                                             24,427    18,511
  Inventories                                                 10,590     8,900
  Prepaid expenses and other                                   1,165     1,088
  Deferred income taxes                                        1,692     1,872
  Recoverable income taxes                                       282       463
                                                            --------  --------
Total current assets                                          38,606    31,154
Property, plant, and equipment, at cost:
  Land                                                           761       761
  Buildings                                                   12,988    12,588
  Machinery and equipment                                     80,516    65,513
  Construction in progress                                     1,714       488
                                                            --------  --------
                                                              95,979    79,350
  Less accumulated depreciation                               46,937    40,142
                                                            --------  --------
                                                              49,042    39,208
Excess of cost over net assets of businesses acquired, net
 of amortization                                              32,730    17,415
Deferred financing costs, net of amortization                  2,733     2,725
Deferred income taxes                                            900     1,393
Other assets                                                     920       684
                                                            --------  --------
                                                            $124,931  $ 92,579
                                                            ========  ========
Liabilities and deficiency in assets
Current liabilities:
  Trade accounts payable                                    $  7,841  $  6,365
  Other accrued expenses                                       6,176     6,320
  Accrued payroll costs                                        4,822     4,609
  Accrued pension contribution                                   714     1,299
  Income taxes payable                                            38        --
  Current portion of long-term debt                            7,472     5,011
                                                            --------  --------
Total current liabilities                                     27,063    23,604
Long-term debt, excluding current portion                     98,026    72,245
Deferred credits and other liabilities:
  Pension liabilities                                          5,842     5,344
  Postretirement benefits                                     16,715    17,850
  Customer deposits and other                                    608       642
  Due to affiliates                                               35        45
                                                            --------  --------
                                                              23,200    23,881
                                                            --------  --------
Total liabilities                                            148,289   119,730
Deficiency in assets:
  Series A Preferred Stock, $0.01 par value (stated at $100
   liquidation value), authorized 100,000 shares, issued
   62,263 shares in 1998 and 44,288 shares in 1997             6,226     4,429
  Common Stock, $0.01 par value, authorized 50,000 shares,
   issued 40,000 shares in 1998 and 1997                          --        --
  Additional paid-in capital                                   3,983     3,983
  Retained-earnings deficit                                  (33,357)  (35,563)
  Accumulated other comprehensive loss                          (210)       --
                                                            --------  --------
Total deficiency in assets                                   (23,358)  (27,151)
                                                            --------  --------
                                                            $124,931  $ 92,579
                                                            ========  ========

See accompanying notes.

                             Melham Holdings, Inc.

                     Consolidated Statements of Operations
                                 (in thousands)

                                               ----------------------------
                                                 Year ended December 31
                                               ----------------------------
                                                   1998      1997      1996
                                               --------  --------  --------
Net sales                                      $135,674  $119,120  $111,670
Cost of sales:
  Materials and outside services                 34,025    27,030    25,045
  Other operating costs                          70,350    63,557    58,927
                                               --------  --------  --------
                                                104,375    90,587    83,972
                                               --------  --------  --------
Gross profit                                     31,299    28,533    27,698
Selling, general, and administrative expenses    16,974    14,269    13,412
Recapitalization expenses                            --     7,405        --
                                               --------  --------  --------
Operating income                                 14,325     6,859    14,286
Interest expense                                  9,440     7,375     3,129
Miscellaneous income, net                           (84)     (157)     (156)
                                               --------  --------  --------
                                                  9,356     7,218     2,973
                                               --------  --------  --------
Earnings before income taxes and minority
 interest                                         4,969      (359)   11,313
Provision for income taxes                        2,124        36     4,339
Minority interest                                    --      (443)      577
                                               --------  --------  --------
Net income                                     $  2,845  $     48  $  6,397
                                               ========  ========  ========

See accompanying notes.

                             Melham Holdings, Inc.

   Consolidated Statements of Changes in (Deficiency in Assets) Stockholders'
                                     Equity
                       (in thousands, except share data)

                          ------------------------------------------------------------
                                                                 Accumulated
                                                                       Other
                           Series A        Additional  Retained      Compre-
                          Preferred Common    Paid-in  Earnings      hensive
                              Stock  Stock    Capital (Deficit)         Loss     Total
                          --------- ------ ---------- ---------  -----------  --------
Balance at January 1,
 1996                        $   --    $--     $  500  $ (6,023)       $  --  $ (5,523)
Net income (1)                   --     --         --     6,397           --     6,397
Preferred Stock
 dividends                       --     --         --      (102)          --      (102)
                          --------- ------ ---------- ---------  -----------  --------
Balance at December 31,
 1996                            --     --        500       272           --       772
Net income (1)                   --     --         --        48           --        48
Issuance of 40,000
 shares of Common Stock
 and Warrants                    --     --      3,483        --           --     3,483
Issuance of 40,000
 shares of Series A
 Preferred Stock              4,000     --         --        --           --     4,000
Common Stock dividends           --     --         --   (35,500)          --   (35,500)
Series A Preferred Stock
 dividends                       --     --         --      (383)          --      (383)
Issuance of 4,288 shares
 of Series A Preferred
 Stock as payment of
 interest                       429     --         --        --           --       429
                          --------- ------ ---------- ---------  -----------  --------
Balance at December 31,
 1997                         4,429     --      3,983   (35,563)          --   (27,151)
Comprehensive income
 (loss):
  Net income                     --     --         --     2,845           --     2,845
  Other comprehensive
   income (loss) net of
   tax, minimum pension
   liability                     --     --         --        --         (210)     (210)
                                                                              --------
Comprehensive income             --     --         --        --           --     2,635
Series A Preferred Stock
 dividends                      989     --         --      (639)          --       350
Issuance of 8,084 shares
 of Series A Preferred
 Stock as payment of
 interest                       808     --         --        --           --       808
                          --------- ------ ---------- ---------  -----------  --------
Balance at December 31,
 1998                        $6,226     --     $3,983  $(33,357)       $(210) $(23,358)
                          ========= ====== ========== =========  ===========  ========

(1) Equals comprehensive income for the year.

See accompanying notes.

                             Melham Holdings, Inc.

                     Consolidated Statements of Cash Flows
                                 (in thousands)

                                             -------------------------------
                                                Year ended December 31
                                                  1998       1997       1996
                                             ---------  ---------  ---------
Operating activities
Net income                                   $   2,845  $      48  $   6,397
Adjustments to reconcile net income to net
 cash provided by operating activities:
  Minority interest                                 --       (443)       577
  Depreciation                                   7,258      6,138      5,944
  Amortization, including deferred financing
   costs                                         1,164        831        198
  Provision for loss on accounts receivable        258        233        341
  Provision (benefit) for deferred income
   taxes                                           815          4       (154)
  Write-off of deferred financing costs             --        455         --
  Loss on sale of assets                            12          7       (244)
  Series A Preferred Stock issued in lieu of
   payment of interest                             808        429         --
  Changes in operating assets and
   liabilities, net of effect of business
   acquired:
    Accounts receivable                           (820)    (1,383)       675
    Inventories                                    341       (953)     1,222
    Prepaid expenses and other                      49         26         80
    Income taxes                                   210       (488)       275
    Trade accounts payable                         (44)     1,733        409
    Accrued liabilities and other                 (490)     2,097       (178)
  Accrued pension                                 (573)      (625)       (26)
  Postretirement benefits                       (1,135)      (994)    (1,267)
  Other                                           (120)      (389)        35
                                             ---------  ---------  ---------
Net cash provided by operating activities       10,578      6,726     14,284
Investing activities
Acquisition of businesses                      (33,111)   (19,137)        --
Proceeds from sale of assets                        11         14      2,916
Capital expenditures                            (5,001)    (5,655)    (6,465)
                                             ---------  ---------  ---------
Net cash used in investing activities          (38,101)   (24,778)    (3,549)
Financing activities
Recapitalization and refinancing
 transactions:
  Proceeds from issuance of long-term debt          --     81,514         --
  Repayment of debt                                 --    (23,534)        --
  Proceeds from sale of Common Stock                --      2,710         --
  Proceeds from sale of Series A Preferred
   Stock                                            --      4,000         --
  Common Stock dividends                            --    (35,500)        --
Principal payments on long-term debt            (5,183)    (5,391)    (9,611)
Proceeds from debt financing                    19,611        923         --
Proceeds from line of credit                   143,020    179,910    130,635
Repayments of line of credit                  (129,321)  (182,056)  (131,553)
Payment of deferred financing costs               (464)    (3,081)        --
Cash dividends                                      --         --       (102)
Change in due to affiliates                        (10)    (1,163)      (108)
                                             ---------  ---------  ---------
Net cash provided by (used in) financing
 activities                                     27,653     18,332    (10,739)
                                             ---------  ---------  ---------
Increase (decrease) in cash                        130        280         (4)
Cash at beginning of year                          320         40         44
                                             ---------  ---------  ---------
Cash at end of year                          $     450  $     320  $      40
                                             =========  =========  =========

See accompanying notes.

                             Melham Holdings, Inc.

                   Notes to Consolidated Financial Statements
                 (dollars in thousands, except per share data)

1. Basis of Presentation and Description of Business

Melham Holdings, Inc. (the "Company"), which is a 90%-owned subsidiary of Purico (IOM) Limited ("Purico"), was incorporated on February 26, 1997 and was initially capitalized primarily by issuing its capital stock in exchange for all of the outstanding capital stock of Melham, Inc. The controlling sharehold-ers of the Company and Melham, Inc. were the same before and after the transac-tion. Therefore, the historical basis of Melham, Inc.'s consolidated assets and liabilities is carried over in the accompanying consolidated financial state-ments, and the combination of the two entities is accounted for similar to the pooling-of-interests method of accounting for business combinations. The re-sults of operations of all companies are combined for all periods presented.

The Company's principal operating business is Mack Printing Company ("Mack"), which it indirectly owns 85% through Melham, Inc. Mack is a full-service printer that produces a wide variety of short- to medium-run magazines and journals generally for customers in the mid-Atlantic and northeast regions of the United States. Generally, the Company does not require collateral as a con-dition of sale.

The Company's other operating business is Vital Public Information, Inc. ("VPI"), which was formed on September 19, 1997 and continues in the start-up stage. The Company owns a 90% interest in VPI. VPI currently publishes self-help books for sale and distribution through supermarket-continuity programs on a consignment basis. VPI had no sales through December 31, 1998 and it had to-tal assets of $2,155 and $79 at December 31, 1998 and 1997, respectively, con-sisting primarily of inventory. VPI is subject to the risks and uncertainties that are normal to a start-up company. Although VPI has a definitive marketing plan for its business concept and products, there is no assurance that the plan or VPI's products will be accepted in the marketplace. If not accepted in the marketplace, it is unlikely VPI will be able to realize the full carrying amount of its assets.

2. Summary of Significant Accounting Policies

Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated. Because Mack had a deficit in assets as a result of the recap-italization in 1997 (Note 13), subsequent to the recapitalization, the Company has not reflected in its results of operations any share of earnings or loss otherwise attributable to Mack's 15% minority shareholders. In addition to its ownership of 85% of Mack's common stock, the Company owns all of Mack's out-standing preferred stock, which had a liquidation value of $21,765 and $19,176 at December 31, 1998, and 1997, respectively. The Mack preferred stock pays cu-mulative dividends of 13% on the senior preferred stock and 14% on the junior preferred stock. Net income of Mack would be reduced by the preferred stock dividends and credited to the Company before determining the amount allocable to the minority interests.

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Ac-tual results could differ from those estimates.

Inventories
Inventories are stated at the lower of cost or market. Mack paper inventories included in raw material and work-in-process, amounting to $4,586 and $5,559 at December 31, 1998 and 1997, respectively, are determined using the last-in, first-out (LIFO) method. At December 31, 1998 and 1997, the LIFO value of the inventory approximated the FIFO value. The cost of all other inventories is de-termined using the first-in, first-out (FIFO) method.

VPI's inventories at December 31, 1998 and 1997 include work-in-process and finished goods. Included in work-in-process inventory is editorial development costs associated with the development of three new publications. Inventory is valued at cost.

                             Melham Holdings, Inc.

                 (dollars in thousands, except per share data)


The major classes of inventory are:

                    ------------------------
                          December 31
                        1998         1997
                      Mack    VPI   Mack VPI
                    ------ ------ ------ ---
Raw materials       $5,155 $   -- $5,471 $--
Supplies and other     191     --    137  --
Work-in-process      3,489    481  3,024  47
Finished goods          95  1,179    221  --
                    ------ ------ ------ ---
                    $8,930 $1,660 $8,853 $47
                    ====== ====== ====== ===

Property, Plant, and Equipment
Depreciation of property, plant, and equipment is computed over estimated use-ful lives using the straight-line method.

Excess of Cost Over Net Assets of Businesses Acquired
Excess of cost over net assets of businesses acquired ("goodwill") by Mack ($16,778 and $1,045, net of accumulated amortization of $423 and $256 at De-cember 31, 1998 and 1997, respectively) is primarily the result of the acqui-sition of Port City Press, Inc. in 1998. The balance of goodwill ($15,952 and $16,370, net of accumulated amortization of $731 and $313 at December 31, 1998 and 1997, respectively) resulted from the 1997 acquisition by Melham, Inc. of Mack's capital stock owned by minority interests, which increased Melham, Inc.'s ownership in Mack's common stock to 85% from 55%. Goodwill is being am-ortized on a straight-line basis over 40 years. The carrying value of goodwill is evaluated periodically in relation to the operating performance and ex-pected future undiscounted cash flows of the underlying businesses.

Deferred Financing Costs
Deferred financing costs are amortized over the lives of the respective debt obligations, using the interest method for the Term Loans and Debenture and the straight-line method for the Revolver. Accumulated amortization at Decem-ber 31, 1998 and 1997 was $812 and $356, respectively.

Revenue Recognition
Substantially all revenue is recognized when products are shipped to custom-ers.

Comprehensive Income
As of December 31, 1998, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income," which estab-lished standards for the reporting and display of comprehensive income and its components in financial statements. Comprehensive income is defined in the Statement as net income plus other comprehensive income, which for the Company consists only of a minimum pension liability. Comprehensive (loss) income is reported by the Company in the consolidated statement of changes in (defi-ciency in assets) stockholders' equity. Prior years' financial statements have been reclassified to conform to the requirements of SFAS No. 130.

Internal Use Software
In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 98-1, Accounting For the Costs of Computer Soft-ware Developed For or Obtained For Internal Use. The Company adopted the SOP during 1998. The SOP requires the capitalization of certain costs incurred in connection with developing or obtaining software for internal use. The adop-tion of this SOP did not have a material effect on the results of operations or financial position.

3. Acquisition

On September 2, 1998, Mack acquired all of the outstanding stock of Port City Press, Inc. ("PCP") based in Baltimore, Maryland for an aggregate purchase price of $33,536. PCP is a full-service printer servicing the association, medical, legal, reference and scientific book market as well as the business directory and catalog market. The acquisition has been accounted for under the purchase method and, accordingly, is included in the consolidated financial statements from the date of acquisition. The aggregate purchase price was al-located to the net assets based on their estimated fair values. The excess of the purchase price over the fair value of net assets acquired of approximately $16,324 is being amortized over

                             Melham Holdings, Inc.

                 (dollars in thousands, except per share data)

forty years on a straight-line basis. This acquisition was funded by increasing Mack's Term Loan under its Credit Facility and available borrowings under the Revolver portion of the Credit Facility.

The following unaudited pro forma information has been prepared assuming the acquisition had taken place on January 1, 1997:

                   -----------------------
                   Year ended December 31
                   -----------------------
                          1998        1997
                   ----------- -----------
Net sales          $   160,015 $   153,798
Net income (loss)        3,186        (825)

The unaudited pro forma information includes adjustments for interest expense that would have been incurred to finance the purchase, additional depreciation based on the estimated fair value of the property, plant, and equipment ac-quired, and the amortization of the intangible assets arising from the transac-tion. The unaudited pro forma financial information is not necessarily indica-tive of the results of operations that would have been achieved had the trans-action been effected on the assumed date.

4. Long-Term Debt

Long-term debt consists of:

                                                              ----------------
                                                                December 31
                                                              ----------------
                                                                  1998    1997
                                                              -------- -------
Fixed-rate term note (9.78%), payable in quarterly
 installments through January 1, 2003                         $ 14,440 $17,997
Floating-rate term note payable in quarterly installments
 through April 1, 2004:
  At LIBOR plus 2.75% (7.94% at December 31, 1998)              31,000  19,000
  At Prime plus 0.75% (8.50% at December 31, 1998)               5,310     503
Borrowings under revolving credit facility expiring April 1,
 2004:
  At LIBOR plus 2.25% (7.59% at December 31, 1998)              13,500   2,000
  At Prime plus 0.25% (8.00% at December 31, 1998)               3,209   1,010
Subordinated notes (12.0%), face value $25,000 (net of
 unamortized discount of $341 in 1998 and $382 in 1997) with
 warrants to purchase 15,464 shares of common stock             24,659  24,618
Fixed-rate equipment note (8.08%) payable in monthly
 installments through September 5, 2001                            594     856
Fixed-rate equipment note (7.40%) payable in monthly
 installments through February 1, 2002                             504      --
Promissory notes payable to shareholders (11%) due March 27
 and March 31, 2007 (net of unamortized discount of $653 in
 1998 and $728 in 1997), interest payable quarterly             11,347  11,272
Promissory notes payable to shareholder (8%), due in 2001          935      --
                                                              -------- -------
                                                               105,498  77,256
Less current portion                                             7,472   5,011
                                                              -------- -------
                                                              $ 98,026 $72,245
                                                              ======== =======

During 1998, in conjunction with the acquisition of Port City Press, Inc., Mack amended its credit agreement ("Credit Facility") to increase the available borrowings to $80,000. The Credit Facility consists of $52,000 in amortizing Term Loans and a Revolver. The Term Loans and Revolver are secured by liens on substantially all of Mack's tangible and intangible property. Borrowings under the Revolver are limited to the lesser of (a) $80,000 minus the Term Loans, the equipment notes and outstanding letters of credit, with such amount not to ex-ceed $25,000 or (b) a borrowing base of 85% of Mack's eligible receivables (es-sentially excludes greater-than-60-day-past-due amounts) plus the lesser of $7,500 or 75% of Mack's raw materials inventories plus 60% of work-in-process inventories minus outstanding letters of credit. As of December 31, 1998, ap-proximately $8,000 of additional borrowings were available under the Credit Fa-cility.

                             Melham Holdings, Inc.

                 (dollars in thousands, except per share data)


At Mack's option, borrowings under the Term Loans may bear interest at a rate based on the London Interbank Offered Rate ("LIBOR") plus 2.75%, the lender's prime rate plus .75%, or at a fixed rate as quoted by the lender, and borrowings under the Revolver may bear interest at a rate based on LIBOR plus 2.25% or at the lender's prime rate plus .25%. Borrowings subject to the LIBOR-rate option must remain outstanding for a term not to exceed six months. Mack may obtain a .25% interest-rate reduction on the Term Notes and Revolver by meeting certain provisions and making certain prepayments. In addition, Mack is required to pay a commitment fee of .25% on the unused portion of the Credit Facility.

Mack has outstanding letters of credit at December 31, 1998 and 1997 of $940, and $1,140, respectively, primarily for its workers' compensation program. The letters of credit, which may not exceed $3,000, are secured by Mack's Revolver.

Mack issued a subordinated debenture (the "Debenture") in 1997 in the principal amount of $25,000. The Debenture is due on March 31, 2007 and is subordinated to Mack's obligations under the Credit Facility. The Debenture was recorded at $24,587, with the $413 balance ascribed to the warrants and Mack common stock issued to the investor. If, upon the fifth anniversary of the debenture, any amounts under the Debenture remain outstanding, Mack shall issue to the warrant holder 15,464 shares of Mack common stock at par value. The debt discount is amortized over the ten-year term of the Debenture. Interest is payable on the Debenture semi-annually at 12% per annum.

Interest due on the 11% Promissory Notes payable to shareholders may be paid, at the Company's option, 60% in shares of the Company's Series A Preferred Stock. At issuance, the creditor shareholder for $10,800 of Promissory Notes received a warrant to purchase 5,000 shares of the Company's Common Stock at $100 per share. The warrant expires in 2007. At the time of issuance, the Com-pany valued the warrant at $783, which was credited to Additional Paid-in Capi-tal, and is classified as a reduction of the carrying amount of the note. The discount is being amortized to interest expense over the life of the note.

Under the Credit Facility and Debenture, Mack is required to maintain minimum levels of tangible net worth and fixed-charge coverage ratios, each as defined. The agreements also contain covenants which, among other things, restrict capi-tal expenditures, mergers, acquisitions, additional borrowings, operating leases, and dividends.

Mack's Credit Facility provides for principal pay downs based upon an excess cash flow provision which resulted in $1,990 being classified as currently due at December 31, 1998. Aggregate maturities of long-term debt are as follows:

                       --------
           1999        $  7,472
           2000           5,997
           2001           7,276
           2002           6,029
           2003           6,000
           Thereafter    72,724
                       --------
           Total       $105,498
                       ========

The Company made interest payments of $7,564, $5,442, and $3,167 in 1998, 1997, and 1996, respectively.

                             Melham Holdings, Inc.

                 (dollars in thousands, except per share data)


5. Fair Value of Financial Instruments

The estimated fair values of the Company's financial obligations compared to the recorded amounts as of December 31 are as follows:

                                        ---------------------------------------
                                               1998                1997
                                        Recorded            Recorded
                                          Amount Fair Value   Amount Fair Value
                                        -------- ---------- -------- ----------
Fixed-rate term note                    $ 14,440   $ 16,365  $17,997    $18,589
Floating-rate term note payable           36,310     36,310   19,503     19,503
Revolving lines of credit                 16,709     16,709    3,010      3,010
Fixed-rate equipment note payable            504        506       --         --
Fixed-rate equipment note payable            594        558      856        852
Debenture                                 24,659     24,659   24,618     24,618
Promissory Notes payable to sharehold-
 ers                                      12,282     12,282   11,272     11,272
                                        --------   --------  -------    -------
                                        $105,498   $107,389  $77,256    $77,844
                                        ========   ========  =======    =======

The fair values of these obligations are estimated based on borrowing rates currently available to the Company for loans with similar terms and maturities. The fair value of these borrowings does not reflect estimated fees that would be incurred if the debt were refinanced. The fair value of the Debenture and the Promissory Notes payable to shareholders are not readily determinable due to the nature of the instruments.

6. Income Taxes

The Company files a consolidated federal income tax return with its subsidiar-ies.

Income tax expense consists of the following:

                            ---------------------------------------------------------------------
                            Current                       Deferred                         Total
                            -------                       --------                        ------
      1998:
        Federal              $1,146                          $ 782                        $1,928
        State                   163                             33                           196
                            -------                       --------                        ------
      Total                  $1,309                          $ 815                        $2,124
                            =======                       ========                        ======
      1997
        Federal              $   --                          $ (18)                       $  (18)
        State                    32                             22                            54
                            -------                       --------                        ------
      Total                  $   32                          $   4                        $   36
                            =======                       ========                        ======
      1996:
        Federal              $3,888                          $(134)                       $3,754
        State                   605                            (20)                          585
                            -------                       --------                        ------
      Total                  $4,493                          $(154)                       $4,339
                            =======                       ========                        ======

                             Melham Holdings, Inc.

                 (dollars in thousands, except per share data)


The provision for income taxes differs from the amount of tax expense which would result from using the federal tax rate of 35% as follows:

                                                --------------------
                                                  1998  1997    1996
                                                ------ -----  ------
Statutory federal income tax                    $1,739 $(126) $3,960
State income taxes, net of federal tax benefit     127    35     380
Permanent difference                               213   161      35
Other                                               45   (34)    (36)
                                                ------ -----  ------
                                                $2,124 $  36  $4,339
                                                ====== =====  ======

Deferred income taxes reflect the net tax effects of temporary differences be-tween the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred tax assets at December 31, 1998 include approximately $132 related to the minimum pension li-ability, which is included in accumulated other comprehensive loss.

Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                        ----------------
                                                         December 31,
                                                           1998     1997
                                                        -------  -------
Deferred tax assets:
  Vacation and compensation                             $   843  $   820
  Employee benefits                                       9,046    9,847
  Bad debts                                                 536      499
  Net operating loss and alternative minimum tax credit
   carry-forwards                                            --      423
  Other                                                     177       43
                                                        -------  -------
  Total deferred tax assets                              10,602   11,632
Deferred tax liabilities:
  Fixed assets                                           (7,036)  (7,072)
  Inventory valuation                                       (24)    (472)
  Other                                                    (209)     (82)
                                                        -------  -------
  Total deferred tax liabilities                         (7,269)  (7,626)
Valuation allowance                                        (741)    (741)
                                                        -------  -------
Net deferred tax assets                                 $ 2,592  $ 3,265
                                                        =======  =======

Income tax payments amounted to $1,089, $508, and $4,225 in 1998, 1997, and 1996 respectively.

7. Preferred Stock

In conjunction with its initial capitalization, the Company issued 40,000 shares of its 12% Series A Preferred Stock. Dividends on the Series A Preferred Stock are payable annually, on the 15th day of December, in an amount equal to the stated rate times the liquidation value of $100 per share. All dividend payments are to be made either in cash or by issuance of additional shares of Series A Preferred Stock, at the Company's option. All dividends, whether paid in cash or in shares, accrue from the date of issuance and are cumulative. Dur-ing 1998, the Company paid the 1998 and 1997 dividends with 9,891 shares of Se-ries A Preferred Stock. Additionally, dividends of $33 and $383 were accrued at December 31, 1998 and 1997, respectively. The terms of the Company's 11% Prom-issory Notes provide for interest to be paid either in cash or by issuance of additional shares of Series A Preferred Stock at the Company's option. During 1998 and 1997, respectively, the Company issued 8,084 and 4,288 shares of Se-ries A Preferred Stock in lieu of payment of interest on the Promissory Notes.

                             Melham Holdings, Inc.

                 (dollars in thousands, except per share data)


The shares of Series A Preferred Stock are non-voting. The Company, at the op-tion of the Board of Directors, may at any time redeem the Series A Preferred Stock for cash equal to the liquidation value of $100 per share, plus any ac-cumulated and unpaid dividends, whether or not earned or declared. In the event of any liquidation, dissolution, or winding up of the affairs of the Company, whether voluntary or involuntary, each issued and outstanding share of Series A Preferred Stock will entitle the holder to payment at the rate of $100 per share.

The Company is authorized to issue 250,000 shares of Series Preferred Stock of which 100,000 has been reserved for the issuance of Series A Preferred Stock.

8. Stock Options and Appreciation Rights

In 1997, in connection with the Recapitalization, Mack settled for cash all outstanding stock options for $4,018 and for cash and installment payments all stock appreciation rights for $2,200 ($1,600 in cash). The unpaid stock appre-ciation rights of $600 were payable in two installments of $300 each, of which $300 was paid in 1998 with the remainder due in 1999. Expenses incurred in connection with the settlement of these stock options and stock appreciation rights were $3,756 and $1,964, respectively. No awards were granted under the these plans during the three-year period ended December 31, 1998.

9. Pension Plans and Other Post Retirement Benefits

Mack has various retirement plans which cover substantially all employees. Mack's defined benefit plans provide for payments under varying formulas. Cer-tain executives also participate in a supplemental plan, which is not funded. Mack contributes to the plans in amounts not less than required under the Em-ployee Retirement Income Security Act of 1974.

In 1997, Mack merged its East Stroudsburg Typographical Union Local No. 943 Pension Plan into the Mack Printing Company Pension Plan.

Plan assets consist primarily of listed stocks and bonds and interest-bearing deposits under insurance contracts.

Mack provides certain health care benefits for eligible retired employees and their spouses. In addition, the Company provides fully paid life insurance coverage with benefits ranging from $5 to $40 for all retirees. The retiree health care plan is contributory for all retirees who were full-time regular employees of Mack.

Since the adoption of Statement of Financial Accounting Standards No. 106 in 1993, Mack has introduced various amendments to its plan which have resulted in a cumulative unrecognized gain at December 31, 1998 of $9,462. Amendments in 1994 yielded a gain of $13,373 and a 1996 amendment requiring all non-bar-gaining and retired participants to be covered under one insurance plan re-sulted in a gain of $4,379. In 1998, Mack amended its plan to cap its contri-bution for retiree medical coverage. This amendment resulted in a gain of $1,461. These amounts, after reduction for the 1997 acquisition of 30% of Mack's common stock owned by then-minority shareholders, are being credited to expense on a straight-line basis over periods ranging from 10 to 13 years--the average expected years of future service to be rendered by active plan partic-ipants to reach full eligibility.

                             Melham Holdings, Inc.

                 (dollars in thousands, except per share data)


The following table sets forth the plans' funded status and amounts recognized in the Company's consolidated balance sheets:

                          --------------------------------------------------------------------------------------------
                                      December 31, 1998                              December 31, 1997
                           Plans with                                     Plans with
                            Assets in    Plans with                        Assets in    Plans with
                            Excess of   Assets Less                        Excess of   Assets Less
                              Benefit  Than Benefit     Other                Benefit  Than Benefit     Other
                          Obligations   Obligations  Benefits     Total  Obligations   Obligations  Benefits     Total
                          -----------  ------------  --------  --------  -----------  ------------  --------  --------
Change in benefit
 obligation
Benefit obligation at
 beginning of year             $1,238       $43,921  $  5,860  $ 51,019       $1,242       $41,082  $  6,046  $ 48,370
Service cost                       58         1,032       102     1,192           57           967       134     1,158
Interest cost                      90         3,186       325     3,601           93         3,046       403     3,542
Plan participants'
 contributions                     --            --        68        68           --            --        71        71
Amendments                         --            --    (1,461)   (1,461)          --            --        --        --
Actuarial gain/loss               152         3,100       485     3,737          104         1,040      (410)      734
Benefits paid                    (148)       (2,728)     (416)   (3,292)        (258)       (2,214)     (384)   (2,856)
                          -----------  ------------  --------  --------  -----------  ------------  --------  --------
Benefit obligation at
 end of year                   $1,390       $48,511  $  4,963  $ 54,864       $1,238       $43,921  $  5,860  $ 51,019
                          ===========  ============  ========  ========  ===========  ============  ========  ========
Change in plan assets
Fair value of plan
 assets at beginning of
 year                          $1,479       $37,446  $     --  $ 38,925       $1,540       $32,688  $     --  $ 34,228
Actual return on plan
 assets                            88         3,852        --     3,940           78         5,385        --     5,463
Employer contribution             119         1,397        --     1,516          119         1,587        --     1,706
Benefits paid                    (148)       (2,728)       --    (2,876)        (258)       (2,214)       --    (2,472)
                          -----------  ------------  --------  --------  -----------  ------------  --------  --------
Fair value of plan
 assets at end of year         $1,538       $39,967  $     --  $ 41,505       $1,479       $37,446  $     --  $ 38,925
                          ===========  ============  ========  ========  ===========  ============  ========  ========
Funded status at end of
 year                          $  148       $(8,543) $ (4,963) $(13,358)      $  246       $(6,475) $ (5,860) $(12,089)
Unrecognized net
 actuarial (gain) loss            380         2,301    (2,290)      391          234          (393)   (2,860)   (3,019)
Unrecognized prior
 service cost                      32           286    (9,462)   (9,144)          33           323    (9,130)   (8,774)
                          -----------  ------------  --------  --------  -----------  ------------  --------  --------
Prepaid (accrued)
 benefit cost                  $  560       $(5,956) $(16,715) $(22,111)      $  513       $(6,545) $(17,850) $(23,882)
                          ===========  ============  ========  ========  ===========  ============  ========  ========
Amounts recognized in
 the statements of
 financial position
 consist of
Prepaid (accrued)
 benefit cost                  $  560       $(5,956) $(16,715) $(22,111)      $  513       $(6,545) $(17,850) $(23,882)
Additional minimum
 liability                         --          (485)       --      (485)          --          (170)       --      (170)
Intangible asset                   --           143        --       143           --           170        --       170
Accumulated other
 comprehensive income              --           342        --       342           --            --        --        --
                          -----------  ------------  --------  --------  -----------  ------------  --------  --------
Net amount recognized at
 end of year                   $  560       $(5,956) $(16,715) $(22,111)      $  513       $(6,545) $(17,850) $(23,882)
                          ===========  ============  ========  ========  ===========  ============  ========  ========

                                          -------------------------
                                          Year ended December 31
                                             1998     1997     1996
                                          -------  -------  -------
Components of net periodic benefit cost:
Service cost                              $ 1,192  $ 1,158  $ 1,193
Interest cost                               3,601    3,542    3,443
Expected return on plan assets             (3,615)  (3,035)  (2,742)
Amortization of prior service cost         (1,065)  (1,011)  (1,318)
Amortization of net (gain)/loss               (85)    (143)    (147)
Recognized net actuarial loss                  21        9       --
                                          -------  -------  -------
  Net periodic benefit cost               $    49  $   520  $   429
                                          =======  =======  =======

                             Melham Holdings, Inc.

                 (dollars in thousands, except per share data)


                                     --------------------------------------
                                             Year ended December 31
                                             1998         1997         1996
                                     ------------ ------------ ------------
Weighted average assumptions:
Discount rate                               6.75%        7.25%        7.50%
Expected return on plan assets       8.0% to 9.5% 8.0% to 9.0% 8.0% to 9.0%
Rate of compensation increase               4.75%        4.75%        4.75%
Assumed health care cost trend rate         7.00%        7.00%        9.00%

The weighted-average health care cost trend rate is assumed to decrease gradu-ally to 6% by 1999 and remain at that level thereafter. The assumed health care cost trend rate affects the amounts reported. For example: 1) increasing the assumed health care cost trend rate by one percentage point would increase the accumulated postretirement benefit obligation as of December 31, 1998 by $296 and the aggregate of the service and interest cost components of the postretirement benefit obligation for 1998 by $36; and 2) decreasing the as-sumed health care cost trend rate by one percentage point would decrease the accumulated postretirement benefit obligation as of December 31, 1998 by $252 and the aggregate of the service and interest cost components of the postretirement benefit obligation for 1998 by $29.

Mack sponsors a defined contribution plan. For certain eligible employees, Mack makes annual contributions of 4% of qualifying compensation. For certain addi-tional eligible employees, Mack will match employee contributions up to a maxi-mum of 2% of qualifying compensation. The expense under the defined contribu-tion plan was $784, $749 and $705 in 1998, 1997, and 1996, respectively. In ad-dition, Mack provides a defined contribution plan for two of its unions. The contributions under this plan are based on a bargaining agreement and amounted to $142, $145, $114 in 1998, 1997, and 1996, respectively.

10. Commitments and Contingencies

Expenses under a services agreement and operating lease arrangements were ap-proximately $1,515, $1,123 and $843, for December 31, 1998, 1997 and 1996, re-
spectively. A summary of noncancelable, long-term commitments at December 31, 1998 follows:

                   -------
       Year         Amount
       ----        -------
       1999        $ 2,375
       2000          2,201
       2001          2,072
       2002          1,668
       2003          1,025
       Thereafter   18,966
                   -------
       Total       $28,307
                   =======

In December 1997, Mack entered into a five-year agreement with a vendor for document management services. Since this agreement is essentially a replacement and supplement for previous duplicating equipment leases, the expense commit-ments under this arrangement are included above.

The Company has employment agreements with certain executives and one other em-ployee of its subsidiaries.

The Company is involved in various claims arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these mat-ters will not have a material adverse effect on the Company's financial posi-tion.

As of December 31, 1998, the Company has entered into commitments for capital expenditures totaling approximately $2,819.

Under the terms of the 1991 sale of the assets of Specialty Printers of Ameri-ca, Inc. (SPA), Mack guaranteed the operating lease obligation ($444 at Decem-ber 31, 1998) relating to SPA's manufacturing facility in the event that the buyer were to default. The lease expires on January 10, 2002.

                             Melham Holdings, Inc.

                 (dollars in thousands, except per share data)


11. Related Party Transactions

The Company incurred interest and fees to affiliates for services rendered in connection with financing arrangements and other matters. These fees are in-cluded in the accompanying statement of operations as follows.

                         ------------------
                           1998   1997 1996
                         ------ ------ ----
Interest                 $1,449 $1,072 $107
Management fees             360     28  210
Deferred financing fees     342  1,240   --
Recapitalization costs       --    835   --
                         ------ ------ ----
                         $2,151 $3,175 $317
                         ====== ====== ====

12. Year 2000 Issue (Unaudited)

The Year 2000 issue exists because many software programs, computer hardware, operating systems and microprocessor-based embedded controls in automated equipment use two-digit date fields to designate a year. As the century date change occurs, date-sensitive systems may recognize the year 2000 as 1900, or not at all. This inability to recognize or properly treat the year 2000 may cause systems to process financial and operational information incorrectly or fail to operate.

The Company has recognized the need to ensure that its business operations will not be adversely affected by the upcoming calendar Year 2000 and is cognizant of the time sensitive nature of the problem. The Company has assessed or is in the process of assessing how it may be impacted by Year 2000 and has formulated and commenced a comprehensive plan to address all known aspects of the Year 2000 problem: information systems, production, and facilities equipment, sup-pliers and customers. The Company is currently making inquiries of customers and suppliers to assess their Year 2000 readiness. The Company is also in the process of testing information technology ("IT") systems, as well as non-IT systems, and verifying that vendor-supplied or outsourced systems will be Year 2000 compliant and will repair or replace any such systems found to be non-com-pliant. Currently, the Company estimates that it has substantially completed its assessment of how it may be impacted, is completely through the development of plans to address the testing and remediation of its systems, and has com-pleted approximately 55% to 70% of its testing and remediation activities. The Company estimates that it will complete this process prior to October 1999.

The Company has not separately tracked its Year 2000 costs as a project, but rather has incurred the costs in conjunction with normal sustaining activities. The discretely identifiable costs incurred through December 31, 1998 of com-pleting the Company's Year 2000 assessment and of modifying its computer soft-ware and hardware, as well as its production and facilities equipment, to be Year 2000 compliant were approximately $1,800. The estimated costs yet to be incurred are approximately $2,000. The current assessment does not include costs related to software and hardware replaced in the normal course of busi-ness other than replacements accelerated due to the Year 2000 issue.

While the Company does not currently foresee any material problems, there can be no assurance that the Company and its material suppliers and customers will be Year 2000 compliant by January 1, 2000 and that any such non-compliance will not have a material adverse effect on the Company.

The Company is in the process of developing contingency plans in the event that any unresolved issues are identified.

13. Formation of the Company

The Company was formed on February 26, 1997 with authorized capital of 50,000 shares of Common Stock and 250,000 shares of Series Preferred Stock (see Note
7). The Company was formally capitalized in March, 1997 through a series of transactions with related entities as follows: 1) issued 5,000 shares of its Common Stock to Purico in exchange for 500 shares of Melham, Inc. common stock (constituting 100% of the capital stock of Melham, Inc.); 2) issued 31,000 shares of its Common Stock and 36,000 shares of Series A Preferred Stock to Purico for $6,700; 3) issued 4,000 shares of its Common Stock, 4,000 shares of its Series A Preferred Stock and a $1,200 11% promissory note to Mack's presi-dent in exchange for Mack common stock (the Company subsequently contributed the Mack common stock to Melham, Inc.); and

                             Melham Holdings, Inc.

                 (dollars in thousands, except per share data)

4) issued to Melham, U.S., Inc. (an affiliated company) for $10,800 cash a $10,800 11% promissory note and warrants to purchase 5,000 shares of Common Stock of the Company at $100 per share. Prior to the exchange of common stock between the Company and Purico, Melham, Inc. declared and paid to Purico a div-idend on its common stock totaling $35,500.

In 1997, Mack completed a recapitalization which resulted in changes in its ownership and capital structure (the "Recapitalization"). Through a series of transactions, Mack: (1) redeemed and retired all of the outstanding shares of its Series A Preferred Stock ($760, which excludes the amount paid to Melham, Inc.); (2) redeemed and retired all of the outstanding shares of its Common Stock, except the shares owned by Melham, Inc. and a portion of the shares held by the Company's president ($18,087); (3) effected the exchange of the presi-dent's Common Stock for Common Stock of the new indirect parent company (Melham Holdings, Inc.); (4) purchased all outstanding stock options ($4,018) and set-tled all stock appreciation rights ($2,200).

An unrelated investor purchased for $25,000, 15% of Mack's common stock, Mack's $25,000 subordinated debenture, and warrants to purchase 3% of Mack's common stock. Mack also issued to Melham, Inc. shares of Mack cumulative senior and junior preferred stock. As a result of these transactions, the Company in-creased its ownership of Mack from 55% to 85% at a cost of $19,923, represent-ing the net amount paid to buy-out a 30% interest owned by minority stockhold-ers, which was accounted for under the purchase method of accounting. The total amount was allocated $5,400 (before deferred income taxes of $2,160), to reduce the recorded amount of postretirement benefits (Note 9) and the remainder to goodwill (Note 2).

Mack completed the financing for the Recapitalization by replacing its existing bank credit facility with a new $65,000 arrangement (the "Credit Facility"), consisting of a revolving credit agreement (the "Revolver") and $42,000 in term loans (the "Term Loans").

14. Subsequent Event

On April 1, 1999, the stockholders of Melham Holdings, Inc. sold all of the Company's Capital Stock owned by them to Cadmus Communications, Inc. Coincident with the sale, the Company stockholders purchased all of the capital stock of VPI owned by the Company. The Company also paid-off all long-term debt and pur-chased all common stock of Mack owned by the minority stockholders of Mack.

                                    [LOGO]



                       CADMUS COMMUNICATIONS CORPORATION

                                   OFFER FOR
           ALL OUTSTANDING 9 3/4% SENIOR SUBORDINATED NOTES DUE 2009
                                IN EXCHANGE FOR
            REGISTERED 9 3/4% SENIOR SUBORDINATED NOTES DUE 2009


                              __________________

                                  PROSPECTUS

                              __________________

                               JULY______, 1999

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers

As permitted by Virginia law, the Restated Articles of Incorporation of the Registrant eliminate the liability of officers and directors to the Registrant or its shareholders for monetary damages except for liabilities resulting from such persons having engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law. The Amended and Restated Articles of Incorporation of the Registrant eliminate director and officer liability to the Company or its shareholders to the fullest extent permitted under Virginia corporate law, as now or hereafter in effect. Virginia corporate law permits, and the Restated Articles of Incorporation require, indemnification of the Registrant's directors against all liabilities imposed or asserted against them by reason of having been a director of the Registrant (including derivative actions), except in the case of willful misconduct or a knowing violation of the criminal law. The Restated Articles of Incorporation also permit the Registrant to indemnify officers, employees or agents of the Registrant to the same extent as is mandated for directors. The Restated Articles of Incorporation require indemnification of directors, and permit indemnification of officers, to the fullest extent permitted under Virginia corporate law, as now or hereafter in effect.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 21.  Exhibits and Financial Data Schedules

The following is a list of all the exhibits filed herewith or incorporated by reference as part of the Registration Statement.

Exhibit
Number                           Description
------                           -----------

3.1 Restated Articles of Incorporation of Cadmus Communications Corporation, as amended (incorporated herein by reference from Exhibit 3.1 of the Form 10-K for the fiscal year ended June 30, 1993).

3.2 Bylaws of Cadmus Communications Corporation, as amended (incorporated herein by reference from Exhibit 3.2 of the Form 10-Q for the quarterly period ended December 31, 1997).

4.1 Indenture dated as of June 1, 1999 among Cadmus Communications Corporation, as issuer, the Guarantors named therein and First Union National Bank, as trustee.

4.2  Form of Note (included in Exhibit 4.1).

5.1  Form of Opinion of Hunton & Williams as to the legality of the securities.


10.1 Cadmus 1984 Stock Option Plan (incorporated herein by reference from
     Exhibit 10.3 of the Form 10-K for the fiscal year ended June 30, 1985).

10.2 Cadmus Supplemental Executive Retirement Plan, as restated effective July 1, 1992 (incorporated herein by reference from Exhibit 10.2 of Form SE dated September 25, 1992).

10.3 Cadmus 1992 Non-Employee Director Stock Compensation Plan (incorporated herein by reference from Exhibit 10.5 of the Form SE dated September 25,
       1992).

10.4 Cadmus Executive Incentive Plan dated November 11, 1997 (incorporated herein by reference from Exhibit 10.1 of the Form 10-K for the fiscal year ended June 30, 1998).

10.5 Cadmus 1997 Non-Employee Director Stock Compensation Plan (incorporated herein by reference from Exhibit 10.5 of the Form 10-K for the fiscal year ended June 30, 1998).

10.6 Cadmus 1990 Long Term Stock Incentive Plan, as amended effective August 12, 1998 (incorporated herein by reference from Exhibit 10.6 of the Form 10-K for the fiscal year ended June 30, 1998).

10.7 Cadmus Deferred Compensation Plan, as amended through February 16, 1996 (incorporated herein by reference from Exhibit 10.7 of the Form 10-K for the fiscal year ended June 30, 1998).

10.8 Cadmus Non-Qualified Thrift Plan, as amended through March 26, 1997 (incorporated herein by reference from Exhibit 10.8 of the Form 10-K for the fiscal year ended June 30, 1998).

10.9 Employee Retention Agreement dated as of June 25, 1998, between Cadmus Communications Corporation and C. Stephenson Gillispie, Jr. (incorporated herein by reference from Exhibit 10.9 of the Form 10-K for the fiscal year ended June 30, 1998).

10.10 Employee Retention Agreement dated as of June 25, 1998, between Cadmus Communications Corporation and David E. Bosher (incorporated herein by reference from Exhibit 10.10 of the Form 10-K for the fiscal year ended June 30, 1998).

10.11 Employee Retention Agreement dated as of June 25, 1998, between Cadmus Communications Corporation and Bruce V. Thomas (incorporated herein by reference from Exhibit 10.11 of the Form 10-K for the fiscal year ended June 30, 1998).

10.12 Employee Retention Agreement dated as of June 25, 1998, between Cadmus Communications Corporation and John H. Phillips (incorporated herein by reference from Exhibit 10.12 of the Form 10-K for the fiscal year ended June 30, 1998).

10.13 Employee Retention Agreement dated as of June 25, 1998, between Cadmus Communications Corporation and Edward B. Fernstrom (incorporated herein by reference from Exhibit 10.13 of the Form 10-K for the fiscal year ended June 30, 1998).

10.14 Employee Retention Agreement dated as of June 25, 1998, between Cadmus Communications Corporation and Steven R. Isaac (incorporated herein by reference from Exhibit 10.14 of the Form 10-K for the fiscal year ended June 30, 1998).

10.15 Employee Retention Agreement dated as of June 25, 1998, between Cadmus Communications Corporation and David G. Wilson, Jr. (incorporated herein by reference from Exhibit 10.15 of the Form 10-K for the fiscal year ended June 30, 1998).

10.16 Employee Retention Agreement dated as of August 11, 1998, between Cadmus Communications Corporation and Joseph J. Ward (incorporated herein by reference from Exhibit 10.16 of the Form 10-K for the fiscal year ended June 30, 1998).

10.17 Asset Purchase Agreement dated February 20, 1999, by and among Washburn Graphics, Inc., Washburn of New York, Inc., Cadmus Communications Corporation, and R. R. Donnelley & Sons Company (incorporated herein by reference from Exhibit 2 of the Current Report on Form 8-K dated March 1,
       1999).*

10.18 $200,000,000 Credit Agreement dated as of April 1, 1999 among Cadmus Communications Corporation, the Banks listed therein, NationsBank, N.A., as Documentation Agent, First Union National Bank, as Syndication Agent and Wachovia Bank, N.A, as Agent (incorporated herein by reference from Exhibit 10.1 of the Form 10-Q for the quarterly period ended March 31,
       1999).

10.19 Stock Purchase Agreement dated April 1, 1999, by and among Cadmus Communications Corporation, Melham U.S. Inc., Purico (IOM) Limited, and Paul F. Mack (incorporated herein by reference from Exhibit 2.2 of the Current Report on Form 8-K dated April 1, 1999).*

10.20 Registration Rights Agreement dated as of June 1, 1999 by and among Cadmus Communications Corporation, as Issuer, the Guarantors listed therein, and J.P. Morgan Securities Inc. and First Union Capital Markets Corp., as Initial Purchasers.

11.1   Statement regarding computation of per share earnings.

12.1   Statements regarding computation of ratios.

18.1 Letter re change in accounting principles (incorporated herein by reference from Exhibit 18 of the Form 10-K for the fiscal year ended June 30, 1998).

21.1   Subsidiaries of the Registrant.

23.1   Consent of Arthur Andersen LLP.

23.2   Consent of Ernst & Young LLP.

23.3   Consent of Hunton & Williams (included in Exhibit 5.1).

24.1 Powers of Attorney (included on signature page to this Registration Statement)

25.1   Statement of Eligibility of Trustee.

99.1   Letter of Transmittal, with respect to the Old Notes and Exchange Notes.

99.2 Notice of Guaranteed Delivery, with respect to the Old Notes and Exchange Notes.

_________________
       * The schedules and exhibits to this Agreement are omitted in accordance with the instructions to Item 601 (b) (2) of Regulation S-K. A listing of such schedules and exhibits is found in the Agreement and Cadmus hereby undertakes to supply the Securities and Exchange Commission supplementally with a copy of any such exhibits upon request (incorporated herein by reference from Exhibit 2.2 of the Current Report on Form 8-K dated April 1, 1999).

99.3 Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant from Beneficial Owner.

Item 22.  Undertakings

(a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(c) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (b) immediately preceding, or (ii) that purports to meet the requirements of Sections 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)    The undersigned Registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(f) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                            SIGNATURE OF REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, Commonwealth of Virginia, on July 14, 1999.

                              CADMUS COMMUNICATIONS CORPORATION
                              (Registrant)



                              By: /s/ C. Stephenson Gillispie, Jr.
                                 --------------------------------
                              C. Stephenson Gillispie, Jr.
                              Chairman, President and
                              Chief Executive Officer
                              (Principal Executive Officer)


                               POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacity indicated on July 14, 1999. Each of the undersigned officers and directors of the registrant hereby constitutes C. Stephenson Gillispie, Jr., Bruce V. Thomas and David E. Bosher, any of whom may act, his true and lawful attorneys-in-fact with full power to sign for him and in his name in the capacities indicated below and to file any and all amendments to the registration statement filed herewith, making such changes in the registration statement as the registrant deems appropriate, and generally to do all such things in his name and behalf in his capacity as an officer and director to enable the registrant to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission.

          Signature                                         Title
          ---------                                         -----


     /s/ C. Stephenson Gillispie, Jr.             Chairman, President, Chief
--------------------------------------
C. Stephenson Gillispie, Jr.                      Executive Officer and Director
                                                  (Principal Executive Officer)


     /s/ Bruce V. Thomas                          Senior Vice President and
--------------------------------------
Bruce V. Thomas                                   Chief Financial Officer
                                                  (Principal Financial Officer)


     /s/ David E. Bosher                          Vice President and Treasurer
--------------------------------------
David E. Bosher                                   (Principal Accounting Officer)


     /s/ Frank Daniels III                                  Director
--------------------------------------
Frank Daniels III

     /s/ G. Waddy Garrett                         Director
--------------------------------------
G. Waddy Garrett


______________________________________            Director
Jeanne M. Liedtka


     /s/ John D. Munford, II                      Director
--------------------------------------
John D. Munford, II


     /s/ Nathu R. Puri                            Director
--------------------------------------
Nathu R. Puri


     /s/ John C. Purnell, Jr.                     Director
--------------------------------------
John C. Purnell, Jr.


______________________________________            Director
Jerry I. Reitman


     /s/ Russell M. Robinson, II                  Director
--------------------------------------
Russell M. Robinson, II


     /s/ John W. Rosenblum                        Director
--------------------------------------
John W. Rosenblum


     /s/ Wallace Stettinius                       Director
--------------------------------------
Wallace Stettinius


     /s/ Bruce A. Walker                          Director
--------------------------------------
Bruce A. Walker


     /s/ David G. Wilson, Jr.                     Director
--------------------------------------
David G. Wilson, Jr.

                                 EXHIBIT INDEX

Exhibit
Number                               Description
------                               -----------

3.1 Restated Articles of Incorporation of Cadmus Communications Corporation, as amended (incorporated herein by reference from Exhibit 3.1 of the Form 10-K for the fiscal year ended June 30, 1993).

3.2 Bylaws of Cadmus Communications Corporation, as amended (incorporated herein by reference from Exhibit 3.2 of the Form 10-Q for the quarterly period ended December 31, 1997).

4.1 Indenture dated as of June 1, 1999 among Cadmus Communications Corporation, as issuer, the Guarantors named therein and First Union National Bank, as trustee.

4.2   Form of Note (included in Exhibit 4.1).

5.1   Form of Opinion of Hunton & Williams as to the legality of the securities.

10.1  Cadmus 1984 Stock Option Plan (incorporated herein by reference from
      Exhibit 10.3 of the Form 10-K for the fiscal year ended June 30, 1985).

10.2 Cadmus Supplemental Executive Retirement Plan, as restated effective July 1, 1992 (incorporated herein by reference from Exhibit 10.2 of Form SE dated September 25, 1992).

10.3 Cadmus 1992 Non-Employee Director Stock Compensation Plan (incorporated herein by reference from Exhibit 10.5 of the Form SE dated September 25,
      1992).

10.4 Cadmus Executive Incentive Plan dated November 11, 1997 (incorporated herein by reference from Exhibit 10.1 of the Form 10-K for the fiscal year ended June 30, 1998).

10.5 Cadmus 1997 Non-Employee Director Stock Compensation Plan (incorporated herein by reference from Exhibit 10.5 of the Form 10-K for the fiscal year ended June 30, 1998).

10.6 Cadmus 1990 Long Term Stock Incentive Plan, as amended effective August 12, 1998 (incorporated herein by reference from Exhibit 10.6 of the Form 10-K for the fiscal year ended June 30, 1998).

10.7 Cadmus Deferred Compensation Plan, as amended through February 16, 1996 (incorporated herein by reference from Exhibit 10.7 of the Form 10-K for the fiscal year ended June 30, 1998).

10.8 Cadmus Non-Qualified Thrift Plan, as amended through March 26, 1997 (incorporated herein by reference from Exhibit 10.8 of the Form 10-K for the fiscal year ended June 30, 1998).

10.9 Employee Retention Agreement dated as of June 25, 1998, between Cadmus Communications Corporation and C. Stephenson Gillispie, Jr. (incorporated herein by reference from Exhibit 10.9 of the Form 10-K for the fiscal year ended June 30, 1998).

10.10 Employee Retention Agreement dated as of June 25, 1998, between Cadmus Communications Corporation and David E. Bosher (incorporated herein by reference from Exhibit 10.10 of the Form 10-K for the fiscal year ended June 30, 1998).

10.11 Employee Retention Agreement dated as of June 25, 1998, between Cadmus Communications Corporation and Bruce V. Thomas (incorporated herein by reference from Exhibit 10.11 of the Form 10-K for the fiscal year ended June 30, 1998).

10.12 Employee Retention Agreement dated as of June 25, 1998, between Cadmus Communications Corporation and John H. Phillips (incorporated herein by reference from Exhibit 10.12 of the Form 10-K for the fiscal year ended June 30, 1998).

10.13 Employee Retention Agreement dated as of June 25, 1998, between Cadmus Communications Corporation and Edward B. Fernstrom (incorporated herein by reference from Exhibit 10.13 of the Form 10-K for the fiscal year ended June 30, 1998).

10.14 Employee Retention Agreement dated as of June 25, 1998, between Cadmus Communications Corporation and Steven R. Isaac (incorporated herein by reference from Exhibit 10.14 of the Form 10-K for the fiscal year ended June 30, 1998).

10.15 Employee Retention Agreement dated as of June 25, 1998, between Cadmus Communications Corporation and David G. Wilson, Jr. (incorporated herein by reference from Exhibit 10.15 of the Form 10-K for the fiscal year ended June 30, 1998).

10.16 Employee Retention Agreement dated as of August 11, 1998, between Cadmus Communications Corporation and Joseph J. Ward (incorporated herein by reference from Exhibit 10.16 of the Form 10-K for the fiscal year ended June 30, 1998).

10.17 Asset Purchase Agreement dated February 20, 1999, by and among Washburn Graphics, Inc., Washburn of New York, Inc., Cadmus Communications Corporation, and R. R. Donnelley & Sons Company (incorporated herein by reference from Exhibit 2 of the Current Report on Form 8-K dated March 1,
      1999).*

10.18 $200,000,000 Credit Agreement dated as of April 1, 1999 among Cadmus Communications Corporation, the Banks listed therein, NationsBank, N.A., as Documentation Agent, First Union National Bank, as Syndication Agent and Wachovia Bank, N.A, as Agent (incorporated herein by reference from Exhibit 10.1 of the Form 10-Q for the quarterly period ended March 31,
      1999).

10.19 Stock Purchase Agreement dated April 1, 1999, by and among Cadmus Communications Corporation, Melham U.S. Inc., Purico (IOM) Limited, and Paul F. Mack (incorporated herein by reference from Exhibit 2.2 of the Current Report on Form 8-K dated April 1, 1999).*

________________________
          * The schedules and exhibits to this Agreement are omitted in accordance with the instructions to Item 601 (b) (2) of Regulation S-K. A listing of such schedules and exhibits is found in the Agreement and Cadmus hereby undertakes to supply the Securities and Exchange Commission supplementally with a copy of any such exhibits upon request (incorporated herein by reference from Exhibit 2.2 of the Current Report on Form 8-K dated April 1, 1999).

10.20 Registration Rights Agreement dated as of June 1, 1999 by and among Cadmus Communications Corporation, as Issuer, the Guarantors listed therein, and J.P. Morgan Securities Inc. and First Union Capital Markets Corp., as Initial Purchasers.

11.1  Statement regarding computation of per share earnings.

12.1  Statements regarding computation of ratios.

18.1 Letter re change in accounting principles (incorporated herein by reference from Exhibit 18 of the Form 10-K for the fiscal year ended June 30, 1998).

21.1  Subsidiaries of the Registrant.

23.1  Consent of Arthur Andersen LLP.

23.2  Consent of Ernst & Young LLP.

23.3  Consent of Hunton & Williams (included in Exhibit 5.1)

24.1 Powers of Attorney (included on signature page to this Registration Statement)

25.1  Statement of Eligibility of Trustee.

99.1  Letter of Transmittal, with respect to the Old Notes and Exchange Notes.

99.2 Notice of Guaranteed Delivery, with respect to the Old Notes and Exchange Notes.

99.3 Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant from Beneficial Owner.